     As filed with the Securities and Exchange Commission on May 20, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                --------------

                              Note Exchange Offer
                                      on
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                         TVN ENTERTAINMENT CORPORATION
            (Exact name of Registrant as specified in its charter)

                                --------------

     Delaware                                 4841                       95-4138203
(State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)      Classification Code Number)    Identification Number)


                    2901 West Alameda Avenue, Seventh Floor
                           Burbank, California 91505
                                (818) 526-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                Stuart Z. Levin
                            Chief Executive Officer
                         TVN Entertainment Corporation
                    2901 West Alameda Avenue, Seventh Floor
                           Burbank, California 91505
                                (818) 526-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:
                             Robert P. Latta, Esq.
                             Roger E. George, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (650) 493-9300

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                --------------

   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G. check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
 Title of Each Class of                    Proposed Maximum  Proposed Maximum
    Securities to be       Amount to be     Offering price       Aggregate         Amount of
       Registered           Registered        Per Unit(1)    Offering Price(1) Registration Fee
-----------------------------------------------------------------------------------------------
14% Senior Notes due
 2008..................    $200,000,000           60%          $120,000,000         $33,360
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                   Subject to Completion, Dated May 20, 1999

                                                          STRICTLY CONFIDENTIAL

                                      TVN
                           ENTERTAINMENT CORPORATION

                               Offer to Exchange

              14% SENIOR NOTES DUE 2008, SERIES A (UNREGISTERED)

             FOR 14% SENIOR NOTES DUE 2008, SERIES B (REGISTERED)

      THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME ON [JULY 29], 1999, UNLESS EXTENDED.

                               ----------------

MATERIAL TERMS OF THE EXCHANGE OFFER

 . Expires at 5:00 p.m., New York City time, on [July 29,] 1999, unless extended.

 . The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

 . All unregistered notes that are validly tendered and not validly withdrawn will be exchanged.

 . Tenders of unregistered notes may be withdrawn at any time prior to the expiration of the exchange offer.

 . The terms of the registered notes to be issued in the exchange offer are substantially identical to the unregistered notes that we issued on July 29, 1998, except for certain transfer restrictions, registration rights and additional interest.

 . We will not receive any proceeds from the exchange offer.

 . If you fail to tender your unregistered notes while the exchange offer is open, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

                               ----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus is                    , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Special Note Regarding Forward-Looking Statements........................   i
Summary..................................................................   1
Summary Consolidated Financial Data......................................  11
Risk Factors.............................................................  13
Use of Proceeds..........................................................  28
Dividend Policy..........................................................  29
Capitalization...........................................................  29
Selected Historical Financial Data.......................................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32
Business.................................................................  41
Management...............................................................  56
Certain Transactions and Related Party Transactions......................  63

                                                                            Page
                                                                            ----
Principal Stockholders.....................................................  66
Description of Certain Indebtedness........................................  67
The Exchange Offer.........................................................  68
Description of the Old Notes...............................................  76
Description of the New Notes............................................... 106
Form of New Notes.......................................................... 106
Description of Capital Stock............................................... 107
Certain United States Federal Income Tax Considerations.................... 112
Plan of Distribution....................................................... 117
Legal Matters.............................................................. 117
Experts.................................................................... 117
Additional Information..................................................... 118
Index to Financial Statements.............................................. F-1

                               ----------------
   We are a Delaware corporation. Our principal executive offices are located at 2901 West Alameda Avenue, Seventh Floor, Burbank, California 91505, and our telephone number is (818) 526-5000. In this prospectus, "TVN," "we," "us," and "our" refer to TVN Entertainment Corporation, unless the context otherwise requires.

   You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                               ----------------
   TVN(R), TVN Digital Cable Television, TVN DCTV, TVN Digital Entertainment, TVN Marquee Mix, DCTV and variations using one or the other of these names are trademarks of and are used by TVN Entertainment Corporation. This prospectus also makes reference to trade names and trademarks of other companies.

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" beginning on page 13, carefully.

TVN Entertainment Corporation

   Our company provides the only fully interoperable, turnkey, end-to-end digital solution that enables virtually any cable system to deliver a wide variety of new digital television programming and services to subscribers over existing cable infrastructure. In response to increasing consumer demand for additional entertainment programming and services, the cable industry has begun a large scale conversion from analog to digital transmission, facilitated by recent advances in digital compression and encryption technology. In late 1997, we launched TVN Digital Cable Television, also known as our DCTV Service. This "one-stop" digital cable solution combines a digital delivery system with programming content and support services to enable cable operators to expand the channel capacity of their existing bandwidth and generate new sources of revenue without the need to rewire or significantly upgrade their existing analog cable systems.

The TVN Digital Solution

   Our digital solution offers two types of service: (i) DCTV Service targeted at smaller and medium size cable systems and (ii) PPV Feeds Service targeted at larger cable systems.

 DCTV Service

   Our turnkey solution combines a digital delivery system with programming content and support services to enable cable operators to expand the channel capacity of their existing bandwidth and generate new sources of revenue without undertaking a substantial and expensive upgrade of their cable plant. DCTV Service can expand the number of video channels delivered by a typical smaller cable system from 60 analog video channels to over 100 combined digital and analog channels for digital subscribers. Many operators also gain the ability to remotely address set-top boxes for the first time.

   We believe our turnkey solution provides an attractive offering for cable subscribers. The incremental price to the subscriber for DCTV Service is determined by the cable operator and is generally $10.99 per month. Pay-per-view, or PPV, movies typically cost $3.99 each and PPV events are priced individually. A typical DCTV Service digital tier includes:

  . 32 digital channels of near-video-on-demand, or NVOD, movies and PPV events;

  . a channel showing previews of currently offered films and coming attractions;

  . adult programming;

  . 40 CD quality digital music channels from DMX;

  . the TV Guide interactive on-screen program guide which displays comprehensive program listings (including each system's analog channels and local broadcasts) and provides parental control;

  . new digital basic and/or multiplexed premium channels;

  . additional information, data and text services; and

  . continued access to the system's analog cable and local channels.

   We believe our turnkey solution is particularly attractive to smaller and medium size cable systems, including smaller, non-clustered systems of multi-system operators, or MSOs, which may lack the scale, funding, technical or administrative resources to economically implement a digital tier on their own. Turnkey support services provided for the cable operator include:

  . automated ordering and authorization;

  . customer service and billing;

  . engineering and marketing support;

  . studio licensing and fee administration; and

  . the installation of digital head-end equipment.

   The typical $10.99 monthly fee charged by the cable operator to subscribers for the digital tier of programming generally more than covers the monthly DCTV Service fee paid to us by the cable operator and the amortized cost of the digital set-top box. PPV revenues generated from our NVOD movies and PPV events are shared by us and the cable operator based on a percentage of the PPV revenue. We believe that cable operators can achieve a meaningful increase in revenue and earn an attractive return on investment by providing DCTV Service.

 PPV Feeds Service

   Our PPV Feeds Service transmits to cable systems the same digital NVOD movies and PPV events included in DCTV Service. PPV Feeds Service allows cable systems to receive content from a single source of distribution and avoid the significant capital investment otherwise required for automated playback, storage, scheduling and delivery of PPV programming. Cable operators receiving PPV Feeds Service also benefit from our expertise in selecting and scheduling PPV programming to maximize buy rates, based on our experience in delivering PPV movies and events to the C-Band HSD market since 1991. We receive from the cable operator a percentage of the revenue generated by cable subscribers' purchases of TVN PPV movies and events. Our PPV Feeds Service is a highly attractive opportunity because it generates recurring revenue and cash flow at little incremental cost.

   In addition, we also transmit three digital channels of PPV hit movies and events that cable operators can receive in digital format at the system head-end and then convert to analog format for delivery to their addressable subscribers, known as our Marquee Mix Service. This service provides a replacement for the PPV programming offered by Request Television, which ceased operations on June 30, 1998. This service also preserves analog channels for PPV that can be used in the future by cable operators to implement DCTV Service or PPV Feeds Service. For Marquee Mix Service, we receive from the cable operator a percentage of the revenue generated by cable subscribers' purchases of TVN PPV movies and events.

 Recent Cable Operator Affiliations

   Following the completion of comprehensive operational testing and marketing trials in late 1997, we formally launched our digital cable programming and services. As of May 15, 1999, we have entered into agreements with or have received commitments from 63 cable operators for DCTV Service, 5 cable operators for PPV Feeds Service and 17 cable operators for Marquee Mix Service, as listed below. In addition, we are in active negotiations with cable operators whose systems serve 650,000 subscribers, approximately 365,000 for DCTV Service, and approximately 285,000 for PPV Feeds Service.

                               THE EXCHANGE OFFER

   On July 29, 1998, we issued in a private placement $200 million in aggregate principal amount of our 14% Senior Notes due 2008 (the "Old Notes"). We entered into a registration rights agreement with the initial purchaser (the "Initial Purchaser") of the Old Notes in which we agreed to deliver to you this prospectus and to complete an offer to exchange the Old Notes for registered notes on or prior to July 29, 1999. Completing this exchange offer (the "Exchange Offer") will satisfy our obligations under the registration right agreement. We are offering to exchange your Old Notes in the Exchange Offer for registered notes with substantially identical terms (the "New Notes"). We believe that the New Notes may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, subject to certain limited conditions. You should read the discussion under the headings "The Exchange Offer" and "Description of the New Notes" for further information regarding the New Notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

   The Exchange Offer relates to the exchange of up to $200 million aggregate principal amount of Old Notes for an equal aggregate principal amount of registered notes. On July 29, 1998, we issued and sold $200 million in aggregate principal amount of the Old Notes in a private placement. The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes, except that the New Notes will have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. We issued the Old Notes under an indenture which grants you certain rights (the "Indenture"). The New Notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the Old Notes. See "Description of the New Notes." References to the "Notes" apply to both the Old Notes and New Notes.

 Registration Rights Agreement....  You are entitled under the Registration
                                    Rights Agreement to exchange your
                                    unregistered notes for registered notes
                                    with substantially identical terms. We are
                                    offering to exchange your unregistered Old
                                    Notes for registered New Notes with
                                    substantially the same terms in the
                                    Exchange Offer. The Exchange Offer is
                                    intended to satisfy our obligations under
                                    the registration rights agreement. After
                                    the Exchange Offer is completed, you will
                                    no longer be entitled to any exchange or
                                    registration rights with respect to your
                                    Old Notes.

                                    The Registration Rights Agreement requires us to file a registration statement for a continuous offering in accordance with Rule
                                    415 under the Securities Act for your
                                    benefit if you would not receive freely
                                    tradeable registered notes in the Exchange
                                    Offer or you are ineligible to participate in the Exchange Offer and indicate that you wish to have your Old Notes registered under the Securities Act. See "The Exchange
                                    Offer--Procedures For Tendering."

 The Exchange Offer...............  We are offering to exchange $1,000 principal amount of New Notes, our Series B
                                    14% Senior Notes due 2008 which have been
                                    registered under the Securities Act for
                                    each $1,000 principal amount of Old Notes,
                                    our 14% Senior Notes due 2008 which were
                                    issued on July 29, 1998 in a private
                                    placement. In order to be exchanged, an Old
                                    Note must be properly tendered and
                                    accepted. All Old Notes that are validly
                                    tendered and not validly withdrawn will be
                                    exchanged for New Notes.

                                    As of this date, there are $200 million
                                    aggregate principal amount of Old Notes
                                    outstanding.

                                    We will issue the New Notes promptly after the expiration of the Exchange Offer.

 Resales of the Registered Notes..  We believe that the New Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                                    (1) The New Notes to be acquired by you in
                                        the Exchange Offer are acquired by you
                                        in the ordinary course of your
                                        business;

                                    (2) you are not engaging in and do not
                                        intend to engage in a distribution of
                                        the New Notes;

                                    (3) you do not have an arrangement or
                                        understanding with any person to
                                        participate in the distribution of the
                                        registered notes; and

                                    (4) you are not an "affiliate" of ours, as
                                        that term is defined in Rule 405 under
                                        the Securities Act.

                                    If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any New Note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                    Each broker-dealer that receives New Notes in the Exchange Offer for its own account in exchange for Old Notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

 Expiration Date..................  The Exchange Offer will expire at 5:00
                                    p.m., New York City time, on [July 29],
                                    1999, unless we decide to extend the
                                    Exchange Offer. We do not intend to extend
                                    the Exchange Offer, although we reserve the
                                    right to do so.

 Conditions to the Exchange
  Offer...........................  The only conditions to completing the
                                    Exchange Offer are that the Exchange Offer
                                    not violate applicable law or any
                                    applicable interpretation of the staff of
                                    the Securities and Exchange Commission and
                                    no injunction, order or decree has been
                                    issued which would prohibit, prevent or
                                    materially impair our ability to proceed
                                    with the Exchange Offer. See "The Exchange
                                    Offer--Conditions."

 Procedures for Tendering Old
  Notes Held in the Form of Book-
  Entry Interests.................  The Old Notes were issued as global securities in fully registered form without
                                    coupons. Beneficial interests in the Old
                                    Notes which are held by direct or indirect
                                    participants in The Depository Trust
                                    Company ("DTC") through certificateless
                                    depositary interests are shown on, and
                                    transfers of the notes can be made only
                                    through, records maintained in book-entry
                                    form by DTC with respect to its
                                    participants.

                                    If you are a holder of an Old Note held in the form of a book-entry interest and you wish to tender your Old Note for exchange pursuant to the Exchange Offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the Exchange Offer, either:

                                    . a written or facsimile copy of a properly
                                      completed and executed letter of
                                      transmittal and all other required
                                      documents to the address set forth on the cover page of the letter of transmittal;
                                      or

                                    . a computer-generated message transmitted
                                      by means of DTC's Automated Tender Offer
                                      Program system and forming a part of a
                                      confirmation of book-entry transfer of
                                      which you acknowledge and agree to be
                                      bound by the terms of the letter of
                                      transmittal.

                                    The exchange agent must also receive on or prior to the expiration of the Exchange
                                    Offer either:

                                    . a timely confirmation of book-entry
                                      transfer of your Old Notes into the
                                      exchange agent's account at DTC, in
                                      accordance with the procedure for book-
                                      entry transfers described in this
                                      prospectus under the heading "The
                                      Exchange Offer--Book-entry Transfer;" or

                                    . the documents necessary for compliance
                                      with the guaranteed delivery procedures
                                      described below.

                                    A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated
                                    Tender Offer Program system, you will
                                    represent to us that, among other things:

                                    (1) the New Notes to be acquired by you in
                                        the Exchange Offer are being acquired
                                        in the ordinary course of your
                                        business;

                                    (2) you are not engaging in and do not
                                        intend to engage in a distribution of
                                        the New Notes;

                                    (3) you do not have an arrangement or
                                        understanding with any person to
                                        participate in the distribution of the
                                        New Notes; and

                                    (4) you are not an "affiliate" of ours, as
                                        that term is defined in Rule 405 under
                                        the Securities Act.


 Procedures for Tendering
  Certificated Old Notes..........  If you are a holder of book-entry interests in the Old Notes, you are entitled to
                                    receive, in limited circumstances, in
                                    exchange for your book-entry interests,
                                    certificated New Notes which are in equal
                                    principal amounts to your book-entry
                                    interests. See "Description of the New
                                    Notes--Form of New Notes." No certificated
                                    Old Notes are issued and outstanding as of
                                    the date of this prospectus. If you acquire
                                    certificated Old Notes prior to the
                                    expiration of the Exchange Offer, you must
                                    tender your certificated Old Notes in
                                    accordance with the procedures described in
                                    this prospectus under the heading "The
                                    Exchange Offer--Procedures for Tendering--
                                    Certificated Old Notes."


 Special Procedures for Beneficial
  Owner...........................  If you are the beneficial owner of Old
                                    Notes and they are registered in the name
                                    of a broker, dealer, commercial bank, trust
                                    company or other nominee, and you wish to
                                    tender your Old Notes, you should promptly
                                    contact the person in whose name your Old
                                    Notes are registered and instruct that
                                    person to tender on your behalf. If you
                                    wish to tender on your own behalf, you
                                    must, prior to completing and executing the
                                    letter of transmittal and delivering your
                                    Old Notes, either make appropriate
                                    arrangements to register ownership of the
                                    Old Notes in your name or obtain a properly
                                    completed bond power from the person in
                                    whose name your Old Notes are registered.
                                    The transfer of registered ownership may
                                    take considerable time. See "The Exchange
                                    Offer--Procedures for Tendering--Procedures
                                    Applicable to All Holders."

 Guaranteed Delivery Procedures...  If you wish to tender your Old Notes and:

                                    (1) they are not immediately available;

                                    (2) time will not permit your Old Notes or
                                        other required documents to reach the
                                        exchange agent before the expiration of
                                        the Exchange Offer; or

                                    (3) you cannot complete the procedure for
                                        book-entry transfer on a timely basis;

                                    you may tender your Old Notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering--Guaranteed Delivery
                                    Procedures."

 Acceptance of Old Notes and
  Delivery of Registered Notes....  Except under the circumstances described above under "Conditions to the Exchange
                                    Offer," we will accept for exchange any and
                                    all Old Notes which are properly tendered
                                    in the Exchange Offer prior to 5:00 p.m.,
                                    New York City time, on the expiration date.
                                    The New Notes to be issued to you in the
                                    Exchange Offer will be delivered promptly
                                    following the expiration date. See "The
                                    Exchange Offer--Terms of the Exchange
                                    Offer."


 Withdrawal.......................  You may withdraw the tender of your Old
                                    Notes at any time prior to 5:00 p.m., New
                                    York City time, on the expiration date. We
                                    will return to you any Old Notes not
                                    accepted for exchange for any reason
                                    without expense to you as promptly as we
                                    can after the expiration or termination of
                                    the Exchange Offer.

 Exchange Agent...................  The Bank of New York is serving as the exchange agent in connection with the
                                    Exchange Offer.

 Consequences of Failure to
  Exchange........................  If you do not participate in the Exchange
                                    Offer, upon completion of the Exchange
                                    Offer, the liquidity of the market for your
                                    Old Notes could be adversely affected. If
                                    the liquidity of the market for your Old
                                    Notes is adversely affected, you may be
                                    unable to sell or transfer your Old Notes
                                    and the value of your Old Notes may
                                    decline. See "Risk Factors--Consequences of
                                    Failure to Exchange Your Old Notes for New
                                    Notes."

 Federal Income Tax Consequences..  The exchange of the Old Notes will not be a taxable event for federal income tax
                                    purposes. See "Certain United States
                                    Federal Income Tax Considerations."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

 The New Notes....................  $200 million principal amount of 14% Senior
                                    Notes due 2008, Series B.

 Maturity.........................  August 1, 2008.

 Interest.........................  The New Notes will pay interest in cash at the rate of 14% per annum, payable on
                                    February 1 and August 1 of each year,
                                    commencing February 1, 2000.

 Security.........................  We have purchased and pledged to The Bank of New York, as trustee (the "Trustee")
                                    under the Indenture governing the Old
                                    Notes, as security for your benefit of the
                                    holders of the Notes, a portfolio of U.S.
                                    government securities (the "Pledged
                                    Securities") in an amount expected to be
                                    sufficient to provide for payment in full
                                    of the first six scheduled interest
                                    payments on the Notes. A portion of the
                                    Pledged Securities will have been used to
                                    make the first two interest payments on the
                                    Old Notes. We believe that the remaining
                                    amount of the Pledged Securities will be
                                    sufficient to make the first four interest
                                    payments on the New Notes. Except for the
                                    Pledged Securities, the New Notes will be
                                    unsecured. See "Description of the Old
                                    Notes--Security."

 Optional Redemption..............  At our option, we may redeem any or all of
                                    New Notes, at any time on or after August
                                    1, 2003, for a redemption price initially
                                    equal to 108% of their principal amount,
                                    plus any accrued and unpaid interest. The
                                    redemption price will decrease by equal
                                    amounts each year to 100% of the principal
                                    amount of the Notes, plus any accrued and
                                    unpaid interest on and after August 1,
                                    2006.

                                    In addition, at any time prior to August 1, 2001, we may redeem New Notes representing up to 35% of the aggregate principal amount of the New Notes at 114% of the principal amount thereof on the date of redemption with the net proceeds of one or more Public
                                    Equity Offerings (as defined); provided

                                    -- that New Notes representing at least
                                       $130.0 million aggregate principal
                                       amount remain outstanding after each
                                       such redemption and

                                    -- notice of such redemption is mailed
                                       within 60 days after the consummation of the related Public Equity Offering.

                                    See "Description of the Old Notes--Optional
                                       Redemption."

 Change of Control................  Upon a Change of Control, you will have the right to require us to make an offer to
                                    repurchase the New Notes at a purchase
                                    price equal to 101% of their principal
                                    amount, plus any accrued and unpaid
                                    interest. There can be no assurance that we
                                    will have sufficient funds available at the
                                    time of any Change of Control to repurchase
                                    the Notes. We cannot otherwise redeem the
                                    Notes. See "Description of the New Notes--
                                    Repurchase of Notes upon a Change of
                                    Control."

 Ranking..........................  The New Notes will be our unsubordinated, unsecured (except to the extent described
                                    under "--Security" above) indebtedness,
                                    will rank equally in priority of payment
                                    with all of our other existing and future
                                    unsubordinated indebtedness and will be
                                    senior in right of payment to all of our
                                    future subordinated indebtedness. As of
                                    March 31, 1999, we had $298.2 million of
                                    indebtedness outstanding, including the
                                    Notes. The Notes will be effectively
                                    subordinated to all of our secured
                                    indebtedness and all of our subsidiaries'
                                    existing and future liabilities, including
                                    trade payables and subordinated debt. As of
                                    March 31, 1999, $92.7 million of our
                                    indebtedness was secured indebtedness. We
                                    and our subsidiaries may incur substantial
                                    additional indebtedness, including secured
                                    indebtedness, under the terms of the
                                    Indenture. See "Risk Factors--We are highly
                                    leveraged."

 Certain Covenants................  The Indenture contains certain covenants for your benefit as holders of the Notes
                                    which will, among other things, restrict
                                    our ability and the ability of our
                                    Restricted Subsidiaries (as defined
                                    herein):

                                    . to incur or guarantee additional
                                      indebtedness, create liens, or engage in sale-leaseback transactions;

                                    . to pay dividends or make distributions in
                                      respect of our capital stock, redeem
                                      capital stock, make investments or
                                      certain other restricted payments;

                                    . to sell assets;

                                    . to issue or sell stock of Restricted
                                      Subsidiaries;

                                    . to enter into transactions with
                                      stockholders or affiliates; or

                                    . to merge, consolidate, or dispose of
                                      substantially all of our assets.

                                    These covenant limitations are subject to significant qualifications and exceptions.
                                    See "Description of the Old Notes--
                                    Covenants."


 Form of New Notes................  The New Notes will be represented by one permanent global Note in definitive, fully
                                    registered form, to be deposited with The
                                    Bank of New York, as the Trustee (the
                                    "Trustee") under the Indenture, as
                                    custodian for, and registered in the name
                                    of, a nominee of DTC. Any New Notes sold in
                                    offshore transactions in reliance on
                                    Regulation S under the Securities Act will
                                    be represented by one permanent global Note
                                    in definitive, fully registered form
                                    deposited with the Trustee as custodian
                                    for, and registered in the name of, a
                                    nominee of DTC for the accounts of Morgan
                                    Guaranty Trust Company of New York,
                                    Brussels office, as operator of Euroclear
                                    and Cedel Bank. See "The Exchange Offer--
                                    Book-entry Transfers."

 Use of Proceeds..................  We will not receive any proceeds from the
                                    Exchange Offer.

                                  RISK FACTORS

   For a discussion of certain factors that should be considered by holders in evaluating the Exchange Offer. See "Risk Factors" beginning on page 13.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following Summary Consolidated Financial Data should be read in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The historical consolidated financial information does not reflect the significant changes in our financial results that will occur as a result of the late 1997 launch of our digital cable programming and services business. A substantial portion of our revenues to date have been generated by our C-Band HSD business. Our historical expenses have been generated by the C-Band HSD business but have also included substantial operating expenses, lease payments and capital investments to develop our digital cable programming and services business, which was launched in late 1997 and has generated only modest revenues to date.

                                          Year Ended March 31,
                               -----------------------------------------------
                                1995      1996      1997      1998      1999
                               -------  --------  --------  --------  --------
                                  (in thousands, except per share data)
Statement of Operations Data:
Revenue......................  $35,073  $ 33,001  $ 33,380  $ 30,545  $ 39,812
Operating expenses:
  Cost of revenue(1).........   29,300    28,767    18,812    20,426    31,775
  Selling....................    9,076     8,612     5,998     7,067    14,302
  General and
   administrative............    3,424     3,937     5,061     5,619     8,520
  Depreciation and
   amortization(1)...........      425     1,384    10,534    11,984    12,253
  Goodwill amortization......     (803)     (803)     (803)     (100)      199
                               -------  --------  --------  --------  --------
Total operating expenses.....   41,422    41,897    39,602    44,996    67,049
                               -------  --------  --------  --------  --------
Loss from operations.........   (6,349)   (8,896)   (6,222)  (14,451)  (27,237)
Interest expense.............    1,407     2,248    13,908    15,163    34,195
Interest income..............       (6)      (15)      (63)     (223)   (6,472)
Other (income) and expense...       25       (10)       54       471       (84)
                               -------  --------  --------  --------  --------
Loss before extraordinary
 gain........................   (7,775)  (11,119)  (20,121)  (29,862)  (54,876)
Extraordinary gain...........      --        --      2,454       --      1,113
                               -------  --------  --------  --------  --------
Net loss.....................  $(7,775) $(11,119) $(17,667) $(29,862) $(53,763)
                               =======  ========  ========  ========  ========
Other Data:
EBITDA(2)....................  $(6,728) $ (8,316) $  3,509  $ (2,567) $(14,785)
Capital expenditures(3)......      444       342       182       308     2,620
Ratio of earnings to fixed
 charges(4)..................      --        --        --        --        --

                                                                  March 31, 1999
                                                                  --------------
                                                                  (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................................   $  84,343
Restricted cash and investments..................................      67,121
Property and equipment, net......................................      84,997
Total assets.....................................................     254,725
Total debt:
  Senior Notes due 2008(5).......................................     186,798
  Notes payable(6)...............................................      15,666
  Capitalized leases.............................................      95,703
Series B redeemable preferred stock..............................      53,047
Total stockholders' deficit(5)...................................    (127,176)

--------
(1) Until February 1996, transponder costs were incurred pursuant to operating leases and were reported as cost of revenue. Since then, such lease agreements have met the criteria for capitalization and the related costs have been recognized as depreciation and interest expense.

(2) EBITDA consists of loss before extraordinary gain, depreciation, amortization, net interest expense and other (income) and expense. EBITDA is provided because it is a measure commonly used in the media industry. It is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated.

(3) Capital expenditures exclude acquisitions financed through notes payable and capitalized leases of $70.5 million, $45.3 million and $175,000 in fiscal 1996, fiscal 1997 and fiscal 1998, respectively.

(4) In calculating the ratio of earnings to fixed charges, "earnings" consist of net loss before fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that is attributed to interest. Our earnings were insufficient to cover fixed charges for these periods. The amount of the deficiencies were $7.8 million, $11.1 million, $20.1 million, $29.9 million and $54.9 million for each of the five years in the period ended March 31, 1999.

(5) Senior Notes due 2008 and total stockholders' deficit reflect the value ascribed to the warrants issued in connection with the Old Notes (the "Warrants") which results in additional debt discount that will be amortized as interest expense using the effective interest method over the period that the Notes are outstanding.

(6) Notes Payable does not include Contingent Notes Payable totaling approximately $28.7 million. Interest on the Contingent Notes Payable accrues at a rate of prime plus 1%. We may renegotiate the terms of the Contingent Notes Payable to incorporate a defined maturity and payment schedule. In conjunction with such renegotiation, we may restructure or repay all or a portion of the Contingent Notes Payable. In the event that we are unable to agree on a defined maturity and payment schedule, the timing of the repayment of the Contingent Notes Payable will remain uncertain and subject to events outside our control. See "Description of Certain Indebtedness."

                                  RISK FACTORS

   An investment in the New Notes involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the New Notes offered hereby. No investor should participate in the Exchange Offer unless such investor can afford a complete loss of the investment. In addition, this Prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act; provided, however, that the safe harbor provisions of Section 27A and
Section 21E are not applicable to any "forward looking" statements made in connection with the initial issuance of New Notes pursuant to this prospectus, although such provisions are applicable to such statements made in connection with resales of New Notes. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Actual results will differ from such plans, intentions and expectations, and such differences may be material. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. The Company disclaims any obligation to update information contained in any forward-looking statement.

Consequences of Failure to Exchange Your Old Notes for New Notes

   The Old Notes have not been registered under the Securities Act or any state securities laws. When the Exchange Offer has been completed, we will have no further obligation to register the Old Notes. Thereafter, if you have not tendered your Old Notes in the Exchange Offer, even if you are an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company and cannot tender your Old Notes in the Exchange Offer, you will continue to hold restricted securities. You may not offer to sell or otherwise transfer your Old Notes unless the sale complies with the registration requirements of the Securities Act and any other applicable securities laws, or unless there is an exemption from the securities laws for your sale. In addition, to sell your Old Notes, you must comply with certain other conditions and restrictions, including our and the Trustee's right in certain cases to require you to deliver opinions of counsel, certifications and other information prior to any such transfer. If you do not exchange your Old Notes in the Exchange Offer, the Old Notes will continue to bear a legend reflecting such restrictions on transfer. In addition, once the Exchange Offer has been completed, you will not be entitled to have your Old Notes exchanged for registered notes or registered under the Securities Act or to any similar rights under the Registration Rights Agreement (except for the Initial Purchaser in certain circumstances). We do not intend to register under the Securities Act any Old Notes which remain outstanding after the Exchange Offer is completed (except for the Initial Purchaser in certain circumstances).

   When the Exchange Offer is completed, the liquidity of any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected. If the liquidity of the trading market for the Old Notes is adversely affected, you may be unable to sell or transfer your Old Notes and the value of your Old Notes may decline.

   The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture.

   The Registration Rights Agreement provides that the interest rate on the Old Notes will increase by 0.50% per annum unless the Exchange Offer is completed or a shelf registration statement is declared effective by July 29, 1999. See "Description of the Old Notes--Registration Rights." When the Exchange Offer is completed, neither the Old Notes nor the New Notes will be entitled to any such additional interest.

We are highly leveraged

   The Indenture permits us and our Subsidiaries to incur substantial additional indebtedness subject to certain restrictions. See "Description of the Old Notes--Certain Covenants." As of March 31, 1999, we had outstanding indebtedness of approximately $298.2 million and a stockholders' deficit of approximately $127.2 million. We cannot be certain that our operations will generate sufficient cash flows to pay our obligations, including our obligations on the New Notes. Earnings were inadequate to cover fixed charges by the amount of $54.9 million for the year ended March 31, 1999. The degree to which we are leveraged could have important consequences to the holders of the New Notes, including, but not limited to, the following: (i) our ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, service development and enhancement, acquisitions, general corporate purposes or other purposes may be materially limited or impaired; (ii) our cash flow, if any, may be unavailable for our business as a substantial portion of our cash flow must be dedicated to the payment of principal and interest on our indebtedness, including the New Notes; (iii) the terms of future permitted indebtedness may limit our ability to redeem the New Notes in the event of a Change of Control; and (iv) our high degree of leverage may make us more vulnerable to economic downturns, may limit our ability to withstand competitive pressures and may reduce our flexibility in responding to changing business and economic conditions.

   We expect that we will continue to generate substantial operating losses and negative cash flow for at least the next several years. Our ability to make scheduled payments on our debt (including the New Notes) will depend upon, among other things:

  . our ability to achieve significant and sustained growth in cash flow;

  . the rate of and successful commercial deployment of our digital cable programming and services;

  . the market acceptance, subscriber demand, rate of utilization and pricing for our digital cable programming and services;

  . our future operating performance; and

  . our ability to complete additional financings.

   Each of these factors is, to a large extent, subject to economic, financial, competitive and other factors, many of which are beyond our control. We cannot be certain that we will be successful in developing and maintaining a level of cash flow from operations and financings sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the New Notes. If we are unable to generate sufficient cash flow from operations and financings to service our indebtedness, including the New Notes, we may have to reduce or delay the deployment of our digital cable programming and services or restructure or refinance our indebtedness. We cannot be certain that any of these actions or any additional debt or equity financings could be effected on satisfactory terms, if at all, in light of our high leverage, or that they would yield sufficient proceeds to service and repay our indebtedness, including the New Notes. Any failure by us to satisfy our obligations with respect to the New Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under agreements governing our other indebtedness. In the event of such default, the holders of such indebtedness would have enforcement rights, including the right to accelerate such debt and the right to commence an involuntary bankruptcy proceeding against us. Absent successful commercial introduction of our service on a broad scale and significant growth of our cash flow, we will not be able to service or repay our indebtedness, including the New Notes.

Our business plan contemplates that a substantial portion of future revenues will be generated by businesses new to us

   Our efforts have historically focused on providing national satellite PPV and related services to C-Band HSD owners. However, beginning in late 1997, we have been devoting an increasing percentage of our personnel and financial resources, and intend to devote substantially more resources, to the continued development and integration of digital programming, transactional services and delivery systems, home shopping, and electronic commerce products and services. Our digital cable programming and services were launched in late 1997 and have generated only modest revenues to date. We believe that our future ability to service our indebtedness and to achieve profitability is dependent upon our success in generating substantial revenues from our digital cable programming and services. We expect to continue experiencing negative operating margins and EBITDA while our DCTV Service and PPV Feeds Service are being marketed to cable systems and their subscribers. We expect to realize improved operating margins and EBITDA only as:

  . the number of cable systems offering DCTV Service and the number of cable systems offering PPV Feeds Service increases so as to increase the numbers of homes passed by our digital programming and services;

  . the number of subscribers to DCTV Service increases;

  . the buy rates of our PPV movies and events increase; and

  . revenues are generated from our home shopping and electronic commerce products and services.

   The continued roll out of our digital cable programming and services requires significant operating expenditures, in particular selling expenses, a large portion of which will be expended before any revenue is generated. We have experienced and expect to continue experiencing, negative cash flows and significant losses while we continue to market our digital cable television programming and services and until we can establish a customer base of cable operators and their subscribers that will generate revenue sufficient to cover our costs. We cannot be certain that we will be able to successfully roll out our digital cable programming and services or establish such a customer base, or that we will generate significant revenues from our home shopping or electronic commerce products and services. If we fail to adequately address any of these risks, it could result in a material adverse effect on our business, financial condition and results of operations.

   This business plan will also result in significant changes in our financial performance. The financial information contained herein, including our audited financial statements, is presented on a historical basis and, therefore, reflects only the first year's results of our DCTV Service and PPV Feeds Service operations. See "--Our historical financial information is of limited relevance to our future business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our future growth will depend on the successful introduction and market acceptance by cable operators and their subscribers of our turnkey DCTV Service and PPV Feeds Service

   These services will need to find acceptance not only in markets we currently serve, but in new and newly evolving markets. We have expended and will continue to expend substantial sums for our sales and marketing efforts to promote cable operator and subscriber awareness of our digital cable programming and services. The digital cable television market is new and rapidly evolving. Therefore, it is difficult to predict the rate at which this market will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, our business, financial condition and results of operations will be materially adversely affected. Even if the market does grow, we cannot be certain that our digital cable programming and services will realize market acceptance or will meet the technical or other requirements of cable operators or their subscribers. The failure of DCTV Service or PPV Feeds Service to gain market acceptance would have a material adverse effect on our business, financial condition and results of operations.

   Our marketing efforts to date with regard to our digital programming and services have involved identification and characterization of specific cable system market segments that we believe will be the most receptive to our digital programming and services. We cannot be certain that we have correctly identified such markets or that our DCTV Service or PPV Feeds Services will adequately address the needs of such markets. Broad commercialization of our digital cable programming and services will require us to overcome significant market development hurdles, many of which may not currently be foreseen. See "Business--Products, Markets and Customers."

The market for electronic delivery of home television entertainment is characterized by rapidly changing technology

   Our future success and ability to remain competitive will depend in significant part upon the technological quality of our products and processes relative to those of our competitors, and our ability to both develop new and enhanced products and services and to introduce such products and services at competitive prices in a timely and cost effective fashion. Our development efforts have been focused on the design and integration of resources, technologies and systems, and testing and implementation of our digital cable programming and services. We cannot be certain that our technological development will remain competitive or not be outpaced by other advances.

   We rely substantially on third party vendors for the continued development of these technologies and we cannot be certain that such vendors will be able to develop such technologies in a manner that meets our needs and those of our customers and subscribers. The failure to implement these technologies or to obtain licenses on favorable economic terms from other vendors, individually or in combination, could have a material adverse effect on our prospects for future growth. We cannot be certain that we will be successful in selecting, developing and implementing new products or services, or in enhancing our existing products and services on a timely basis or at all or that such products will achieve market acceptance. Moreover, the introduction of services embodying new technologies or programming can render existing services or programming obsolete or unmarketable. We cannot be certain that we will be successful in identifying, developing, contracting for the manufacture, and marketing of product enhancements or new services or programming that are responsive to technological change, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or services or that our new products and product enhancements will adequately meet the challenges of emerging technologies, the requirements of the marketplace and achieve market acceptance. Delays in commercial availability of new products and services and enhancements to existing products and services may result in customer dissatisfaction and delay or loss of revenue. If we are unable, for technological or other reasons, to develop and introduce new products and services or enhancements of existing products and services in a timely manner, or if new versions of existing products do not achieve a significant degree of market acceptance, there could be a material adverse effect on our business, financial condition and results of operations. See "Business--Technology and Operations."

Our success will depend in large part on our ability to sign long-term affiliation agreements with cable operators to deploy DCTV Service and PPV Feeds Service

   To date, we have entered into affiliation agreements with only 85 cable operators. Our ability to obtain additional long-term affiliation agreements will depend upon, among other things, the successful commercial deployment of our DCTV Service and PPV Feeds Service pursuant to our initial affiliation agreements and our ability to demonstrate that our digital cable programming and services are reliable and more attractive to cable operators and their subscribers than alternative services. We cannot be certain that we will be able to enter into definitive agreements with additional cable operators or that the ongoing economic viability of DCTV Service or PPV Feeds Service will be successfully demonstrated.

   We do not set the prices charged by cable operators to their subscribers for DCTV Service or for PPV movies and events. The level at which such prices are set may adversely affect subscriber penetration and/or PPV buy rates. Therefore, we cannot be certain that we will be able to achieve projected rates of return. The market for digital cable television programming and services is new, and our digital cable service is only one possible means available to cable operators for providing PPV movies and events in the home. Although we believe that our DCTV Service offers a comprehensive and economically viable digital cable solution, we cannot be certain that we will be successful in obtaining a sufficient number of cable operators who are willing:

  . to be early adopters of new technology rather than waiting for widespread industry implementation;

  . to risk subscriber dissatisfaction if the removal of existing analog channels is required to accommodate new digital channels that will only be available to digital subscribers and not to the system's entire subscriber base;

  . to bear the costs of purchasing new digital set-top boxes and installing and supporting required head-end receiving equipment; or

  . to sign and remain party to long-term affiliation agreements with us for our digital cable programming and services, including an arrangement to share revenue from PPV movie and event buys.

   Our failure to enter into or to sustain additional long-term affiliation agreements with cable operators and/or their lack of acceptance of digital cable programming and services would have a material adverse effect on our business, financial condition and results of operations, as well as our ability to achieve sufficient cash flow to service our indebtedness, including the New Notes. See "Business--Products, Markets and Customers."

Selling and installing DCTV Service requires lengthy sales and implementation cycles

   The decision by a cable operator to deploy DCTV Service is often viewed as an important and strategic decision that generally requires us to engage in a lengthy sales cycle (typically between three and six months) to provide a significant level of explanation to prospective cable operators regarding the use and benefits of our digital cable programming and services to such operators and their respective subscribers. Additionally, the sales cycle can be delayed by the size of the transaction and prospective implementation costs including the purchasing, installing and maintaining new digital set-top boxes, installing and supporting required digital head-end equipment, as well as the potential complexity of financing or other arrangements. The cable operator's implementation of DCTV Service involves a significant commitment of resources over an extended period of time which may lead prospective operators to defer indefinitely the decision to implement DCTV Service or to delay such implementation despite having agreed to do so. For these and other reasons, the sales and customer implementation cycles are subject to significant delays over which we have little or no control. Delay in the sale or implementation of even a limited number of DCTV Service installations could have a material adverse effect on our business, financial condition and results of operations. See "Business--Products, Markets and Customers" and "--Marketing and Sales."

We have incurred net losses in every fiscal year since inception

   We experienced net losses of $17.7 million, $29.9 million and $53.8 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively. These net losses are attributable to the significant costs incurred to develop and implement our business plan and to develop, install and integrate our digital programming and services. We expect that net losses will continue and increase for the foreseeable future as we plan to continue to incur substantial sales and marketing expenses to build our customer base of cable operators and substantial capitalized lease payments for our satellite transponders. We have not achieved profitability on a quarterly or annual basis, and we anticipate that we will continue to incur net losses for at least the next several years. We also expect to continue to incur significant product development and administrative expenses. We cannot be certain that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this Offering Memorandum.

Our historical financial information is of limited relevance to our future business

   The historical financial information included herein for the fiscal years ending 1995 to 1998 primarily reflects our C-Band HSD business. The historical financial information for the fiscal year ended 1999 does not fully reflect the many significant changes in our financial results that will occur as a result of the ongoing roll out of our digital cable programming and services nor the changes that will occur in our funding and operations in connection with such roll out. The continued roll out of our digital cable programming and services require significant operating expenditures, particularly selling expenses, a large portion of which are expended before any revenue is generated. We have experienced, and expect to continue experiencing, negative cash flows and significant losses while we continue to market our digital cable programming and services to establish a sufficient revenue generating customer base of cable operators, their subscribers and other customers. We cannot be certain that we will be able to successfully roll out our digital cable programming and services or establish such a customer base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control

   These factors include:

  . demand for our digital cable programming and services, including our DCTV
    Service and PPV Feeds Service;

  . the availability for PPV distribution of popular movie titles and special events;

  . lengthy sales cycles;

  . changes in the growth rate of digital cable subscribers and their PPV buying patterns;

  . cable operators' expenditures and other costs relating to the expansion and penetration of their respective digital cable offerings;

  . the market for in-home entertainment services;

  . the evolution of alternative in-home entertainment systems;

  . seasonal trends in home entertainment;

  . introduction of new products or services by us or our competitors;

  . delays in the introduction or enhancement of products and services by us or our competitors;

  . changes in our pricing policies or those of our competitors;

  . our ability to anticipate and effectively adapt to developing trends;

  . markets and rapidly changing technologies;

  . the mix of products and services sold and the distribution channels for those products and services;

  . general economic conditions; and

  . specific economic conditions in the cable television and related industries.

   Additionally, as a strategic response to a changing competitive environment, we may elect from time to time to make pricing, service, marketing or acquisition decisions that could have a material adverse effect on any of our quarterly financial results.

   We expect that a significant portion of our future revenues will be generated from long-term affiliation agreements with cable operators. We recognize revenues under our cable operator agreements only when our DCTV Service or PPV Feeds Service is successfully integrated and operating and subscriber billing commences. Accordingly, the recognition of revenues will lag the announcement of a new cable operator affiliation agreement by at least the time necessary to install the service and to achieve meaningful subscriber penetration and/or PPV buy rates. We expect that the number and timing of such affiliation agreements and the effect of anticipated lagging revenues, all of which are difficult to forecast, may cause material fluctuations in our operating results, particularly on a quarterly basis. We expect that revenues from our DCTV Service and PPV Feeds Service will also be difficult to forecast because our sales cycle, from initial evaluation to final affiliation agreement, is expected to vary substantially from customer to customer. Accordingly, the cancellation or deferral of even a small number of affiliation agreements could have a material adverse effect on our quarterly financial performance.

   We plan to significantly increase our operating expenses to expand our sales and marketing operations, broaden our cable support services, develop new distribution channels, fund greater levels of research and development and establish additional strategic alliances. Because our operating expenses are based on anticipated revenue trends, a delay in generating or recognizing revenue from a limited number of affiliation agreements could cause significant variations in operating results from quarter to quarter and could result in further operating losses. Moreover, because our expense levels are based, in part, on management's expectations regarding future revenue, if revenue is below expectations in any quarter, the adverse effect may be magnified by our inability to adjust spending in a timely manner to compensate for any such revenue shortfall. The extent to which such expenses are not subsequently followed by increased revenues could have a material adverse effect on our business, financial condition and results of operations. As a result of these and other factors, we believe that period to period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is likely that in one or more future quarters, our operating results may be below the expectations of analysts and investors. See "--Our business plan contemplates that a substantial portion of future revenues will be generated by businesses new to us" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We operate in highly competitive markets and face intense competition from existing and potential competitors

   Our competitors include a broad range of companies engaged in communications and home entertainment, including DBS operators and programming providers, coaxial and wireless cable operators, broadcast television networks, home video companies featuring VHS, DIVX and DVD technologies, as well as companies developing new in-home entertainment technologies, such as the video-on-demand service being marketed by DIVA. We expect to compete primarily against other providers of digital PPV programming, including cable and satellite programmers.

   We compete with companies offering digital programming direct-to-the-home via various DBS systems. DBS offers consumers the appeal of significantly expanded channel capacity, features such as an interactive on- screen program guide, digital pictures without the "noise" often seen in analog video, CD quality digital music channels and many channels of movies and sports available on a PPV basis. Several well capitalized DBS companies pose a substantial threat to cable operators. DirecTV, owned by Hughes Electronics, was the first all-digital DBS company and as of April, 1999 had in excess of 4.7 million subscribers to its DBS service according to DBS Digest, an industry publication. Two other high power DBS companies are currently in operation:
EchoStar, which markets its digital television service under the "Dish Network" brand name and USSB, whose DBS programming service operates in tandem with DirecTV (which has agreed to acquire USSB) offering premium subscription programming such as multiplexed HBO and SHOWTIME channels. A medium power DBS service, PrimeStar, is also being acquired by DirecTV. Currently, local programming is generally unavailable through DBS; however, pending legislation would facilitate the ability of DBS companies to include local broadcasts in their digital programming services.

   We expect to encounter a number of challenges in competing with MSOs that generally have large installed subscriber bases and significant investments in, and access to, competitive programming sources. In addition, these MSOs have the financial and technological resources to create their own digital tier of services, including NVOD movies. We also face the risk that the current trend of industry consolidation will continue with the result that smaller and medium size cable operators that might otherwise become our customers will be acquired by such MSOs. Currently, the only available alternative for cable operators that wish to offer digital services similar to those provided by DBS is a satellite transmitted digital programming delivery service called "Head-End-In-The-Sky" or "HITS," owned and utilized by TCI to deliver digital programming to its own cable systems, and now offered to other cable operators as well. HITS transmits digitally compressed programming feeds to cable operators that have the technical and transactional infrastructure to deliver their own tier of digital programming and services to their subscribers. TCI charges fees to cable operators for access to HITS programming, including PPV programming. Certain telephone companies have announced initiatives and have made significant investments to become digital television providers. We cannot be certain that we will be able to compete effectively against HITS, telephone companies or other companies that provide digital cable television programming and services. Moreover, we cannot be certain that MSOs developing their own digital tiers of programming will not offer such services to our target markets.

   Our competitors generally have substantially greater financial, technical, marketing and other resources, and have larger installed customer bases than we do. We cannot be certain that we will be able to compete successfully against our current and future competitors based on these and other factors. We expect that an increasingly competitive environment may also result in price reductions that could reduce unit profit margins and cause loss of market share, all of which would have a material adverse effect on our business, financial condition and results of operations. Moreover, the market for in-home entertainment has become increasingly concentrated in recent years as a result of acquisitions and strategic alliances, which may permit our competitors to devote significantly greater resources to the development and marketing of new competitive products and services. We expect that competition will increase substantially as a result of these and other industry consolidations and alliances, as well as the emergence of new competitors. We cannot be certain that we will be able to compete successfully with new or existing competitors or that competitive pressures we face will not materially and adversely affect our business, financial condition and results of operations. See "Business-- Competition."

We are dependent on programming providers

   We are dependent on all the major and many independent movie studios to provide us with hit movies that appeal to mass audiences. Our current PPV movie programming is obtained through course-of-dealing studio arrangements without specific renewal provisions. We have relationships with the Playboy Entertainment Group, supplier of the Spice PPV adult movie service and the Playboy Channel that we distribute, ESPN, for our ESPN GamePlan college football subscription and pay-per-day-programming packages, and Guthy-Renker, creator of direct response television "infomercials" which sell various products direct to the customer, including self-improvement tapes and home exercise equipment. We cannot be certain that any of such agreements will be renewed or will not be canceled, that we would be able to obtain or develop substitute programming or that such substitute programming would be comparable in quality or profitability to our existing programming. The cancellation or nonrenewal of any such agreement could have a material adverse effect on our business, financial condition and results of operations. Our ability to succeed in the digital cable television market will depend on our ability to continue obtaining desirable programming and successfully market it to cable operators and their subscribers at competitive prices. See "Business--Programming."

The loss of even a limited number of our satellite transponders, and our G-9 transponders in particular, could have a material adverse effect on our business, financial condition and results of operations

   We transmit our programming content via transponders leased on two PanAmSat C-Band satellites, Galaxy IIIR or G-3 and Galaxy IX or G-9, both of which have desirable geostationary orbital positions with transmission coverage of the continental United States. Our transponder leases, which provide attractive financial terms for us, both expire in 2006, prior to the expiration of each satellite's expected useful life. We cannot be certain that we will be able to obtain replacement transponder capacity on terms acceptable to us or at all. Our failure to maintain sufficient, well located, economically attractive transponder capacity would have a material adverse effect on our business, financial condition and results of operations. If either satellite was destroyed or became inoperable prior to the expiration of our lease, we would need to obtain replacement satellite transponder capacity. Although we expect that we would be able to obtain such replacement capacity, we cannot be certain that such replacement capacity will be available when required or, if available, that it will be on terms acceptable to us. The satellites now used by us are also subject to the risks of all geostationary satellites, including damage or destruction by space debris, military actions or acts of war, anti-satellite devices, electrostatic storms, solar flares, loss of location or other extraterrestrial events. In addition, satellite transponders may malfunction or become inoperative in the ordinary course as a result of faulty operation or latent faults in design or construction. We currently lease 15 transponders, ten on G-3 transmitting analog format programming and five on G-9 transmitting digital format programming. Although we have the benefit of certain limited warranties on the transponders and carry business interruption and in-orbit insurance, such warranties and insurance coverage will not be sufficient to reimburse us for our losses if we are unable to continue transmitting via satellite, or are only able to transmit with fewer than 15 transponders.

   We rely on PanAmSat's satellites for transmission of all our programming. Our relationship with PanAmSat is important to us and our business, and our dependence on PanAmSat entails a number of significant risks. Our business, financial condition and results of operations would be materially adversely affected if PanAmSat were unable for any reason to satisfy our satellite delivery commitments, or if any of these transmissions failed to satisfy our quality requirements. In the event that we were unable to continue to use our PanAmSat satellite capacity or obtain comparable replacement satellite capacity via PanAmSat, we would have to identify, qualify and transition deliveries to an acceptable alternative satellite transmission vendor. This identification, qualification and transition process could take six months or longer, and we cannot be certain that an alternative satellite transmission vendor would be available to us or be in a position to satisfy our delivery requirements on a timely and cost effective basis. See "Business--Technology and Operations."

We depend on technology and services provided by third parties

   We are dependent on GI for the continued development and standardization of the analog and interoperable digital compression and encryption technologies, access control services and equipment we use. Our relationship with GI includes not only the use of DCII Technology and encoding equipment to digitally compress and encrypt our programming, but also includes GI's manufacture and supply of DCII head-end equipment and set-top decoder boxes that are material to the successful deployment of our DCTV Service. Our business, financial condition and results of operations would be materially adversely affected if GI were unable for any reason to meet our DCTV Service deployment strategy, development schedule or delivery commitments with respect to either head-end equipment or digital set-top boxes. If we are unable to continue to obtain and use the DCII Technology, we would have to identify, qualify and transition compression and encryption to an acceptable alternative vendor. This identification, qualification and transition process could take six months or longer, and we cannot be certain that an alternative vendor would be available to us or be in a position to satisfy our delivery requirements on a timely and cost effective basis.

   Our DCTV Service has been designed around DCII Technology and head-end and set-top box equipment designed and built by GI. A substantial number of cable operators have standardized their analog operations on equipment manufactured by Scientific Atlanta, Inc., known as SA. SA has recently introduced set-top boxes and head-end digital cable equipment that are compatible with DCII Technology but use SA access control. SA has yet to produce such equipment in large volumes. A delay in the supply and deployment of GI compatible equipment manufactured by SA, or a failure by SA to supply such equipment in sufficient quantities or on a cost effective basis could have a material adverse effect on our sales to the large number of SA affiliated cable operators.

   We currently depend on GI to provide us with conditional access services for the remote national authorization and deauthorization of digital set-top boxes. We have no written agreement with GI for the provision of such services. We have licensed on a long-term basis the conditional access technology from HITS for our use in implementing our own conditional access facility. If we were unable to continue to receive conditional access services from GI on acceptable terms, our only alternative would be to implement our own facility. We have not currently undertaken to implement such facility. Such implementation would take six months or longer and would require us to incur substantial expense. We cannot be certain that such implementation could be completed in a timely manner or on a cost effective basis. Currently, there is no alternative vendor offering such services. Our business, financial condition and results of operations would be materially adversely affected if we were unable to cost effectively obtain digital set-top box authorization services from GI, provide such services our self or obtain them from an alternative source. See "Business--Products, Markets and Customers" and "--Technology and Operations."

Our business is dependent on our ability to deliver programming to our cable operator customers and their subscribers within the time periods advertised

   Our failure to do so, whether or not within our control, could result in dissatisfied subscribers and in lost orders for services which we could have otherwise sold. We cannot be certain that dissatisfied cable operators or subscribers would continue to subscribe to Company digital cable programming and services in the event of a significant occurrence of failed deliveries, which would have a material adverse effect on our business, financial condition and results of operations. Although we maintain insurance against business interruption, we cannot be certain that such insurance will be adequate to protect us from significant loss in these circumstances, or that a major catastrophe (such as an earthquake or other natural disaster) would not result in a prolonged interruption of our business. In particular, the Operations Center is located in the Los Angeles area, which has in the past and will in the future experience significant, destructive seismic activity that could damage or destroy the Operations Center. In addition, our ability to make deliveries to subscribers within the time periods advertised depends on a number of factors, some of which are outside of our control, including equipment or software failure, interruption in services by satellite and uplink service providers, and our inability to provide programming to cable subscribers due to service outages experienced by cable systems that comprise our distribution network. The result of our failure to make timely delivery of programming and/or services, for whatever reason, could be that dissatisfied subscribers would refuse to order future programming and/or services through us, which would have a material adverse effect on our business, financial condition and results of operations. See "--The loss of even a limited number of our satellite transponders, and our G-9 transponders in particular, could have a material adverse effect on our business, financial condition and results of operations" and "Business--Technology and Operations."

   Our technical infrastructure features in-house production, storage, compression, encoding and access control capabilities, and other outsourced services supervised by Company personnel. Programming originates from a playback facility located at our Operations Center and is then uplinked to our transponders from an immediately adjacent uplink facility. These playback, production and uplink facilities were, and continue to be, custom built and operated to our specifications by 4MC, a video post-production and facilities service and management company, which owns and operates those facilities for our use under renewable service agreements. The playback and production facilities are dedicated to us, while the uplink facility is used by 4MC for us and for other 4MC clients, such as Playboy and television program syndicators. Our business, financial condition and results of operations would be materially adversely affected if 4MC were unable for any reason to meet our production and transmission development schedule or delivery commitments or if any uplink transmissions failed to satisfy our quality requirements. If we are unable to continue relying on 4MC's operational expertise and technology, we would have to identify, qualify and transition such operations to an acceptable alternative vendor or perform such operations ourself. This identification, qualification and transition process could take six months or longer, and we cannot be certain that we could perform these services or that an alternative vendor would be available to us or be in a position to satisfy our requirements on a timely and cost effective basis. See "Business--Technology and Operations."

We rely on third party vendors to provide certain of the transactional services we sell to cable operators

   We contract with CSG to provide customer billing and subscriber management services. Certain customer response calls are outsourced to TicketMaster Corporation, which maintains regional call centers with extensive switching and live operator capabilities. These systems and resources are part of the transactional services that we offer with our turnkey DCTV Service. Our business, financial condition and results of operations would be materially adversely affected if these systems and technological resources were unavailable for any reason to meet our transactional service commitments, service management requirements or customer service quality requirements. If we are unable to continue using these systems and technological resources, we would have to identify, qualify and transition such operations to an acceptable alternative vendor or arrange for in-house operations. This identification, qualification and transition process could take six months or longer, and we cannot be certain that we could perform such functions or that an alternative vendor would be available to us or be in a position to satisfy our requirements on a timely and cost effective basis. See "Business--Products, Markets and Customers" and "--Technology and Operations."

We face the risk of piracy of our signals

   While our VCII+ analog encryption and DCII digital encryption systems have been designed by GI to minimize the risk of signal piracy, our revenues could be adversely affected if signal piracy were to become widespread. The GI encryption system that we use is based on the concept of renewable security through the use of set-top decoder cards, which can be changed periodically to thwart commercial piracy efforts. In addition, electronic countermeasures can be transmitted over the link at any time in an effort to counter certain types of piracy. However, we cannot be certain that this encryption technology, electronic countermeasures and other efforts designed to prevent signal piracy will be effective. Moreover, we cannot be certain that future technological developments will not render our anti-piracy features less effective or completely useless. Any significant piracy of our programming could have a material adverse effect on our business, operating results and financial condition and results of operations. See "Business--Technology and Operations."

We rely on a combination of trade secret, copyright and trademark laws, confidentiality and nondisclosure agreements and other such arrangements to protect our proprietary rights and confidential information

   We consider our proprietary software interfaces, scheduling system, ANI ordering system, trademarks, logos, copyrights, know-how, advertising, and promotion design and artwork to be of substantial value and importance to our business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. We cannot be certain that the steps taken by us to protect our proprietary information will prevent misappropriation of such information and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials, technology, or developing products and services similar to ours. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. While we believe that our proprietary software, trademarks, copyrights, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, we cannot be certain that we will not receive future communications from third parties asserting that our software, systems, trademarks, copyrights, advertising and promotion design and artwork infringe, or may infringe, on the proprietary rights of third parties. Any such claims, with or without merit, could be time consuming, require us to enter into royalty arrangements or result in costly litigation and diversion of management personnel. We cannot be certain that any necessary licenses can be obtained or that, if obtainable, can be obtained on terms acceptable to us. In the event of a successful claim of infringement against us and our failure or inability to license the infringed or similar proprietary information, our business, financial condition and results of operations could be materially adversely affected. See "Business--Intellectual Property and Proprietary Rights."

Rapid growth of our new digital cable programming and services could place a significant strain on our managerial, operational and financial resources and on our internal systems and controls

   We cannot be certain that we would have adequate resources, be able to develop our systems, controls or procedures effectively, or on a timely basis manage such relationships to accommodate and manage such growth. Our financial and management controls, reporting systems and procedures are constrained by limited resources. Although some new controls, systems and procedures have been implemented, our growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information and control systems on a timely basis, together with maintaining effective cost controls, and any failure to do so would have a material adverse effect on our business, financial condition and results of operations. Further, we will be required to manage multiple relationships with various customers and other third parties. We cannot be certain that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully offer our services and implement our business plan. We intend to hire a significant number of additional sales, support, marketing, operations and research and development personnel in 1999 and beyond. Competition for such personnel is intense, and we cannot be certain that we will be able to attract, assimilate, train or retain additional highly qualified personnel in the future. If we are unable to hire and retain such personnel, particularly those in key positions, our business, financial condition and results of operations may be materially adversely affected. Our future success also depends in significant part upon the continued service of our executive officers and other key sales, marketing and support personnel. In addition, our products and technologies are complex and we are substantially dependent upon the continued service of our existing engineering personnel, and especially our founders. Our inability to effectively manage future growth, if any, would have a material adverse effect on our business, financial condition and results of operations. See "--Our success depends to a significant degree upon our ability to attract and retain, qualified management, sales, operations, marketing and technological personnel," "Business--Employees" and "Management."

We anticipate that our existing capital and cash from operations will be adequate to satisfy our capital requirements for the next 12 months

   We have Contingent Notes Payable totaling approximately $28.7 million. We may renegotiate the terms of the Contingent Notes Payable to incorporate a defined maturity and payment schedule. In conjunction with such renegotiation, we may restructure or repay all or a portion of the Contingent Notes Payable. In the event that we are unable to agree on a defined maturity and payment schedule, the timing of the repayment of the Contingent Notes Payable will remain uncertain and subject to events outside of our control. In the event that we were to repay the Contingent Notes Payable in full, we believe that our existing working capital following such redemption would be sufficient to fund our operations for at least the next 12 months. There can be no assurance, however, that we will not require additional capital sooner than currently anticipated. In addition, we are unable to predict the precise amount of future capital that we will require and we cannot be certain that additional financing will be available to us on acceptable terms or at all. The inability to obtain required financing would have a material adverse effect on our business, financial condition and results of operations. Consequently, we could be required to significantly reduce or suspend our operations, seek a merger partner, sell the business, seek additional financing or sell additional securities on terms that are highly dilutive to our stockholders. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

Our success depends to a significant degree upon our ability to attract and retain, qualified management, sales, operations, marketing and technological personnel

   In particular, our success depends on the continued contributions of Stuart
Z. Levin, our Chairman and Chief Executive Officer, James B. Ramo, our President and Chief Operating Officer, and other senior level sales, operations, production, financial and legal officers. The competition for qualified personnel with skills in our industry is intense and the loss of any such persons, as well as the failure to recruit additional key personnel in a timely manner, could adversely affect us. We cannot be certain that we will be able to continue to attract and retain qualified personnel for the development of our business. We maintain key man life insurance on the lives of the Chairman and President, but not on the lives of our other key personnel. Our failure to continue to attract and retain key personnel could have a material adverse effect on our business, financial conditions and results of operations. See "Management--Executive Officers and Directors."

A substantial portion of our revenues to date have been generated by PPV fees paid by subscribers of our satellite transmitted analog programming for the C-Band HSD market

   Our revenues from such business declined in fiscal 1996, in fiscal 1998, in fiscal 1999 and are expected to decline in the first quarter of fiscal 2000. The C-Band HSD market faces severe competition from competing forms of content delivery, including digital content transmitted via DBS, and has experienced no growth over the past four years. As a result, we cannot be certain that we can continue to generate sustained revenues from the HSD market. See "Business--C-Band Home Satellite Dish Business."

We may face difficulties as a result of acquisitions of companies, products or technologies

   We have made and intend to continue to make investments in complementary companies, products and/or technologies. If we buy a company, we could have difficulty in integrating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or other liabilities or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

Software that is not Year 2000 compliant may interpret January 1, 2000 as January 1, 1900

   We recognize the need to ensure that our operations, products and services will not be adversely impacted by Year 2000 software failures. We have established procedures for evaluating and managing the risks and costs associated with this problem and believe that our internal computer systems, including our accounting, sales and technical support automation systems, are currently Year 2000 compliant. However, there can be no guarantee that our systems or the systems of other companies on which our systems and operations rely will be able to handle all Year 2000 problems.

   In addition, although we believe that our network operations are Year 2000 compliant, we cannot be certain that our computer systems contain all necessary date code changes. Furthermore, many of our cable operator customers and vendors maintain their operations on systems that may be impacted by Year 2000 complications. Our failure or any failure by our cable operator customers and vendors to ensure that their systems are Year 2000 compliant could be detrimental to our ability to offer our products and services, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Morgan Stanley Dean Witter has significant influence over us

   PGI II and its affiliates own 89.3% of the Series B Preferred Stock, which ownership represents 54.8% of our outstanding voting capital stock on an as-converted basis or 43.7% of the voting capital stock on an as-converted, diluted basis including currently outstanding options and warrants exercisable for voting capital stock before giving effect to the Offering. The general partner of PGI II and Morgan Stanley are both wholly owned subsidiaries of Morgan Stanley Dean Witter, and two of our directors are employees of Morgan Stanley. As a result of these relationships, PGI II, Morgan Stanley Dean Witter and its affiliates have, and will continue to have, significant influence over our management policies and our corporate affairs. See "Certain Transactions and Related Party Transactions," "Principal Stockholders" and "Description of Capital Stock."

   Certain decisions concerning our operations or financial structure may present conflicts of interest between the owners of capital stock and the holders of the New Notes. For example, if we encounter financial difficulties, or are unable to pay our debts as they mature, the interests of the holders of capital stock might conflict with those of the holders of the New Notes. In addition, the holders of capital stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the New Notes.

Our Certificate of Incorporation requires us, upon demand, to redeem all of our outstanding shares of Series B Preferred Stock in August 2002

   Our Certificate of Incorporation requires us, upon demand, to redeem all of our outstanding shares of Series B Preferred Stock in August 2002, the Mandatory Redemption Date, for $54.4 million, unless such shares of Series B Preferred Stock have previously been converted into our Common Stock at the option of the holders thereof, or automatically converted upon our initial public offering. Notwithstanding this requirement in the Certificate of Incorporation, however, the terms of the Notes will significantly limit such a redemption by us for cash, but will permit us to redeem the Series B Preferred Stock with the proceeds of an equity financing. If we fail to redeem the Series B Preferred Stock, we would continue to be in breach under our Certificate of Incorporation from the Redemption Date until the date of any such refinancing. Although such breach has been excluded from the cross default provisions of the New Notes, it may trigger default provisions in other financial instruments to which we may then be a party. We cannot be certain that holders of Series B Preferred Stock will not take legal action against us in an attempt to enforce their redemption right, demand that we renegotiate the terms of the Series B Preferred Stock or sell additional equity to finance the redemption. Although such actions may not directly have an adverse effect on the New Notes, they may have an adverse effect on us and a dilutive effect on the interests of our equity holders. A substantial majority of our Series
B Preferred Stock is held by PGI II. See "Certain Transactions and Related Party Transactions" and "Description of Capital Stock--Preferred Stock-- Redemption."

Sales by existing shareholders could depress the future market price of our Common Stock

   Future sales of shares of our Common Stock by our existing stockholders under Rule 144 of the Securities Act or through the exercise of registration rights or the issuance of shares of our Common Stock upon the exercise of options or warrants could materially adversely affect the market price of shares of our Common Stock and could materially impair our future ability to raise capital through an offering of equity securities. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of our Common Stock prevailing from time to time.

The Notes are subject to original issue discount and high-yield discount obligation tax rules

   The Notes will be treated as issued with original issue discount for U.S. federal income tax purposes, so that holders of the Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Furthermore, the Notes may be subject to the high yield discount obligation rules, which will defer and may, in part, eliminate our ability to deduct for U.S. federal income tax purposes the original issue discount attributable to the Notes. Accordingly, our after-tax cash flow might be less than if the original issue discount on the Notes was deductible when it accrued. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences for us and the beneficial owners of the Notes resulting from their purchase, ownership and disposition of the Notes.

   If a bankruptcy case were commenced by or against us under the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), after the issuance of the Notes, the claim of a Note holder with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest."

Fraudulent Conveyance Risks

   Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, at the time we issued the old notes or made any payment in respect of the new notes, either:

  (1) we received less than reasonably equivalent value or fair consideration for such issuance; and

    . we were insolvent or were rendered insolvent by such issuance; or

    . were engaged or about to engage in a business or transaction for which our assets constituted unreasonably small capital; or

    . intended to incur, or believed that we would incur, debts beyond our ability to pay our debts as they matured; or

  (2) we issued the new notes or made any payment thereunder with intent to hinder, defraud or delay any of our creditors.

then our obligations under some or all of the new notes could be voided or held to be unenforceable by a court or could be subordinated to claims of other creditors, or the new note holders could be required to return payments already received.

   In particular, if we caused a subsidiary to pay a dividend in order to enable us to make payments in respect of the new notes, and such transfer were deemed a fraudulent transfer, the holders of the new notes could be required to return the payment.

   The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  . the sum of our debts, including contingent liabilities, was greater than all of our assets at a fair valuation; or
  .  we had unreasonably small capital to conduct our business; or

  . the present fair salable value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and mature.

   We believe that we will not be insolvent at the time of or as a result of the issuance of the new notes, that we will not engage in a business or transaction for which its remaining assets constitute unreasonably small capital and that we did not and do not intend to incur or believe that we will incur debts beyond our ability to pay such debts as they mature. e cannot assure you that a court passing on such questions would agree with our analysis.

   Under certain circumstances, our subsidiaries will be required to guarantee our obligations under the indenture and the new notes. If any subsidiary enters into such a guarantee and bankruptcy or insolvency proceedings are initiated by or against that subsidiary within 90 days (or, possibly, one year) after that subsidiary issued a guarantee or that subsidiary incurred obligations under its guarantee in anticipation of insolvency, then all or a portion of the guarantee could be avoided as a preferential transfer under federal bankruptcy or applicable state law. In addition, a court could require holders of the new noters to return all payments made within any such 90 day (or, possibly, one year) period as preferential transfer.

Applicable bankruptcy law is likely to impair the trustee's right to foreclose upon the pledged securities

   The right of the trustee under the indenture and the pledge agreement relating to the new notes to foreclose upon and sell the pledged securities upon the occurrence of an event of default on the new notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against us or one of our subsidiaries. Under applicable bankruptcy law, secured creditors such as the holders of the new notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval.

Consequences to Non-Tendering Holders of Old Notes.

   Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Old Notes. Thereafter, any Holder of Old Notes who does not tender its Old Notes in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Old Notes in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or other wise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available. These restrictions may limit the trading market and price for the Old Notes.

Absence of a Public Market for the New Notes and No Assurance of Active Trading Market

   We are offering the New Notes to the Holders of the Old Notes. Prior to this Exchange Offer, there was no existing trading market for the Old Notes and there were no existing New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or on the Nasdaq National Market. Although the New Notes will be eligible for trading in the PORTAL Market, the New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. Prior to the issuance of the Old Notes, the Initial Purchaser advised us that it intended to make a market in the Old Notes following the issuance thereof; however, the Initial Purchaser is not obligated to do so and any such market-making activities may be discontinued at any time without notice. Therefore, there can be no assurance that an active market for the New Notes will develop. In addition, the market price of the Old Notes has significantly fluctuated since their original issuance, and we anticipate that the market for the New Notes may similarly fluctuate. See "Description of the Old Notes--Registration Rights" and "Description of the Old Notes--Plan of Distribution."

   The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that the New Notes:

  . will be registered under the Securities Act;

  . will not provide for registration rights;

  . will not provide for payment of additional interest upon failure to register or exchange the Old Notes, which terminates upon completion of the Exchange Offer; and

  . will not bear legends containing transfer restrictions.

   The New Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $200 million aggregate principal amount of Old Notes is outstanding.

                                USE OF PROCEEDS

   This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered in the Exchange Offer. In consideration for issuing the New Notes as contemplated in this prospectus, the Company will receive in exchange Old Notes in like principal amount at maturity, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) will not be entitled to certain registration or other rights under the Registration Rights Agreement, including the provision in the Registration Rights Agreement for additional interest of up to 0.5% per annum upon failure by the Company to consummate the Exchange Offer. The Old Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

   The net proceeds to us from the issuance of the Old Notes and Warrants were approximately $193.3 million, after deducting the selling discounts and commissions and estimated expenses. Approximately $76.7 million of the net proceeds were used to purchase the Pledged Securities in an amount expected to be sufficient to provide for payment in full of the first six scheduled interest payments on the Notes. See "Description of the Old Notes--Security." We expect to use the remaining net proceeds to fund operating expenses in connection with the roll out and expansion of our DCTV Service and PPV Feeds Service, for acquisitions as permitted by the Indenture, for working capital and other general corporate purposes. We have Contingent Notes Payable totaling approximately $28.7 million. We may renegotiate the terms of the Contingent Notes Payable to incorporate a defined maturity and payment schedule. In conjunction with such renegotiation, we may restructure or repay all or a portion of the Contingent Notes Payable. Any such repayment may be financed with a portion of the net proceeds. In the event that we are unable to negotiate a defined maturity and payment schedule, the timing of repayment of the Contingent Notes Payable will remain uncertain and subject to events outside our control. See "Description of Certain Indebtedness."

   Because of the number and variability of factors that will determine our use of the net proceeds from the issuance of the Old Notes and Warrants, management will retain a significant amount of discretion over the application of such net proceeds. Pending the use of such net proceeds as described above, we intend to invest such funds in short-term, interest bearing, investment grade securities to the extent permitted by the Indenture.

See "Risk Factors--We are highly leveraged," "--We have incurred net losses in every fiscal year since inception," "--We anticipate that our existing capital and cash from operations will be adequate to satisfy our capital requirements for the next 12 months," "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

   We have not paid any dividends since our inception and do not intend to pay cash dividends on our capital stock in the foreseeable future. We anticipate that we will retain all future earnings, if any, for use in our operations and expansion of the business. In addition, the terms of the Indenture will restrict our ability to pay dividends on, or make distributions in respect of, our capital stock. See "Description of the Notes--Certain Covenants."

                                 CAPITALIZATION

   The following table sets forth our total cash and cash equivalents and capitalization as of March 31, 1999. This table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

                                                             March 31, 1999
                                                         ----------------------
                                                         (dollars in thousands)
Cash and cash equivalents...............................       $  84,343
Restricted cash and investments(1)......................          67,121
                                                               =========
Short-term debt:
  Current portion of capitalized leases.................           7,444
  Current portion of notes payable......................           8,228
                                                               ---------
    Total short-term debt...............................          15,672
                                                               ---------
Long-term debt:
  Capitalized leases....................................          88,259
  Notes payable.........................................           7,439
  Senior notes due 2008(2)..............................         186,798
  Contingent notes payable(3)...........................             --
                                                               ---------
    Total long-term debt................................         282,496
Series B redeemable preferred stock, $.001 par value;
 12,648,107 shares authorized; 12,154,771 shares issued
 and outstanding........................................          53,047
                                                               ---------
Stockholders' deficit:
  Series A preferred stock, $.001 par value; 7,600,000
   shares authorized; 7,499,900 shares issued and
   outstanding..........................................               8
  Common stock, $.001 par value; 40,000,000 shares
   authorized; 152,517 shares issued and outstanding....             --
  Additional paid-in capital(2).........................          22,747
  Accumulated deficit...................................        (149,931)
                                                               ---------
    Total stockholders' deficit.........................        (127,176)
                                                               ---------
    Total capitalization................................       $ 224,039
                                                               =========

--------
(1) Reflects the remaining portion of the net proceeds from the issuance of the Old Notes and Warrants used to purchase Pledged Securities to secure the first six scheduled interest payments on the Notes. See "Description of the Old Notes--Security."
(2) Senior Notes due 2008 and total stockholders' deficit reflect the value ascribed to the Warrants of $14,144,812 which results in additional debt discount that will be amortized as interest expense using the effective interest method over the period that the Notes are outstanding. See "Use of Proceeds."
(3) We have Contingent Notes Payable totaling approximately $28.7 million. Interest on such notes accrues at a rate of prime plus 1%. We may renegotiate the terms of the Contingent Notes Payable to incorporate a defined maturity and payment schedule. In conjunction with such renegotiation, we may restructure or repay all or a portion of the Contingent Notes Payable. Any such repayment may be financed with a portion of the net proceeds from the Offering. In the event that we are unable to agree on a defined maturity and payment schedule, the timing of the repayment of the Contingent Notes Payable will remain uncertain and subject to events outside our control. See "Description of Certain Indebtedness."

                       SELECTED HISTORICAL FINANCIAL DATA

   The following selected historical financial data of TVN Entertainment Corporation as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999 have been derived from the TVN Entertainment Corporation financial statements and notes thereto that have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is included elsewhere in this prospectus. The following selected historical financial data as of March 31, 1995, 1996 and 1997 and for each of the two years in the period ended March 31, 1996 have been derived from the audited
TVN Entertainment Corporation financial statements not included herein. The following data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and the notes thereto and the other financial information included elsewhere in this prospectus. The historical financial information does not reflect the significant changes in our financial results that will occur as a result of the ongoing rollout of our digital cable programming and services business. A substantial portion of our revenues to date have been generated by our C-Band HSD business. Our historical expenses have been generated by the C-Band HSD business but have also included substantial operating expenses, lease payments and capital investments to develop our digital cable programming and services business, which was launched in late 1997.

                                          Year Ended March 31,
                              -------------------------------------------------
                                1995      1996      1997      1998      1999
                              --------  --------  --------  --------  ---------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.....................  $ 35,073  $ 33,001  $ 33,380  $ 30,545  $  39,812
Operating expenses:
 Cost of revenue(1).........    29,300    28,767    18,812    20,426     31,775
 Selling....................     9,076     8,612     5,998     7,067     14,302
 General and
  administrative............     3,424     3,937     5,061     5,619      8,520
 Depreciation and
  amortization(1)...........       425     1,384    10,534    11,984     12,253
 Goodwill amortization......      (803)     (803)     (803)     (100)       199
                              --------  --------  --------  --------  ---------
Total operating expenses....    41,422    41,897    39,602    44,996     67,049
                              --------  --------  --------  --------  ---------
Loss from operations........    (6,349)   (8,896)   (6,222)  (14,451)   (27,237)
Interest expense............     1,407     2,248    13,908    15,163     34,195
Interest income.............        (6)      (15)      (63)     (223)    (6,472)
Other (income) and expense..        25       (10)       54       471        (84)
                              --------  --------  --------  --------  ---------
Loss before extraordinary
 gain.......................    (7,775)  (11,119)  (20,121)  (29,862)   (54,876)
Extraordinary gain..........       --        --      2,454       --       1,113
                              --------  --------  --------  --------  ---------
Net loss....................  $ (7,775) $(11,119) $(17,667) $(29,862) $ (53,763)
                              ========  ========  ========  ========  =========

Per Share Data:
Net loss per share
 applicable to common
 stockholders...............  $    (11) $    (17) $ (6,001) $   (272) $    (355)
Weighted average common
 shares.....................   729,180   663,443     2,944   110,237    152,517

Other Data:
EBITDA(2)...................  $ (6,728) $ (8,316) $  3,509  $ (2,567) $ (14,785)
Capital expenditures(3).....       444       342       182       308      2,620
Ratio of earnings to fixed
 charges(4).................       --        --        --        --         --

Balance Sheet Data:
Cash and cash equivalents...  $    421  $    355  $    765  $ 16,798  $  84,343
Restricted cash.............       --        --        --      1,833      1,903
Restricted investments......       --        --        --        --      65,218
Property and equipment,
 net........................       894    70,359   105,271    93,769     84,997
Total assets................     5,321    74,637   109,072   116,740    254,725
Total debt:
 Senior notes due 2008......       --        --        --        --     186,798
 Notes payable (5)..........    18,844    23,406    33,506    32,287     15,666
 Capitalized leases.........       --     68,688   105,316   100,859     95,703
Series B redeemable
 preferred stock............       --        --        --     52,616     53,047
Total stockholders'
 deficit....................   (28,414)  (39,533)  (57,187)  (87,165)  (127,176)

--------
(1) Until February 1996, transponder costs were incurred pursuant to operating leases and were reported as cost of revenue. Since then, such lease agreements have met the criteria for capitalization and the related costs have been recognized as depreciation and interest expense.

(2) EBITDA consists of loss before extraordinary gain, depreciation, amortization, net interest expense and other (income) expense. EBITDA is provided because it is a measure commonly used in the media industry. It is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated.

(3) Capital expenditures exclude acquisitions financed through notes payable and capitalized leases of $70.5 million, $45.3 million and $175,000 in fiscal 1996, fiscal 1997 and fiscal 1998, respectively.

(4) In calculating the ratio of earnings to fixed charges, "earnings" consist of net loss before fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that is attributed to interest. Our earnings were insufficient to cover fixed charges for these periods. The amount of the deficiencies were $7.8 million, $11.1 million, $20.1 million, $29.9 million and $54.9 million for each of the five years in the period ended March 31, 1999.

(5) Notes Payable does not include Contingent Notes Payable totaling approximately $28.7 million. Interest on the Contingent Notes Payable accrues at a rate of prime plus 1%. We may renegotiate the terms of the Contingent Notes Payable following the completion of the exchange of the Old Notes for New Notes to incorporate a defined maturity and payment schedule. In conjunction with such renegotiation, we may restructure or repay all or a portion of the Contingent Notes Payable. In the event that we are unable to agree on a defined maturity and payment schedule, the timing of the repayment of the Contingent Notes Payable will remain uncertain and subject to events outside our control. See "Description of Certain Indebtedness."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement. See "Special Note Regarding Forward-Looking Statements."

Overview

   We provide the only fully interoperable, turnkey, end-to-end digital solution that enables virtually any cable system to deliver a wide variety of new digital programming and services to subscribers over existing cable infrastructure. This one-stop digital cable solution combines a digital delivery system with programming content and support services to enable cable operators to expand the channel capacity of their existing bandwidth and generate new sources of revenue without the need to rewire or upgrade their existing analog cable systems. Our DCTV Service enables cable operators to substantially enhance the variety and quality of programming choices through a more efficient use of their cable bandwidth by utilizing industry technology that compresses eight or more digital channels onto one analog channel. This allows cable operators to supplement their analog programming with a new digital tier providing NVOD movies and PPV events, CD quality digital music, an interactive on-screen program guide, additional basic and/or premium channels, and information, data and text services. Our turnkey implementation services include automated ordering and authorization, customer service and billing, engineering and marketing support, studio licensing and fee administration and the installation of digital head-end equipment. We also serve larger cable systems that do not require a turnkey solution with our PPV Feeds Service that delivers digital satellite feeds of NVOD movies and PPV events. Our long-standing relationships with key content providers, including all the major and leading independent film studios and sports, special event and adult content distributors, allow us to provide a broad range of popular programming. We launched our digital cable programming and services business in late 1997.

   Our efforts have historically focused on providing national satellite PPV and related services to C-Band HSD owners. A substantial majority of our revenues to date have been generated by PPV fees paid by our C-Band subscribers. During the fiscal year ended March 31, 1999, over 260,000 HSD customers purchased PPV programming from us using their home telephone or remote control. During 1997, GI announced the introduction of its new "4DTV" technology and receivers, a digital/analog replacement for existing analog C-Band receivers. Although we expected a significant portion of the existing C-band base to continue using the larger dish and to access the new digital channels with a 4DTV receiver, the deployment of 4DTV receivers has been slower than projected by GI. GI plans to deploy a lower cost version of the 4DTV receiver, which it expects will increase 4DTV penetration rates when those receivers become available. As 4DTV penetration rates increase, and as we transition our HSD business from analog to digital, we expect to convert nine of our transponders on G-3 from analog to digital over a two-year period, which will enable each transponder to carry eight or more digital channels of programming for a total of 72 or more channels. We currently anticipate that additional revenues will be generated by providing uplink and transponder services to other programmers with these additional digital channels.

   In January 1999, we acquired substantially all of the assets of Panda Shopping Network, or PSN, a live televised home shopping network. Upon closing, we placed those assets into TVN Shopping, Inc., or TSI, our wholly owned subsidiary. We currently market on PSN modern and vintage watches, modern and estate jewelry, gemstones and precious metal coins and are the exclusive United States distributor of Perrelet Swiss watches. We purchase unused broadcast time or "remnant time" from local and national broadcasters, cable networks and cable operators to distribute the PSN service.

   Our business plan contemplates that a substantial portion of future revenues will be generated by our digital cable programming and services business which includes the turnkey DCTV Service and the PPV Feeds Service. Our digital cable programming and services were launched in late 1997 and have generated only modest revenues to date. We believe that our future ability to service our indebtedness and to achieve profitability is dependent upon our success in generating substantial revenues from our digital cable programming and services business. We expect to continue experiencing negative operating margins and EBITDA while our DCTV Service and PPV Feeds Service are being marketed to cable systems and their subscribers. We expect to realize improved operating margins and EBITDA only as (i) the number of cable operators offering DCTV Service and the number of larger cable operators offering PPV Feeds Service increases; (ii) the number of subscribers to DCTV Service increases; and (iii) the buy rates of PPV movies and events increase. The continued roll out of our digital cable programming and services requires significant operating expenditures, in particular selling expenses, a large portion of which will be expended before any revenue is generated. We have experienced and expect to continue experiencing negative operating cash flows and significant losses while we continue to market our digital cable television services and until we can establish a customer base of cable operators and their subscribers that will generate revenue sufficient to cover our costs.

 Revenue

   A substantial portion of revenues to date have been generated by our C-Band HSD business and have included programming revenues paid by subscribers to us for PPV movies and events and other operating revenues, which are generated by subscriber sign-up fees, the sale of subscriptions for third party programming packages and the sale of uplink and transponder service. Our business plan contemplates that a substantial portion of future revenues will be generated by our digital cable programming and services which include DCTV Service and PPV Feeds Service, as well as by our home shopping and electronic commerce products and services.

   Revenues from our digital cable programming and services are directly related to the number of subscribers in cable systems offering either our DCTV Service or PPV Feeds Service. Revenues are expected to be primarily derived from monthly fees per digital tier subscriber charged to cable operators for DCTV Services and from the sale of PPV programming to DCTV Service subscribers and subscribers in cable systems offering the PPV Feeds Service.

   DCTV Service subscriber revenue consists of a monthly fee charged per digital subscriber to the cable operator. A portion of this fee may be rebated to the cable operator based on achieving certain subscriber penetration rates or for the cable system operator agreeing to carry a greater number of channels of our PPV offerings. PPV revenues are derived from orders by DCTV Service subscribers for PPV programming. We remit a percentage of the PPV revenue to the cable operator and the content provider. PPV orders are generally paid for by credit card with revenue being recognized once the programming is viewed.

   Revenue from the PPV Feeds Service is based on a percentage of the cable operators' gross revenue generated by the purchase of TVN PPV movies and events by their subscribers. Cable operators provide us with monthly reports detailing PPV purchases by their subscribers for the prior month and remit our share of the revenue with such report.

   We expect to realize revenue from both our turnkey DCTV Service and our PPV Feeds Service pursuant to long-term affiliation agreements with cable operators. We recognize revenues under our cable operator agreements only when our DCTV Service or PPV Feeds Service is successfully integrated and operating and customer billing commences. Accordingly, the recognition of revenues will lag the announcement of a new cable operator affiliation agreement by at least the time necessary to install the service (generally 90 days) and to achieve meaningful penetration and/or PPV buy rates. Revenues are expected to increase as our current and future cable operator customers successfully deploy DCTV Service and PPV Feeds Service and achieve higher subscriber penetration rates.

   Merchandising revenue is generated primarily by sales of merchandise to television viewers and is related to the number of subscribers in cable systems and viewers in television broadcast areas who receive our home shopping service. Consumers generally pay for merchandise orders by credit card with revenue being recognized upon shipment of the goods.

   In addition to revenues from DCTV Service and PPV Feeds Service, we currently anticipate that additional revenues will be generated by providing uplink and transponder services via the G-3 satellite transponders that we intend to convert from analog to digital over a two year transition period.

 Operating Expenses

   Operating expenses consist of Cost of Revenue; Selling; General and Administrative; Depreciation and Amortization; and Goodwill Amortization expenses. Our historical expenses have been generated by the C-Band HSD business but have also included substantial operating expenses, lease payments and capital investments to develop our digital cable programming and services business, which was launched in the third quarter of fiscal 1998.

   Cost of Revenue. Cost of revenue for the DCTV Service and PPV Feeds Service primarily consists of program license fees, payments to cable operators, uplink and playback service fees, per-subscriber authorization fees for set-top box access control, communications charges related to orders for PPV movies and events by subscribers, and salaries and related expenses of engineering and field operations personnel. License fees for PPV programming are payable to content providers under the terms of our license agreements and generally vary between 30% and 55% of revenue depending on the type of content. Payments to cable operators represent the percentage of PPV revenue shared with DCTV Service affiliates and vary by individual agreement. Uplink and playback services are purchased from an outside vendor pursuant to an agreement that provides for a flat monthly fee. With respect to set-top box authorization, a fee to maintain access control per set-top box is payable to the licensor of the operative software pursuant to its license agreement with us. The majority of cost of revenue for the DCTV Service and PPV Feeds Service will vary directly with revenues (i) as subscriber PPV buy rates increase thereby causing us to incur program license fees and access control charges related to orders for PPV movies and events; (ii) as we are required to hire additional engineering and field operations personnel in connection with the growth of our digital cable programming and services business; and (iii) according to the mix of services provided and their respective costs.

   Cost of revenue for the home shopping service primarily consist of the cost of goods sold, fulfillment costs and the cost of airtime purchased from cable operators, cable networks and broadcast networks. The cost of goods sold are generally between 50% and 60% of the retail price charged. Fulfillment costs include packaging and shipping costs. The cost of airtime varies by hour, averaging approximately $0.07 per subscriber per hour. The majority of cost of revenue for the home shopping service will vary directly with revenue (i) as we increase airtime purchases to achieve greater distribution, (ii) as more consumers purchase our products, and (iii) according to the mix of product and airtime and their respective costs.

   Selling. Selling expenses for DCTV Service and PPV Feeds Service consist of customer acquisition costs, billing expenses, customer service expenses, and salaries and related expenses of our marketing personnel. Customer acquisition costs include expenses associated with our marketing campaign to cable systems, co-op advertising and marketing efforts with affiliated cable systems, rebates to cable operators based on the achievement of penetration milestones and advertising. These expenses are required to acquire new customers and related revenues but are discretionary and therefore can be increased or decreased by management in accordance with the anticipated growth in new business and revenue. We expect to incur significant customer acquisition costs as we market our turnkey DCTV Service and PPV Feeds Service.

   Implementing our DCTV Service requires cable operators to acquire digital head-end and set-top box equipment. The new digital receiving equipment required at each head-end to receive DCTV Service costs the operator approximately $50,000. For systems serving in excess of 5,000 subscribers, TVN generally agrees to make monthly financing payments to the operator which approximate the operator's monthly financing payments on 80% of the digital head-end equipment cost for so long as the affiliation agreement remains in effect.

   Billing expenses consist of subscriber maintenance fees and remittance processing fees and vary directly with revenue. Customer service expenses consist of payroll for call center representatives and telephone charges for customer calls. To the extent that our subscriber base increases or decreases, the required costs to support such subscribers would correspondingly change. We expect to continue to incur significant customer service expenses to support our current and future subscribers.

   Selling expenses for the home shopping service consist of customer service expenses and remittance processing costs and generally vary directly with revenue.

   General and Administrative. General and administrative expenses consist of executive and administrative staff compensation, office expenses and professional fees. General and administrative expenses cover a broad range of the costs of our operations including corporate functions such as administration, finance, legal, human resources and facilities. We anticipate needing additional office facilities in order to support the expected growth in demand for our services from cable operators and subscribers. We anticipate that we can locate and acquire such additional space when and as it is needed although we cannot be certain that such space can be acquired on terms acceptable to us.

   Depreciation and Amortization. Depreciation and amortization expenses consist of depreciation on our capitalized transponder leases and depreciation on equipment necessary for our digital services and are fixed with respect to revenue. Generally, depreciation is calculated using the straight-line method over the useful lives of the associated asset, which range from 5 to 10 years.

   Goodwill Amortization. Goodwill amortization includes the amortization of negative goodwill generated by the acquisition of our company from our predecessor limited partnership. As of March 31, 1998, all negative goodwill had been fully amortized. Goodwill amortization also includes the amortization of goodwill generated by our acquisition of the assets of PSN. We have Contingent Notes Payable totaling approximately $28.7 million. The Contingent Notes Payable do not have a defined maturity or repayment schedule. The resolution of this contingency and the recognition of the related liability is anticipated to generate approximately $28.7 million in goodwill and result in annual amortization expenses recognized over the estimated life of the goodwill to be determined at such time.

   Interest Income and Expense. Interest income will continue to be earned by us from investing the proceeds from the issuance of equity and debt securities until such proceeds are needed to fund the operating expenditures, in particular selling expenses, of our business in connection with the continued roll out of our digital cable programming and services business. Interest income is expected to be highly variable over time. Interest expense will consist primarily of interest accruing under the notes, capitalized leases and other outstanding indebtedness.

 Income Taxes and Net Operating Loss Carryforwards

   As a result of projected operating losses and the potential inability to recognize a benefit for deferred income tax assets, we do not foresee recording a provision for income tax expense in the near term.

   As of March 31, 1999, we had federal and state net operating loss carryforwards ("NOLs") of approximately $141 million and $57 million, respectively, which expire at various times in varying amounts beginning in the years 2004 and 2000, respectively. However, due to the provisions of Section 382, Section 1502 and certain other provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of a portion of the NOLs may be limited. In addition, we are also subject to certain state income tax provisions which may also limit the utilization of NOLs for state income tax purposes.

   Section 382 of the Code provides annual restrictions on the use of NOLs, as well as other tax attributes, following significant changes in ownership of a corporation's stock, as defined in the Code. Investors are cautioned that future events beyond our control could reduce or eliminate our ability to utilize the tax benefits of our NOLs. Future ownership changes under Section 382 could further restrict the use of the NOLs. In addition, the Section 382 limitation could reduce available NOLs to zero if we fail to satisfy the continuity of business enterprise requirement for the two-year period following an ownership change.

Results of Operations

   The table below sets forth for the periods indicated certain data regarding expenses expressed as a percentage of total revenues:

                               Year Ended March 31,
                               -------------------------
                                1997     1998     1999
                               ------   ------   -------
   Revenue...................   100.0 %  100.0 %   100.0 %
   Operating expenses:
     Cost of revenue.........    56.4     66.9      79.8
     Selling.................    18.0     23.1      35.9
     General and
      administrative.........    15.2     18.4      21.4
     Depreciation and
      amortization...........    31.6     39.2      30.8
     Goodwill amortization...    (2.4)    (0.3)       .5
                               ------   ------   -------
   Total operating expenses..   118.6    147.3     168.4
                               ------   ------   -------
   Loss from operations......   (18.6)   (47.3)    (68.4)
   Interest expense..........    41.7     49.6      85.9
   Interest income...........    (0.2)    (0.7)    (16.3)
   Other (income) and
    expense..................     0.2      1.5       (.2)
                               ------   ------   -------
   Loss before extraordinary
    gain.....................   (60.3)   (97.8)   (137.8)
   Extraordinary gain........     7.4      0.0       2.8
                               ------   ------   -------
   Net loss..................   (52.9)%  (97.8)%  (135.0)%
                               ======   ======   =======

 Fiscal Year Ended March 31, 1999 Compared with Fiscal Year Ended March 31,
 1998

   Revenue. Total revenue increased $9.3 million, or 30.3%, to $39.8 million in the fiscal year ended March 31, 1999 from $30.5 million in the fiscal year ended March 31, 1998. The increase in total revenue was primarily attributable to $10.3 million in revenues generated in fiscal 1999 by the Marquee Mix Service, $3.1 million in revenues generated by PSN and $1.2 million generated by the sale of transponder time to third parties. The Marquee Mix Service had not launched and PSN had not been acquired prior to the end of fiscal 1998. The increase was offset by a $5.2 million decrease in PPV programming revenue and programming package revenues generated by our HSD subscribers. The decrease is primarily attributable to a decline in the number of active HSD subscribers.

 Operating Expenses

   Cost of Revenue. Cost of revenue increased $11.3 million, or 55.6%, to $31.8 million in fiscal 1999 from $20.4 million in fiscal 1998 and, as a percentage of revenue, increased to 79.8% in fiscal 1999 from 66.9% in fiscal 1998. The increase as a percentage of revenue is primarily due to an $8.8 million increase in studio license fees generated by our Marquee Mix Service and $2.6 million in costs incurred by PSN, both of which commenced in fiscal 1999. The increase was also due to increases in the cost of uplink and playback services and additional operations payroll resulting from the launch of our digital cable programming and services, partially offset by a decrease resulting from non-recurring transponder costs incurred in fiscal 1998.

   Selling. Selling expenses increased $7.2 million, or 102.4%, to $14.3 million in fiscal 1999 from $7.1 million in fiscal 1998 and, as a percentage of revenue, increased to 35.9% in fiscal 1999 from 23.1% in fiscal 1998. The increase as a percentage of revenue is primarily due to an increase in advertising agency fees, trade advertising, on-air marketing costs, and sales department payroll, all associated with the roll out of our digital cable programming and services.

   General and Administrative. General and administrative expenses increased $2.9 million, or 51.6%, to $8.5 million in fiscal 1999 from $5.6 million in fiscal 1998 and, as a percentage of revenue, increased to 21.4% in fiscal 1999 from 18.4% in fiscal 1998. The increase as a percentage of revenue is primarily due to additional payroll costs associated with the infrastructure required to support our digital cable programming and services, costs incurred by PSN and to a non-recurring period of free rent in fiscal 1998.

   Depreciation and Amortization. Depreciation and amortization increased $268,000 or 2.2%, to $12.3 million in fiscal 1999 from $12.0 million in fiscal 1998. The increase reflects depreciation expense recognized on assets acquired in fiscal 1999.

   Goodwill Amortization. We recognized approximately $200,000 in goodwill amortization associated with the acquisition of PSN in fiscal 1999. Negative goodwill arising from the acquisition of our company from our predecessor limited partnership was fully amortized in fiscal 1998.

   Interest Expense and Interest Income. Interest expense increased $19.0 million, or 125.5%, to $34.2 million in fiscal 1999 from $15.2 million in fiscal 1998. The increase reflects interest expense recognized on the Notes that were issued during fiscal 1999. Interest income increased to $6.5 million in fiscal 1999 from $223,000 in fiscal 1998. The increase reflects interest earned on the invested proceeds from the Notes.

   Provision for Income Taxes. As a result of net losses and our inability to recognize a benefit for our deferred income tax assets, we did not record a provision for income taxes in fiscal 1999 or fiscal 1998.

   Extraordinary Gain. During fiscal 1999, $1.1 million of our obligation for transponder service was forgiven upon the early extinguishment of an $8.1 million note payable previously due December 31, 1998. No extraordinary items were recognized by us in fiscal 1998.

 Fiscal Year Ended March 31, 1998 Compared with Fiscal Year Ended March 31,
 1997

   Revenue. Total revenues, which consist of programming and other operating revenues, decreased $2.9 million, or 8.5%, to $30.5 million in fiscal 1998 from $33.4 million in fiscal 1997. Programming revenues decreased $1.5 million to $18.9 million in 1998 from $20.4 million in 1997, which was primarily attributable to a decrease in the number of active HSD subscribers during fiscal 1998. Other operating revenues decreased $1.4 million to $11.6 million in fiscal 1998 from $13.0 million in fiscal 1997 and was primarily attributable to a decline in one-time subscription fees, merchandising and third party package revenue offset by a slight increase in the revenue generated by the sale of uplink and transponder service.

 Operating Expenses

   Cost of Revenue. Cost of revenue increased $1.6 million or 8.6%, to $20.4 million in fiscal 1998 from $18.8 million in fiscal 1997 and, as a percentage of revenue, increased to 66.9% for fiscal 1998 from 56.4% in fiscal 1997. The increase as a percentage of revenue is primarily attributable to an increase in the cost of uplink and playback services and the amortization of prepaid access control fees resulting from the launch of our digital cable programming and services. These increases were partially offset by a decrease in transponder costs resulting from the termination in fiscal 1998 of certain transponder leases that were not renewed.

   Selling. Selling expenses increased $1.1 million, or 17.8%, to $7.1 million in fiscal 1998 from $6.0 million in fiscal 1997 and, as a percentage of revenue, increased to 23.1% in fiscal 1998 from 18.0% in fiscal 1997. The increase as a percentage of revenue is primarily due to an increase in advertising agency fees and sales department payroll associated with the launch of our digital cable programming and services as well as an increase in on-air production costs and a marketing promotion, both targeted toward the HSD subscriber base. These increases were partially offset by a decrease in bad debt expense.

   General and Administrative. General and administrative expenses increased $558,000, or 11.0%, to $5.6 million in fiscal 1998 from $5.1 million in fiscal 1997 and, as a percentage of revenue, increased to 18.4% in 1998 from 15.2% in fiscal 1997. The increase as a percentage of revenue is primarily due to an increase in payroll costs necessary to accommodate the staffing requirements of our digital cable programming and services.

   Depreciation and Amortization. Depreciation and amortization increased $1.5 million, or 13.8%, to $12.0 million in fiscal 1998 from $10.5 million in fiscal 1997. The increase reflects a full year's depreciation of the G-9 transponders in fiscal 1998 compared to only nine months' depreciation in 1997; G-9 was capitalized in July 1996.

   Goodwill Amortization. Negative goodwill amortization decreased $703,000, or 87.6% to $100,000 in fiscal 1998 from $803,000 in fiscal 1997. The decrease is due to the amortization during fiscal 1998 of the remaining negative goodwill balance over a two month period compared to a full year's amortization of negative goodwill in fiscal 1997.

   Interest Expense. Interest expense increased $1.3 million, or 9.0%, to $15.2 million in fiscal 1998 from $13.9 million in fiscal 1997. The increase reflects the recognition of twelve months interest on the G-9 transponder lease in fiscal 1998 compared to only nine months of interest in fiscal 1997; G-9 was capitalized in July 1996. The increase was also attributable to the accrual of twelve months of interest in fiscal 1998 on additional indebtedness that was incurred incrementally over the last six months of fiscal 1997. Interest income increased $160,000 or 254%, to $223,000 in fiscal 1998 from $63,000 in fiscal 1997.

   Provision for Income Taxes. As a result of operating losses and our inability to recognize a benefit for our deferred income tax assets, we did not record a provision for income taxes in fiscal 1998 and fiscal 1997.

   Extraordinary Gain. During fiscal 1997, a portion of our obligation for consumer phone charges and transaction processing service was forgiven in consideration for our agreement to terminate the original service contract. No extraordinary gains were realized by us in fiscal 1998.

Liquidity and Capital Resources

   Our growth has been funded through a combination of equity, debt and lease financing. As of March 31, 1999, we had current assets of $117.3 million, including $84.3 million of cash and cash equivalents and current liabilities of $46.4 million, resulting in working capital of $70.9 million. We invest excess funds in short-term, interest bearing investment grade securities until such funds are needed to fund the capital expenditure and operating needs of our business.

   We believe that our future ability to service our indebtedness and to achieve profitability will be dependent upon our ability to generate substantial revenues from our digital cable programming and services and home shopping services. We expect to continue to experience negative operating margins and EBITDA while our DCTV Service and PPV Feeds Service are being marketed to cable operators and their subscribers. The continued roll out of our digital cable programming and services requires significant operating expenditures, in particular selling expenses, a large portion of which will be expended before any revenue is generated. We have experienced and expect to continue to experience, negative cash flows and significant losses while we continue to market our digital cable programming and services and establish a sufficient revenue generating customer base of cable operators and their subscribers. We cannot be certain that we will be able to successfully roll out our digital cable television service or establish such a customer base. See "Risk Factors--We are highly leveraged."

   Our cash on hand and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for us to expand our DCTV Service and PPV Feeds Service as currently planned and to fund our operating deficits for at least the next 12 months. We have Contingent Notes Payable totaling approximately $28.7 million. The Contingent Notes Payable do not have a defined maturity or repayment schedule. These obligations are payable only from Available Cash Flow, as defined in the Restated Limited Partnership Agreement dated March 7, 1991. These Contingent Notes Payable have not been recorded as a liability in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," because they represent contingent consideration related to the acquisition of net assets and the outcome of the contingency is not determinable beyond a reasonable doubt. We may renegotiate the terms of the Contingent Notes Payable following the completion of the exchange of the Old Notes for New Notes to incorporate a defined maturity and payment schedule. In conjunction with such renegotiation, we may restructure or repay all or a portion of the Contingent Notes Payable. In the event that we are unable to agree on a defined maturity and payment schedule, the timing of the repayment of the Contingent Notes Payable will remain uncertain and subject to events outside our control. We will record these notes payable as liabilities and recognize related goodwill when the contingency is resolved. See "Risk Factors--We have incurred net losses in every fiscal year since inception" and "Risk Factors--We anticipate that our existing capital and cash from operations will be adequate to satisfy our capital requirements for the next 12 months" and "Description of Certain Indebtedness."

 Cash Provided By/Used For Operating Activities

   Our operating activities used $2.9 million, $28.1 million and $35.4 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively. Cash used for operations is primarily due to net losses of $17.7 million, $29.9 million and $53.8 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively and increases in accounts receivable, which are partially offset by non-cash expenses, such as depreciation and amortization, and other changes in working capital items such as accounts payable, accrued liabilities and accrued interest. We expect to continue to generate negative cash flow from operating activities while we accelerate the marketing and deployment of our DCTV Service and PPV Feeds Service. Consequently, we do not anticipate that cash provided by operations will be sufficient to fund such marketing and deployment and other costs of operations in the near term.

 Cash Used For Investing Activities

   Cash used for investing activities was $169,000, $308,000 and $68.3 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively. Cash used for investing activities in fiscal 1999 consists primarily of investments in marketable securities and the proceeds of such investments to secure the first six interest payments on the Notes. Our capital expenditures (including assets acquired under capitalized leases and through the issuance of debt) were $45.5 million, $482,000 and $2.6 million for fiscal 1997, fiscal 1998 and fiscal 1999, respectively. We expect to incur approximately $4.5 million in capital expenditures in fiscal 2000.

 Cash Provided By/Used For Financing Activities

   Cash provided by financing activities was $3.5 million, $44.4 million and $171.3 million in fiscal 1997, fiscal 1998 and fiscal 1999, respectively. Cash provided by financing activities includes the proceeds of equity financings and debt arrangements that we entered into. During fiscal 1997, we received $8.0 million in proceeds from debt financings from a vendor and certain of our stockholders. During fiscal 1998, we received $45.0 million in proceeds from an equity financing made by PGI II, an affiliate of the Placement Agent, and $4.5 million in proceeds from debt financings from a vendor and certain of our stockholders. During fiscal 1999, we received $193.3 million in net proceeds from the sale of the Notes and Warrants. We are required to make payments on notes payable and capitalized leases of $26.8 million, $21.1 million, and $22.0 million during fiscal 2000, fiscal 2001 and fiscal 2002, respectively, and $89.9 million thereafter.

Year 2000 Compliance

   Many computer systems and software and electronic products are coded to accept only two-digit entries in the date code field. These code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software ("IT Systems") and other property and equipment not directly associated with information and billing systems ("Non-IT Systems"), such as phones, and other office equipment used by many companies, including us, may need to be upgraded, repaired or replaced to comply with such "Year 2000" requirements.

   We have conducted an internal review of most of our internal corporate headquarters IT Systems, including finance and operations. We have contacted most of the vendors of our internal corporate headquarters IT Systems to determine potential exposure to Year 2000 issues and have obtained letters from most of such vendors assuring that they will be Year 2000 compliant by the Year 2000. Although we have determined that most of our principal internal corporate headquarters IT Systems are Year 2000 compliant, we have also determined that certain other such internal systems, including our accounting software, are not Year 2000 compliant. We have purchased accounting software that is Year 2000 compliant and expect that our conversion to that software will be complete by July 1, 1999. We are in the process of upgrading other and/or replacing such internal systems to ensure their compliance by the Year 2000.

   The Company has appointed personnel to oversee Year 2000 issues. These employees are reviewing all IT Systems and Non-IT Systems that have not previously been determined to be Year 2000 compliant and will attempt to identify and implement solutions to ensure such compliance. To date, we have not incurred significant incremental costs to remediate our Year 2000 issues as the majority our efforts have involved an allocation of internal resources, primarily existing personnel and the upgrade of systems and equipment made in the ordinary course of business. We presently estimate that the total additional cost for external resources will be immaterial. We derived these estimates by utilizing numerous assumptions, including the assumption that we have already identified our most significant Year 2000 issues and that the Year 2000 compliance plans of our third-party suppliers and cable operator affiliates which currently deploy our DCTV Service, PPV Feeds Service and home shopping services will be completed in a timely manner without cost to us. However, these assumptions may not be accurate, and actual results could differ materially from those anticipated.

   We have been informed by key suppliers and cable operator affiliates that currently deploy our DCTV Service, PPV Feeds Service or home shopping service that such suppliers and cable operator affiliates are currently, or will be Year 2000 compliant by the Year 2000. Our uplink and playback services provider, 4MC, is investing in a state of the art facility that will be Year 2000 compliant. It expects to complete the buildout of this facility by November 1999. Our transponder service provider, PanAmSat Corporation has provided us with its Year 2000 compliance representation. Our provider of digital compression and encryption technology has also provided us with multiple statements with respect to Year 2000 compliance. We are commencing independent testing to verify the progress and validate the representations of our key suppliers and plan to hire additional personnel in June 1999 that will be dedicated to this task. We have been informed that the companies that perform billing services for certain of our cable operator affiliates may not be fully Year 2000 compliant. We understand that these companies have devoted resources to becoming Year 2000 compliant.

   Any failure of these third parties to timely achieve Year 2000 compliance could have a material adverse effect on our operating results, financial condition and our ability to achieve sufficient cash flow to service our indebtedness, including the New Notes.We could be affected through disruptions in the operation of the enterprises with which we interact or from general widespread problems or an economic crisis resulting from noncompliant Year 2000 systems. Despite our efforts to address the Year 2000 effect on our internal systems and business operations, such effect could result in a material disruption of our business or have a material adverse effect on our business, operating results and financial condition and our ability to achieve sufficient cash flow to service our indebtedness, including the New Notes. Should certain of our internal or external systems fail to be Year 2000 compliant, we believe that other third party suppliers who are Year 2000 compliant will be able to replicate such systems. However, there can be no assurance that such suppliers will be available to provide such services in a timely manner or that they will be able to do so on terms acceptable to us.

                                    BUSINESS

TVN Entertainment Corporation

   Our company provides the only fully interoperable, turnkey, end-to-end digital solution that enables virtually any cable system to deliver a wide variety of new digital television programming and services to subscribers over existing cable infrastructure. In response to increasing consumer demand for additional entertainment programming and services, the cable industry has begun a large scale conversion from analog to digital transmission, facilitated by recent advances in digital compression and encryption technology. In late 1997, we launched TVN Digital Cable Television, also known as our DCTV Service. This "one-stop" digital cable solution combines a digital delivery system with programming content and support services to enable cable operators to expand the channel capacity of their existing bandwidth and generate new sources of revenue without the need to rewire or significantly upgrade their existing analog cable systems.

   Our DCTV Service enables cable operators to substantially enhance the variety and quality of programming choices through a more efficient use of their cable bandwidth by utilizing recent industry technology that compresses eight or more digital channels onto one analog channel. This allows cable operators to supplement their analog programming with:

  . a new digital tier providing near-video-on-demand, or NVOD, movies and pay-per-view, or PPV, events;

  . CD quality digital music;

  . an interactive on-screen program guide;

  . additional basic and/or premium channels; and

  . information, data and text services.

   Our long-standing relationships with key content providers, including all the major and leading independent film studios and sports, special event and adult content distributors, allow us to provide a broad range of popular programming. Our turnkey implementation services include:

  . automated ordering and authorization;

  . customer service and billing;

  . engineering and marketing support;

  . studio licensing and fee administration; and

  . the installation of digital head-end equipment.

   We believe our turnkey digital solution is particularly attractive to smaller and medium size cable systems, including smaller, non-clustered systems of multiple system operators, or MSOs, which may lack the scale, funding, technical or administrative resources to economically implement a digital tier on their own. These cable systems currently serve approximately one-third of the estimated 65 million cable television subscribers. We also serve larger cable systems that do not require a turnkey solution by delivering our digital satellite feeds of NVOD movies and PPV events, know as our PPV Feeds Service. We transmit programming via 15 transponders on two well located PanAmSat satellites. We lease fourteen of these transponders on a long-term basis.

   Digital technology adds several important advantages to analog cable systems, including:

  . increased channel capacity;

  . high quality video and audio signals; and

  . remote authorization of subscribers for encrypted programming, known as "addressability".

   Demand for the breadth and quality of digital programming has fueled the dramatic growth of the direct broadcast satellite, or DBS, industry. DBS has been the principal vehicle available to consumers who want access to these digital services. We believe that, given a choice, most home television viewers will choose to receive PPV and other enhanced digital services via cable rather than DBS because digital cable offers several key advantages including:

  . digital television without the need for consumers to incur the up-front costs of purchasing and installing satellite dish equipment;

  . a broadband distribution path for a variety of future interactive applications, such as high-speed Internet connectivity; and

  . local broadcast television stations currently unavailable through DBS.

   Technology advances in the cable industry have made digital transmission possible over cable's existing analog infrastructure without requiring time consuming and expensive upgrades to the cable plant. By 1997, General Instrument, or GI, a leading cable equipment manufacturer, working with CableLabs, a research and development entity funded by a consortium of cable operators, including industry leader TCI, had successfully developed new digital compression and encryption technology, known as DCII Technology, and related equipment that enables cable operators to expand the channel capacity of their existing bandwidth and add digital programming. TCI is at the forefront in implementing DCII Technology and has installed digital equipment in many of their owned and affiliated systems. Our one-stop DCTV Service allows smaller and medium size cable systems to implement this digital cable approach.

   Our company was founded in 1987 by current Chairman and Chief Executive Officer, Stuart Z. Levin, to provide satellite delivered PPV movies and events to owners of large (six to ten-foot) C-Band home satellite dishes, or HSDs. As of March 31, 1999, we maintained a database of over 800,000 HSD subscribers, more than 260,000 of whom purchased programming from us during the fiscal year ended March 31, 1999. In fiscal 1998, we received a $45 million equity investment from Princes Gate Investors II, L.P. and certain of its affiliates, known collectively as PGI II, an affiliate of Morgan Stanley. In fiscal 1998, we also and hired our current President and Chief Operating Officer, James B. Ramo, formerly Executive Vice President of DirecTV, the leading provider of DBS services, to implement our digital cable strategy.

The TVN Digital Solution

   Our digital solution offers two types of service: (i) DCTV Service targeted at smaller and medium size cable systems and (ii) PPV Feeds Service targeted at larger cable systems.

 DCTV Service

   Our turnkey solution combines a digital delivery system with programming content and support services to enable cable operators to expand the channel capacity of their existing bandwidth and generate new sources of revenue without undertaking a substantial and expensive upgrade of their cable plant. DCTV Service can expand the number of video channels delivered by a typical smaller cable system from 60 analog video channels to over 100 combined digital and analog channels for digital subscribers. Many operators also gain the ability to remotely address set-top boxes for the first time.

   We believe our turnkey solution provides an attractive offering for cable subscribers. The incremental price to the subscriber for DCTV Service is determined by the cable operator and is generally $10.99 per month. PPV movies typically cost $3.99 each and PPV events are priced individually. A typical DCTV Service digital tier includes:

  . 32 digital channels of NVOD movies and PPV events;

  . a channel showing previews of currently offered films and coming attractions;

  .adult programming;

  . 40 CD quality digital music channels from DMX;

  . the TV Guide interactive on-screen program guide which displays comprehensive program listings (including each system's analog channels and local broadcasts) and provides parental control;

  . new digital basic and/or multiplexed premium channels;

  . additional information, data and text services; and

  . continued access to the system's analog cable and local channels.

   We believe our turnkey solution is particularly attractive to smaller and medium size cable systems, including smaller, non-clustered systems of MSOs, which may lack the scale, funding, technical or administrative resources to economically implement a digital tier on their own. Turnkey support services provided for the cable operator include:

  . automated ordering and authorization;

  . customer service and billing;

  . engineering and marketing support;

  . studio licensing and fee administration; and

  . the installation of digital head-end equipment.

   The typical $10.99 monthly fee charged by the cable operator to subscribers for the digital tier of programming generally more than covers the monthly DCTV Service fee paid to us by the cable operator and the amortized cost of the digital set-top box. PPV revenues generated from our NVOD movies and PPV events are shared by us and the cable operator based on a percentage of the PPV revenue. We believe that cable operators can achieve a meaningful increase in revenue and earn an attractive return on investment by providing DCTV Service.

 PPV Feeds Service

   Our PPV Feeds Service transmits to cable systems the same digital NVOD movies and PPV events included in DCTV Service. PPV Feeds Service allows cable systems to receive content from a single source of distribution and avoid the significant capital investment otherwise required for automated playback, storage, scheduling and delivery of PPV programming. Cable operators receiving PPV Feeds Service also benefit from our expertise in selecting and scheduling PPV programming to maximize buy rates, based on our experience in delivering PPV movies and events to the C-Band HSD market since 1991. We receive from the cable operator a percentage of the revenue generated by cable subscribers' purchases of TVN PPV movies and events. Our PPV Feeds Service is a highly attractive opportunity because it generates recurring revenue and cash flow at little incremental cost.

   In addition, we also transmit three digital channels of PPV hit movies and events that cable operators can receive in digital format at the system head-end and then convert to analog format for delivery to their addressable subscribers, known as our Marquee Mix Service. This service provides a replacement for the PPV programming offered by Request Television, which ceased operations on June 30, 1998. This service also preserves analog channels for PPV that can be used in the future by cable operators to implement DCTV Service or PPV Feeds Service. For Marquee Mix Service, we receive from the cable operator a percentage of the revenue generated by cable subscribers' purchases of TVN PPV movies and events.

 Recent Cable Operator Affiliations

   Following the completion of comprehensive operational testing and marketing trials in late 1997, we formally launched our digital cable programming and services. As of May 15, 1999, we have entered into

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agreements with or have received commitments from 63 cable operators for DCTV
Service, 5 cable operators for PPV Feeds Service and 17 cable operators for Marquee Mix Service, as summarized below. In addition, we are in active negotiations with 42 cable operators whose systems serve over 650,000 subscribers, approximately 365,000 for DCTV Service and approximately 285,000 for PPV Feeds Service.

 DCTV Service

   Currently, our DCTV Service is offered by:

  . Five cable operator affiliates with systems serving over 20,000 subscribers, for an aggregate of 168,500 subscribers with access to DCTV Service, including 38,000 in Comcast's Huntsville, Alabama system, 34,000 in various CableAmerica systems, and 93,000 in various WEHCO systems;

  . Twelve cable operator affiliates with systems serving 10,000 to 20,000 subscribers for an aggregate of 164,500 subscribers with access to DCTV Service; and

  . Forty-five cable operator affiliates with systems serving fewer than 10,000 subscribers, for an aggregate of 125,000 subscribers with access to DCTV Service.

 PPV Feeds Service

   Currently, our PPV Feeds Service is offered by:

  .  Jones Cable, an affiliate with systems serving over 90,000 subscribers;
     and

  . Four cable operator affiliates with systems serving fewer than 20,000 subscribers, for an aggregate of 13,000 subscribers with access to PPV Feeds Service

 Marquee Mix Service

   Currently, our Marquee Mix Service is offered by:

  . Three cable operator affiliates with systems serving over 20,000 subscribers, for an aggregate of 2.3 million subscribers with access to Marquee Mix Service, including 2.2 million Cablevision systems subscribers;

  . Two cable operator affiliates with systems serving 10,000 to 20,000 subscribers, for an aggregate of 37,000 subscribers with access to Marquee Mix Service, and

  . Twelve cable operator affiliates with systems serving fewer than 10,000 subscribers, for an aggregate of 21,900 subscribers with access to Marquee Mix Service.

   We have recently created a customized digital tier of programming for certain Comcast cable systems that carry Viewer's Choice PPV movie service. Our customized tier includes PPV movies and events differentiated from those offered by Viewer's Choice, as well as the Spice and Playboy Channels. Comcast will offer this customized digital tier of programming in seven of its systems that serve an aggregate of 1.8 million subscribers who will have access to this tier of service.

Our Digital Cable Strategy

   Our strategy is to be the leading independent provider of digital PPV programming and services to cable operators. Our digital cable strategy includes the following key elements:

   Expand Cable Operator Base to Maximize Potential Digital Subscribers. To capitalize on being first to market with an economically viable comprehensive digital cable solution, our strategy is to enter into long-term affiliation agreements with cable operators to maximize the number of subscribers who have access to our digital cable programming and services. Our digital solution offers cable operators additional revenue sources at modest incremental cost and substantially enhanced programming and services with which to attract and retain subscribers who might otherwise seek alternative sources of digital programming.

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

   Drive Subscriber Penetration by Providing Superior and Convenient
Service. Our strategy is to maximize subscriber penetration by delivering conveniently accessed, superior digital services such as NVOD hit movies and PPV events, CD quality digital music and information, data and text services. By using our digital NVOD service, cable subscribers can avoid trips to a video rental store, the risk that popular movie rentals are unavailable, late return fees and tape rewind charges. Our digital NVOD service also provides customers with flexibility in selecting from a wide range of popular movies and start times and other entertainment offerings versus traditional analog PPV services. Additional advantages for consumers include an on-screen programming and navigational guide with parental control, all accessed by a universal remote control. The high quality digital pictures and CD quality digital sound provide a significantly enhanced viewing experience.

   Maximize PPV Buy Rates. Based on our experience in providing PPV to the C-Band HSD market since 1991, we select movie titles and events and schedule them to maximize PPV buy rates. We have learned that the convenience of optimally scheduled start times and automated telephone number identification ordering, known as ANI, or impulse PPV ordering, known as IPPV (i.e. ordering via the set-top remote) can significantly increase PPV buy rates. Our NVOD schedule offers 32 channels of PPV movies with hit titles conveniently starting approximately every 30 minutes. The combination of NVOD with ANI or IPPV ordering allows PPV to be an impulse buy which increases buy rates. Industry data indicates that NVOD programming is capturing a growing share of the home video rental market. We believe that, on average, cable operators offering our NVOD digital programming have the potential to generate PPV buy rates comparable to those of DirecTV, which approximate two buys per subscriber per month. Our newly developed VOD service is expected to increase PPV buy rates. We are currently conducting an initial field trial of our VOD service in one of our smaller affiliate's system.

   Capitalize on Long-Standing Relationships with Content Providers. We have long-standing relationships with all the major and leading independent film studios and key sports, special event and adult programming distributors. We believe that our proven national distribution channel makes us a very attractive customer for content providers. We believe that the breadth and quality of our PPV programming are valuable to cable operators because together they can lead to growth in penetration and buy rates.

   Expand PPV Feeds Service. We are one of only two companies offering satellite delivered digital feeds of NVOD hit movies and PPV events to cable operators. We market our PPV Feeds Service to larger cable systems that do not require turnkey services but can benefit from our single source distribution of PPV content. Our PPV Feeds Service allows cable systems to avoid the significant capital investment required for playback, storage, scheduling and delivery of digital PPV programming. The PPV Feeds Service generates a highly attractive and recurring cash flow stream at little incremental cost to us. For this service, we receive a percentage of the operators' gross PPV revenues from subscribers.

   Leverage Core Competencies into New Internet and Interactive Services. Our strategy is to remain at the forefront of implementing the newest technologies and systems that enable the delivery of digital programming and services to cable systems. Our digital delivery system can also be enhanced to provide additional programming and interactive services via the Internet as they become technologically feasible and economically attractive. These services may include:

  . high speed Internet connectivity;

  . IT telephone and ISP services;

  . in-home shopping, banking and other consumer oriented and informational services; and

  . high definition television, or HDTV.

   For example, we have entered into an agreement with Citibank to jointly develop an interface for the delivery of home banking, electronic commerce and transactional services over our digital cable platform to the set-top box.

Products, Markets and Customers

 DCTV Service

   Our DCTV Service combines a digital delivery system with programming content and support services to enable cable operators to offer a new digital tier to their subscribers. DCTV Service provides cable operators with:

   Content. A typical DCTV Service digital tier includes:

  . 32 digital channels of NVOD movies and PPV events;

  . a channel showing previews of currently offered films and coming attractions;

  . adult programming;

  . 40 CD quality digital music channels from DMX(R);

  . the TV Guide interactive on-screen program guide which displays comprehensive program listings (including local broadcasts) and provides parental control for all channels available on the system;

  . new digital basic and/or multiplexed premium channels;

  . additional information, data and text services; and

  . continued access to the system's analog cable and local channels.

   Automated Ordering and Authorization. We manage automated ordering and authorization required to process large volumes of PPV orders.Such authorization, known as conditional access, is the process by which subscribers' set-top boxes are remotely authorized to descramble our encrypted PPV movie or event programming for at least one full showing and are then deauthorized upon program completion. Cable operators desiring to implement their own conditional access system face substantial capital and operating expense. The head-end equipment necessary to provide local conditional access typically costs such cable operators $150,000 and requires ongoing support and maintenance.

   Customer Service. Our customer service facilities allow cable operators to meet the customer service demands that accompany the increased capabilities of DCTV Service. Subscriber orders for NVOD movies and PPV events are handled electronically through either ANI or IPPV ordering. Cable subscriber inquiries are handled by call centers that we operate. HSD subscriber inquiries are handled by TicketMaster.

   Billing, Reporting and Subscriber Management. The billing, reporting and subscriber management system we use was developed by CSG and has been enhanced in conjunction with us specifically to support DCTV Service. We currently bill for most PPV orders via subscribers' authorized credit cards which reduces billing costs and substantially reduces bad debt. For cable operators that wish to provide PPV service for subscribers who do not have or do not wish to use a credit card, we will bill the subscriber for PPV orders via a separate PPV bill. We can also deliver PPV billing data to each cable operator that wishes to include this information on the regular monthly bill sent to subscribers. The billing software provides detailed management and marketing reports which we believe are valuable to our cable operator customers.

   Engineering Support. An important aspect of our DCTV Service is our commitment to facilitate the rapid implementation of our digital service. We are generally able to have our DCTV Service operational in a cable system within 90 days. We arrange for the delivery, testing and installation of preconfigured digital head-end equipment. Either TVN or subcontractor personnel complete and test the installation and remain on site until the digital equipment is fully operational.

   Marketing. We assist cable operators in creating programming packages and related advertising and marketing campaigns in order to maximize penetration, buy rates and profits from DCTV Service. Working with the Friedland, Jacobs Agency, we have developed a complete "Go Digital" campaign to provide cable operator customers with a complete package of marketing materials designed to drive subscriber penetration. In addition, we contribute to cooperative advertising and marketing of DCTV Service.

   Studio Licensing and Fee Administration. We have long-standing relationships with all the major and leading independent film studios and key sports, special events and adult programming distributors. We believe that these relationships are essential to obtaining the popular programming that drives subscriber demand for our digital PPV movies and events. In addition, we provide a single source of digital programming for cable operators. Our experience in providing PPV movies and events to the C-Band HSD market since 1991 provides valuable expertise in selecting and scheduling PPV programming to maximize buy rates. We believe that the breadth and quality of our PPV programming are valuable to cable operators because together they can lead to growth in penetration and buy rates.

   Arrangement of Financing. Implementing our DCTV Service requires cable operators to acquire digital head-end equipment and set-top boxes. To facilitate the purchase or lease of this equipment, we have an arrangement with a financing entity that offers lease financing to our cable operator customers.

   Financial Benefits of DCTV Service to Cable Operators

   We require the cable operator to agree to a multi-year commitment to offer our DCTV Service. During the term of the agreement, the cable operator pays us a monthly fee per digital subscriber based on achieving certain subscriber penetration rates and/or for the cable operator agreeing to carry a greater number of channels of our PPV offerings. For cable operators that do not require the full range of turnkey services, we offer these services on an "a la carte" basis, the fees for which are determined on an individual basis according to the services provided. Revenues from PPV movie and event programming are shared among content providers, the cable operator and us.

   To receive DCTV Service, a cable subscriber must have a DCII set-top box which costs the cable operator approximately $300. We utilize GI's DCII encryption/compression protocols, the accepted digital standard in the cable industry. The monthly charge paid by subscribers for the digital tier is generally more than sufficient to cover the cable operator's amortized cost of DCII set-top boxes over the term of a five year TVN affiliation agreement. The new digital equipment required at each head-end to receive DCTV Service costs the cable operator approximately $50,000. For systems serving in excess of 5,000 subscribers, we generally agree for so long as the affiliation agreement remains in effect to make monthly payments to the operator which approximate the cable operator's monthly financing payments on 80% of the cost of such digital head-end equipment. We assume no obligation, however, to third-party financing entities.

   Strategic Benefits of DCTV Service to Cable Operators

   Rapid Upgrade. DCTV Service enables cable operators to rapidly upgrade their systems to offer NVOD movies, PPV events and other digital programming. DCTV Service provides a broad range of digital services that can be managed, delivered, billed and analyzed by us for the cable operator and content providers. We believe that our digital delivery system also serves as a low cost platform for a wide range of new digital and interactive services for the consumer, such as in-home shopping, banking and bill paying.

   Neutrality. We are the only independent provider of digital cable television programming and services. We believe that many cable operators prefer to work with an independent service provider.

   Flexibility. For MSOs and other cable operators, DCTV Service provides a customized and scalable solution. For instance, MSOs can implement DCTV Service on a discrete number of non-clustered systems as well as selecting from a range of support levels depending on the needs and sizes of different systems. Our turnkey DCTV Service offers the most comprehensive support and services. Cable operators that desire to manage certain DCTV Service functions for themselves can select from our turnkey services on an a la carte basis. For cable operators seeking only a single source of satellite transmitted digital PPV programming, we offer our PPV Feeds Service.

   Interoperability. Our digital delivery system is interoperable with programmers and set-top boxes using industry standard DCII encryption and compression protocols. Based on tests performed by CableLabs, our digital transmission system will work in more than 95% of the existing cable systems without significant upgrade to the cable plant, apart from installing the required head-end equipment and deploying digital set-top boxes.

   Benefits of DCTV Service to Cable Subscribers

   The incremental price to the subscriber for the DCTV Service is determined by the cable operator and is typically $10.99 per month. PPV movies typically cost $3.99 each and PPV events are priced according to each local market. DCTV Service provides NVOD capability, the primary attribute of which is that PPV movies have multiple start times, at brief intervals. Automated ordering of TVN PPV films utilizes either our existing ANI capabilities or IPPV technology built into DCII set-top boxes. Movie start times are a function of how many channels are dedicated to telecasting a particular movie and the running time of that movie. For instance, if a hit movie is telecast in digital format on four channels, it can start every 30 minutes on one of those channels. Currently, our analog signal movies start approximately every two hours. The bigger the anticipated demand for a particular PPV film, the more digital channels that will be devoted to that film, especially during the opening week. The convenience and attractiveness of NVOD movies for digital tier subscribers is demonstrated in part by industry experience indicating a typical 5 times improvement in PPV buy rates versus traditional analog PPV. One of the NVOD features expected for a future generation DCII box is a "virtual pause" function, which allows the customer to push a button for a brief delay in the movie, which can then be restarted at a point just prior to the scene at which the pause occurred. Another anticipated feature is one button VCR recording by which the set-top box will automatically turn on a subscriber's VCR and record programming previously selected by the subscriber using the on-screen navigational guide. Finally, our DCTV Service protects subscribers against technological obsolescence in that digital cable set-top boxes remain the property of the cable operator and can be redeployed within the cable system as new technologies become available, rather than requiring the consumer to purchase and then replace expensive in-home equipment such as DBS satellite systems or other hardware.

 PPV Feeds Service

   Our PPV Feeds Service transmits to larger cable systems the same digital NVOD movies and PPV events included in DCTV Service. PPV Feeds Service allows cable systems to receive content from a single source of distribution and avoid the significant capital investment otherwise required for playback, storage, scheduling and delivery of PPV programming. Cable operators receiving PPV Feeds Service also benefit from our expertise in selecting and scheduling PPV programming to maximize buy rates, based on our experience in delivering PPV movies and events to the C-Band HSD market since 1991. We receive from the cable operator a percentage of the gross revenue generated by cable subscribers' purchases of TVN PPV movies and events. Our PPV Feeds Service is a highly attractive opportunity because it generates recurring revenue and cash flow at little incremental cost. The cable operator is responsible for distributing, authorizing and billing our subscribers for the PPV content. On a monthly basis, the cable operator provides us with a report of gross PPV revenue and remits the portion payable to us. The PPV Feeds Service also helps us establish relationships with the largest MSOs and demonstrate the earning potential of our digital PPV content. Such relationships provide an opportunity for us to offer our turnkey DCTV Service to the smaller, non-clustered systems of these MSOs.

   In mid-1998, we introduced our Marquee Mix Service offering three digital channels of PPV hit movies and events that cable operators can receive in digital format at the system head-end and then convert to analog format for delivery to their addressable subscribers. This service provides a replacement for Request Television's PPV service and preserves analog channels for PPV that can be used in the future by cable operators to implement DCTV Service or PPV Feeds Service. We receive from the cable operator a percentage of the gross revenue generated by cable subscribers' purchases of TVN PPV movies and events. Cablevision Systems deploys our Marquee Mix Service in cable systems serving approximately 2.2 million subscribers. We have recently created a customized tier of digital programming for certain Comcast systems which carry Viewer's Choice PPV programming. Our customized digital tier includes hit PPV movies and events which supplement those offered by Viewer's Choice, as well as the Playboy and Spice Channels. Comcast will offer this customized digital tier of programming in seven of its systems serving an aggregate of 1.8 million subscribers.

 Home Shopping Services

   In January 1999, we acquired substantially all of the assets of the Panda Shopping Network, or PSN, as part of our strategy to use our infrastructure and digital delivery system to offer home shopping programming. PSN is a live, on-air home shopping channel specializing in merchandise such as jewelry, watches and precious metal collectibles. PSN is currently distributed through cable operators, DBS, broadcast networks and low-power television to more than 25,000,000 homes during certain hours.

 Video-on-Demand Service

   In conjunction with a manufacturer of specialty digital servers, we have developed a video-on-demand, or VOD, service for cable operators whose systems have hybrid fiber/coaxial cable that enables two-way communications from the set-top box. There are currently 19,000,000 homes passed by systems equipped with hybrid fiber/coaxial cable. VOD offers cable subscribers the ability to start, pause, rewind and fast forward movies on demand. We will offer our VOD services to cable operators who agree to install a digital server at their head-end that stores and delivers our PPV content. We will provide such content, and facilitate the installation and financing of such digital servers for cable operators. We are currently conducting an initial field trial of our VOD service in one of our smaller affiliate's systems.

Future Products and Services

   Electronic Commerce Services via Our Digital Cable Platform and the Internet. We believe that we can leverage our home shopping services through their existing means of distribution and across our digital cable platform to drive viewer traffic to a multi-featured Internet site that we intend to develop to offer a wide range of consumer oriented electronic commerce services, including home banking and finance, customized delivery of digital music and healthcare information and consulting. As part of our development effort, we have entered into an agreement with Citibank to jointly develop an interface for the delivery of home banking, electronic commerce and transactional services over our digital cable platform to set-top boxes with cable modems. We have also formed a new venture, Chromazone LLC, in which we own a 50% interest, to develop and license e-commerce engine software and related interactive applications. Chromazone will be performing consulting and software development services for us and Citibank to create Internet portal sites and integrate them to effect consumer transactions via the internet and our digital cable platform. We have also signed a memorandum of understanding to purchase a majority interest in New Media Network, or NMN, which is a new company formed to distribute downloadable digital music and other entertainment products at retail locations and via the internet.

   Premium Interactive Digital Services. We believe that our digital delivery system can be enhanced to provide additional digital programming and interactive services as they become technologically feasible and economically attractive. These services may include high speed Internet connectivity, IP telephony, interactive services and HDTV. We plan to enter into an arrangement with an established Internet service provider to offer DCTV subscribers high speed Internet access and IP telephony services over our digital cable platform to set-top boxes equipped with cable modems.

   Cable Channel Uplink Services. As we transition our HSD business from analog to digital, we expect to convert nine of our G-3 transponders from analog to digital over a two year transition period. We believe that there will continue to be substantial opportunities to use the infrastructure created for our digital cable service to provide playback, storage, encryption, conditional access and uplink services for new and planned digital cable channels, similar to the services we provide for ESPN, Playboy and Guthy-Renker. New channels have experienced great difficulty obtaining carriage on cable systems in the analog environment, due to bandwidth constraints. Using digital compression, we can uplink six to ten channels on one of our G-3 transponders, depending on the compression ratio required to deliver clear pictures. We anticipate that we will charge a monthly fee for our digital uplink services as we do now for certain programmers, and may in certain circumstances negotiate a revenue sharing relationship or obtain an ownership interest in the channel.

   High Definition Television. To take advantage of our infrastructure for satellite delivered digital HDTV programming, we plan to create a digital HDTV movie library using HDTV encoding and video server equipment. Our satellite telecast infrastructure can cost effectively be used to deliver HDTV service, initially to our HSD customer base and later via cable as well. We believe that current C-Band HSD owners are the most likely "early adopters" of new video technology and will be among the first purchasers of expensive HDTV equipment.

Programming

 PPV Movies

   We license our PPV movies from all the major and leading independent film studios. Since 1991, we have obtained our programming through course-of-dealing arrangements without specific renewal provisions. To maximize the viewing audience for their films, the studios have generally not granted exclusive PPV rights to movies in the U.S. market. Major Hollywood movies are usually released simultaneously to all participants in the PPV market, typically 45 to 55 days after they are released to the home video market, and approximately six months before they are released to premium pay subscription movie programmers such as HBO and SHOWTIME.

   The typical movie license fee arrangement entitles the film studio to receive 50% of PPV revenues from major films, and 40% to 50% from less popular films, without minimum guarantees. Some studios have experimented with earlier PPV release windows for certain movies in return for minimum buy rate guarantees from PPV programmers. In general, these guarantees have been well below the buy rates that we have typically experienced in the HSD market, enabling us to take advantage of the early window opportunity with minimal risk. If movies were released to the PPV market concurrently with or closer to home video market release, we believe that PPV buy rates would increase substantially. Although movie studios receive a much higher percentage of PPV revenues than from home video revenues, we anticipate that so long as the home video rental market remains a substantially larger source of revenue to the studios than the PPV market, movies will continue to be released first to the home video rental market and shortly thereafter to the PPV market.

   We select our movie programming based on a variety of factors, the most important of which is box office gross revenue, followed by the availability of other film releases in the PPV window, potential appeal to our subscriber base and the desired mix of content airing on our channels at any given time.

 Sports and Special Events

   We obtain nonexclusive rights to telecast special events such as championship boxing and wrestling matches, live concerts, martial arts matches, rodeos and other sports and entertainment events. We enjoy strong relationships with all the major boxing and wrestling promoters, and promoters of other sports events, major live concerts and specialty programming.

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

 ESPN GamePlan

   In 1996 we entered into a multi-year agreement with ESPN to telecast nationally via satellite a package of out-of-market regular season college football games under the name "ESPN GamePlan." ESPN GamePlan offers more than 100 major college football games each season, with up to 10 each Saturday from all the major college athletic conferences. On Saturday afternoons during the college football season, our G-3 transponders are used to telecast the best college football games as selected by ESPN, for a season subscription or ordered on a pay-per-day, or PPD, basis.

   We retransmit ESPN GamePlan and also perform required uplink, encryption and authorization services for a per season fee payable to us by ESPN. Beginning in fall 1999, we will uplink and distribute a digital version of ESPN GamePlan to the cable market and 4DTV receiver owners, for which we will receive transponder service fees from ESPN and a share of subscription and PPD revenues.

 Playboy and Spice Channels

   The Spice Channel was formerly called AdulTVision, which we distributed to our HSD subscribers. Spice features non-rated adult movie content created by the Playboy Entertainment Group. Spice is available on a PPD basis in analog signal format transmitted from one of our G-3 transponders for $6.99, or on a monthly or quarterly subscription basis. We are the exclusive distributor of the Spice Channel in the C-Band HSD market, for which we receive a substantial share of the subscription and PPD revenues. We also uplink and distribute to the cable market and 4DTV receiver owners a digitized version of Spice and the Playboy Channel, for which we receive transponder service fees and a substantial share of the subscription and PPD revenues.

 Guthy-Renker

   We have a long-standing relationship with Guthy-Renker Corporation, or GRC, to transmit a home shopping "infomercials" created by GRC, the leading company engaged in direct response "infomercial" home shopping. We are responsible for playback and uplink of this channel, which is telecast in analog and digital format. For our services, we receive a monthly fee.

 The National Football League

   Since 1994, we have maintained a close working relationship with the NFL to provide NFL Sunday Ticket programming solely to the C-Band HSD market. We provide the NFL with the use of up to ten of our transponders on the G-3 satellite for our NFL Sunday Ticket subscription package, which provides subscribers access to a package of all the regular season Sunday afternoon NFL games for a per season price of approximately $159. Our G-3 transponders are uniquely attractive to the NFL because they are contiguously located (i.e., consecutively numbered) on a single, well positioned satellite, enabling subscribers to use their satellite remote control to easily click from one NFL game to another. We preempt our programming during the hours covered by the NFL agreement. In addition to payments for transponder use during the NFL season and distribution fees earned from subscription sales, we benefit from promotional commercials inserted during NFL games for our films airing at the conclusion of the NFL game telecasts.

Marketing and Sales

 Marketing to Cable Operators

   Our marketing efforts have been focused on highlighting the financial and operational advantages to cable operators of installing our digital cable solution. To date, our marketing efforts have largely consisted of participation in industry conferences and trade shows, trade advertising and direct contacts with cable operators. To assist in marketing our digital cable programming and services, we have created a database of cable systems throughout the United States that details the number of subscribers per head-end, type of billing system used, current hardware vendor, channel capacity and addressability. This data is supplemented with available

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

knowledge of the cable operator's strategic goals and competitive issues to formulate a proposal as to how our digital cable services best meet the needs of a particular cable operator or MSO. Such a proposal draws from the spectrum of our services, ranging from our turnkey DCTV Service for smaller and non-clustered MSO cable systems to our PPV Feeds Service for larger systems.

 Marketing to Cable Subscribers

   As part of DCTV Service, we offer a complete marketing package for cable operators to assist them in developing an effective marketing campaign for promoting the digital tier to their subscribers. In our experience, a direct mail campaign alone can generate subscriptions for DCTV Service from 5% of the system's subscriber base. We have developed a comprehensive marketing plan using all media for the most effective and rapid subscriber penetration. The marketing plan includes a demographic and competitive analysis, with specific marketing recommendations for type of media and duration.

   We also assist cable operators in tailoring programming packages and advertising and marketing campaigns in order to increase penetration and buy rates and maximize profits from DCTV Service. We consult with many of our cable operator affiliates on the design, marketing and introduction of digital programming packages for subscribers. Our goal is to obtain a 12% DCTV Service penetration rate and a 200% PPV buy rate (two buys per subscriber per month) from cable subscribers within twelve months of launch. Our "Go Digital" campaign, developed with the Friedland, Jacobs Agency, promotes DCTV Service through creative 30 and 60 second video spots on existing analog cable channels, with direct marketing materials targeted at subscribers most likely to sign up for the digital tier and become frequent buyers of our PPV movie and event offerings. After launch of DCTV Service, our branded print ads, many of which highlight specific, popular PPV movies and events, are designed to increase subscriber penetration and PPV buy rates. We may also contribute to cooperative advertising and marketing.

   Cable operators who sign up for DCTV Service receive our Launch Marketing Kit, which includes:

  . Newspaper advertisements (customizable, camera-ready ad slicks);

  . Customizable 30 and 60 second cross-channel video spots;

  . Customizable direct response materials;

  . Telemarketing scripts;

  . Subscriber channel line-up cards;

  . Radio scripts, message on-hold scripts, Weather Channel crawl scripts and billing messages;

  . Monthly programming promotions;

  . Press releases; and

  . Customer leave-behinds introducing DCTV Service.

Technology and Operations

 Network Operations

   We have developed a sophisticated analog and digital technical infrastructure comprising in-house production, playback, storage, compression, encoding, access control and uplink capabilities. Programming originates from a playback facility located at our Operations Center, which is then uplinked from an immediately adjacent facility. Our analog playback, production and uplink facilities were custom built to our specifications by 4MC. Similar facilities to be dedicated to our digital programming are currently under construction by 4MC. 4MC operates these facilities for us. The playback and production facilities are dedicated to us, while the uplink facility is used for us and other 4MC clients such as the Playboy Channel and syndicated television distributors. We own and operate the encryption and compression equipment.

   Our Operations Center maintains backup power and redundant equipment on site. We have uninterrupted power supply from commercial batteries sufficient for 20 minutes of operation in the event of a total power failure, and a diesel powered generator sufficient for continuous operation thereafter. We have never gone "off-air" due to a power malfunction or interruption, having maintained continuous uninterrupted service even during the 1994 Los Angeles earthquake, when the backup power supply system was utilized until local power was restored.

   Studio provided film masters are digitally processed, then stored in a digital server for automated playback at multiple start times, which minimizes the number and cost of playback units and personnel required to transmit NVOD service. Our proprietary automated scheduling software allows each movie to be shown as desired, and schedules all previews, promotions and interstitial material (which plays at the end of a movie until our next start time).

   ANI and IPPV ordering of PPV movies and events is also fully automated. We utilize GI's conditional access service which interfaces with our software and systems, including ANI and IPPV ordering and billing. ANI orders are placed by the customer calling one of our sequential toll-free 800 numbers specific to that showing. IPPV orders are placed by the customer using a remote control. In either case, within approximately four seconds of placing an order, the movie is descrambled by that customer's set-top box and begins playing on the customer's television screen. The customer receives the remainder of the current showing plus the next complete showing.

 Satellite Transponder Usage

   We transmit our programming content via transponders leased on two PanAmSat C-Band satellites, G-3 and G-9, both of which have desirable geostationary orbital positions with transmission coverage of the continental United States. Our transponder leases, which provide us with attractive financial terms, both expire in 2006, prior to the expiration of each satellite's expected useful life. Currently, we transmit our digital PPV programming from five G-9 transponders, transmit our analog PPV programming from six G-3 transponders and provide transponder capacity to third parties on four G-3 transponders. Our leased transponders are protected in that we are entitled to replacement satellite space if G-3 or G-9 is rendered incapable of transmitting our signals. Cable operators receive our digital signals from G-9 via commercial C-Band dishes installed at each head-end. Each of our five transponders on G-9 delivers multiple digital channels currently at an eight-to-one ratio or greater, depending on the degree of signal compression. The compressed signals are then transcoded and processed at each head-end by DCII Integrated Receiver Transcoders, or IRTs, modulators and related digital equipment and then transmitted via the existing cable infrastructure to each subscriber's DCII compatible set-top box. As we transition our HSD business from analog to digital, we expect to convert nine of the transponders on G-3 from analog to digital over a two-year transition period, which will enable each transponder to carry eight or more digital channels of programming for a total of 72 or more channels.

 Strategic Relationship with General Instrument

   We have a long-standing cooperative business relationship with GI. A full complement of GI digital encoders is installed at our Operations Center which digitally compress and encrypt our PPV programming. GI provides set-top authorization services for us and with favorable terms for the IRTs, modulators and related head-end hardware and GI set-top boxes acquired by cable operators entering into affiliation agreements with us.

C-Band Home Satellite Dish Business

   Our company operates the only satellite transmitted, direct-to-home, multi-channel PPV movie and event analog signal programming service for the C-Band HSD market. Marketed as "TVN Satellite Theaters," the service creates a home cineplex for HSD owners by programming a different movie on multiple analog channels with continuous showings 24-hours a day. We currently telecast five channels from G-3 showing PPV movies and events, one PPD channel showing Spice, one preview channel during the day that is used for additional showings of PPV movies during the night, two home shopping channels for which we provide uplink services and one channel subleased to a third party.

   There are an estimated 1.8 million HSD owners equipped with the secure encryption standard used by the home satellite industry. As of March 31, 1999, there were approximately 800,000 subscribers authorized to order PPV programming from us using their home telephone or remote control (via the HSD receiver's built-in VIDEOpal ordering system), more than 260,000 of whom purchased programming from us during the fiscal year ended March 31, 1999. The installed base of C-Band customers has been relatively static over the past two years. With the advent of high-powered Ku-band DBS, the C-Band HSD market has not grown due to the smaller dish size and digital features offered by DBS. We believe, however, that the existing HSD customer base will continue to represent a viable market for our PPV programming in the near term.

   GI has introduced its new 4DTV technology and receivers, designed to serve as a digital/analog replacement for existing analog C-Band receivers. The 4DTV receiver allows C-Band HSD owners to receive:

  . unencrypted analog and digital signals;

  . analog signals encrypted in VideoCipher II Plus; and

  . digitally compressed signals encrypted in DCII Technology.

   C-Band HSD owners equipped with 4DTV Units are able to receive more programming than that offered by DBS, due to the much larger channel variety available in analog and digital C-Band. We expect a portion of the existing C-band HSD base to acquire 4DTV receivers to access the new digital channels.

   We are the sole provider of PPV movies licensed from all the major and leading independent studios for both the analog C-Band HSD market and the C-Band HSD market served by 4DTV digital receivers.

Competition

   We operate in highly competitive markets and face intense competition from existing and potential competitors. Our competitors include a broad range of companies engaged in communications and home entertainment, including DBS operators and programming providers, coaxial and wireless cable operators, broadcast television networks, home video companies featuring VHS, DIVX and DVD technologies, as well as companies developing new in-home entertainment technologies, such as the VOD service being marketed by DIVA. We expect to compete primarily against other providers of digital PPV programming, including cable and satellite programmers. We compete on the basis of, among other things, the breadth and quality, price, performance and convenience of our programming and services.

   We compete with companies offering digital programming direct-to-the-home via various DBS systems. DBS offers consumers the appeal of significantly expanded channel capacity, features such as an interactive on-screen program guide, digital pictures without the "noise" often seen in analog video, CD quality digital music channels and many channels of movies and sports available on a PPV basis. Several well capitalized DBS companies pose a substantial threat to cable operators. DirecTV, owned by Hughes Electronics, was the first all-digital DBS company and as of April 1999 had in excess of 4.7 million subscribers to its DBS service, according to DBS Digest, an industry publication. Two other high power DBS companies are currently in operation:
EchoStar, which markets its digital television service under the "Dish Network" brand name and USSB, whose DBS programming service operates in tandem with DirecTV (which has agreed to acquire USSB) offering premium subscription programming such as multiplexed HBO and SHOWTIME channels. A medium power DBS service, PrimeStar, is also being acquired by DirecTV. Currently, local programming is generally unavailable through DBS; however, pending legislation will facilitate the ability of DBS companies to include local broadcasts in their digital programming services.

   We expect to encounter a number of challenges in competing with MSOs that generally have large installed subscriber bases and significant investments in, and access to, competitive programming sources. In addition, these MSOs have the financial and technological resources to create their own digital tier of services, including NVOD movies. We also face the risk that the current trend of industry consolidation will continue with the result that smaller and medium size cable operators that might otherwise become our customers will be acquired by such MSOs. Currently, the only available alternative for cable operators that wish to offer digital services similar to those provided by DBS is HITS, owned and utilized by TCI to deliver digital programming to its own cable systems, and now offered to other cable operators as well. HITS transmits digitally compressed programming feeds to cable operators that have the technical and transactional infrastructure to deliver their own tier of digital programming and services to their subscribers. TCI charges fees to cable operators for access to HITS programming, including PPV programming. Certain telephone companies have announced initiatives and have made significant investments to become digital television providers. See "Risk Factors--We operate in highly competitive markets and face intense competition from existing and potential competitors."

Intellectual Property and Proprietary Rights

   We consider our proprietary software interfaces, scheduling system, ANI ordering system, trademarks, logos, copyrights, know-how, advertising, and promotion design and artwork to be of substantial value and importance to our business. We rely on a combination of trade secret, copyright and trademark laws, confidentiality and nondisclosure agreements and other such arrangements to protect our proprietary rights and confidential information. Our success will depend in part on our ability to maintain copyright protection for our proprietary information, to preserve our trade secrets and confidential information and to operate without infringing the proprietary rights of third parties. See "Risk Factors--We rely on a combination of trade secret, copyright and trademark laws, confidentiality and nondisclosure agreements and other such arrangements to protect our proprietary rights and confidential information."

Employees

   As of March 31, 1999, we had 115 employees, including 18 in sales and marketing, 80 in operations and 17 in finance, legal and administration. None of our employees are currently represented by a labor union. We believe that our relationship with our employees is good.

Properties

   Our facilities are located in Burbank, California, where we currently lease approximately 10,000 square feet. The term of this lease runs through July 2003. We are currently negotiating a sub-lease for approximately 14,000 square feet at the same facility.

   We anticipate that we will need additional facilities in order to support the expected growth in demand for our services from cable operators and subscribers. We anticipate that we can locate and acquire such additional space when and as it is needed, although we cannot be certain that such space can be acquired on terms acceptable to us.

Legal Proceedings

   We are not a party to any litigation at the present time.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their ages as of March 31, 1999 are as follows:

 Name                          Age Position
 ----                          --- --------
 Stuart Z. Levin.............   51 Chairman of the Board of Directors and Chief
                                    Executive Officer
 James B. Ramo...............   52 President, Chief Operating Officer and
                                    Director
 Arthur Fields...............   61 Senior Executive Vice President, General
                                    Counsel, Chief Administrative Officer,
                                    Director and Secretary
 Linda Blazy.................   44 Senior Vice President, Satellite Marketing
 Leo I. Bluestein, Ph.D......   62 Chief Technical Officer
 Anthony Ciesniewski.........   54 Vice President, Network Operations &
                                    Engineering
 Richard Colletto............   46 Vice President, Programming
 John McWilliams.............   36 Senior Vice President, Finance
 Gregory Pasetta.............   33 Senior Vice President
 Stephen C. Rockabrand.......   49 Senior Vice President
 David Sears.................   43 Senior Vice President, Affiliate Sales and
                                    Marketing
 Dom Stasi...................   56 Vice President, Technology Development
 Michael Wex.................   45 Senior Vice President, Shopping Services
 S. Robert Levine, M.D.......   44 Director
 Stephen R. Munger...........   41 Director
 Martin A. Pasetta...........   66 Director
 David R. Powers.............   31 Director
 Michael J. Ritter...........   58 Director
 Jerome H. Turk..............   55 Director

   Stuart Z. Levin founded TVN in 1987 and served as President and Chief Executive Officer from then to September 1997. In September 1997, Mr. Levin became Chairman of the Board of Directors and Chief Executive Officer. Prior to joining TVN, Mr. Levin founded and operated Domesticom Corporation, a company that delivered satellite-fed pay television and pay per view programming to hotels and apartment complexes from 1980 to 1984. In 1984, Mr. Levin began work on the initial plan for TVN.

   James B. Ramo joined TVN in September 1997 as our President and Chief Operating Officer. From May 1993 to September 1997, Mr. Ramo served as Executive Vice President of DirecTV, a direct broadcast satellite service that is a unit of Hughes Electronics Corporation. From May 1990 to May 1993, Mr. Ramo was Senior Vice President of DirecTV. From May 1986 to May 1990, Mr. Ramo was a Vice President of Hughes Communications, Inc. Prior to joining Hughes Communications, Mr. Ramo was Regional Vice President of Times Mirror Cable Television, and concurrently served as President of Long Beach Cablevision Co. of Long Beach, California. Mr. Ramo received a B.A. in Economics from the University of California, Berkeley and an M.Sc. in Economics from the London School of Economics.

   Arthur Fields, a co-founder of TVN, joined us in January 1989 as Senior Executive Vice President, General Counsel and Chief Administrative Officer. Prior to joining TVN, Mr. Fields was a partner at the law firm of Ervin, Cohen & Jessup in Beverly Hills, California. Mr. Fields received a B.S. in Pharmacy from Columbia University and a J.D. from Loyola Law School.

   Linda Blazy joined TVN in 1991 as our Vice President, Marketing, Sales & Creative Services. From November 1995 to September 1997, Ms. Blazy served as our Senior Vice President, Marketing, Sales & Creative Services. In September 1997, Ms. Blazy became our Senior Vice President, Consumer Marketing and in March 1999 became our Senior Vice President, Satellite Marketing. Prior to joining TVN in 1991, Ms. Blazy held a number of marketing and management positions in the home video industry. Ms. Blazy received a B.S. in Marketing from Arizona State University.

   Anthony Ciesniewski joined TVN in August 1998 as Vice President, Network Operations & Engineering. He oversees all aspects of our Digital Network Operations Center, including day-to-day staff management and the implementation of such technical functions as compression, encryption, access control, automated ordering and transactional services. Mr. Ciesniewski joined TVN from Kelly Broadcasting Co. in Sacramento, where he had been Director of Engineering since August 1996. From September 1997 through March 1998, he was Consulting Engineer for Ziff-Davis Publishing, where he designed their digital cable television broadcast facility in San Francisco. From March 1986 through August 1996 he was Vice President, Engineering & Operations for Fox Tape, a division of 20th Century Fox. Mr. Ciesniewski won a 1994 Emmy Award for Technical Team/Studio for "NFL on Fox." He belongs to the Society of Broadcast Engineers, the Academy of Television Arts & Sciences, and the Society of Motion Picture and Television Engineers.

   Leo I. Bluestein joined TVN on a full-time basis in April 1996 as our Chief Technical Officer. From April 1989 to April 1996, Dr. Bluestein was a consultant to us and a number of other companies in the areas of encryption and conditional access technology. Dr. Bluestein was a Vice President with responsibilities in the Government Systems and VideoCipher divisions of M/A-Com Linkabit, Inc., a subsidiary of M/A Com, Inc., a diversified electronics company, and was a director of the Advanced Technology Group at Oak Industries, Inc., a pay television product company. Dr. Bluestein received a B.S. in Electrical Engineering from the College of the City of New York, and an M.S. in Electrical Engineering and a Ph.D. in Electrical Engineering from Columbia University.

   Rick Colletto joined TVN in January 1998 as our Vice President, Programming and is responsible for overseeing the programming and scheduling of our digital and analog channels. Prior to joining TVN, Mr. Colletto was Director, Video-On-Demand for Time Warner, Inc.'s Full Service Network in Orlando, Florida from May 1994 to December 1997. Mr. Colletto served as Marketing Director of Oceanic Cable, a Hawaiian affiliate of Time Warner from December 1992 to May 1994. Mr. Colletto received a B.A. in Communications from the University of Hawaii.

   John McWilliams joined TVN in December 1994 as our Controller and was named Vice President, Finance in November 1995. In August 1998, Mr. McWilliams was named Senior Vice President, Finance and is responsible for our accounting, financial reporting and financial planning systems, overseeing risk management and administering our employee benefit plans. Mr. McWilliams was an independent consultant from July 1993 to December 1994. From September 1992 to July 1993, Mr. McWilliams was the Controller for Action Pay-Per-View, a national PPV network. Mr. McWilliams received a B.S. in Accounting from the University of Tennessee, Knoxville, and was certified as a public accountant in California in 1990.

   Gregory Pasetta joined TVN as a Producer in June 1990 and was promoted to Executive Producer in November 1991. From November 1992 to November 1995, Mr. Pasetta served as our Vice President, Production. Mr. Pasetta was named Senior Vice President, Operations & Production in November 1995. In September 1998, Mr. Pasetta was named Senior Vice President. In that capacity, Mr. Pasetta is responsible for oversight and direction of new business development. Prior to joining TVN, Mr. Pasetta worked in live television production and direction. Mr. Pasetta received a B.A. in Communication Arts from Loyola Marymount University.

   Stephen C. Rockabrand joined TVN in January 1996 as our Senior Vice President, Programming and New Business Development and in January 1998 became our Senior Vice President, New Business Development. In September 1998, Mr. Rockabrand was named Senior Vice President for live and special event programming. From 1990 to January 1996, Mr. Rockabrand served as Vice President, Pay Television, Ancillary Markets and New Technologies at Paramount Pictures Corporation, a motion picture and television studio.

   David Sears joined TVN in December 1997 as our Senior Vice President, Affiliate Sales and Marketing and is responsible for cable affiliate distribution, marketing, account maintenance and trade advertising of our digital cable services. From December 1996 to December 1997, Mr. Sears served as Senior Vice President, Sales & Affiliate Relations at Request Television, a national pay-per-view cable programming service. From October 1994 to December 1996, Mr. Sears was Vice President, Western Division, Affiliate Sales for Playboy Television. From February 1990 to October 1994, Mr. Sears was Vice President, Sales and Affiliate Relations at Action Pay-Per-View, a national PPV network and its successor Black Entertainment Television, a cable television network, where he was responsible for marketing Action Pay-Per-View, Black Entertainment Network and BET On Jazz. Mr. Sears received a B.A. in Journalism from Memphis State University.

   Dom Stasi joined TVN in December 1998 as Vice President, Technology Development and is responsible for developing video and data applications for use in video-on-demand and interactive systems. Prior to joining TVN, Mr. Stasi spent seven years as an engineering executive with TCI and its Liberty Media program networks. From July 1997 to October 1998, Mr. Stasi was Vice President, Engineering and Operations for Your Choice TV. From October 1994 to July 1997, Mr. Stasi served as Vice President, Network Video Services for the Technology Ventures division, and from June 1993 to October 1994, Mr. Stasi was Vice President, Technology and Operations for Request TV. Mr. Stasi holds an engineering degree from the State University of New York, and is a member of the NCTA Engineering Committee, the Society of Cable Telecommunications Engineers, and the Society of Motion Picture and Television Engineers.

   Michael Wex joined TVN in February 1999 as Senior Vice President of TVN and President & Chief Operating Officer of the wholly owned TVN Shopping, Inc. subsidiary. Previously, Mr. Wex was President and CEO of GRTV Network from 1995 through September 1998. From January 1994 through August 1995, he was a member of the start-up management team and consultant to S: The Shopping Network, an interactive home shopping channel launched by Fingerhut. Mr. Wex has won several Cable ACE awards and two Emmy Award nominations. He has a Masters Certificate in International Interactive Communications from New York University and a Bachelor of Arts in Communications from Goddard College.

   S. Robert Levine, M.D. has been a member of TVN's Board of Directors since October 1990. In March of 1983, Dr. Levine established the Cardiac Health and Rehabilitation Program at New York's Mount Sinai Medical Center, and served as our Director until October 1986. In November 1996, Dr. Levine was named Chairman of the Progressive Policy Institute's "Health Priorities Project." Dr. Levine is a member of the National Institute of Health's National Institute of Diabetes, Digestive and Kidney Diseases Advisory Council, and serves as Chairman of Government Relations and member of the Executive Committee and International Board of the Juvenile Diabetes Foundation. Dr. Levine is also a member of the Board of Directors of DayOne Life Management, Inc. Dr. Levine received a B.S. in Human Development and Nutrition from Cornell University in 1975, and an M.D., summa cum laude, from the Loyola-Stritch School of Medicine in 1979.

   Stephen R. Munger has been a member of TVN's Board of Directors since December 1997. Mr. Munger is a Managing Director, Mergers, Acquisitions and Restructuring Department of Morgan Stanley and is Head of its Private Investment Department. Mr. Munger joined Morgan Stanley in 1988 and served in various capacities prior to being named Managing Director in 1993. Mr. Munger is also a member of the Board of Directors of Wright Medical Technology, Inc., EconoPhone, Inc., and ImpSat Corporation. Mr. Munger received a B.A. in Government from Dartmouth College and an M.B.A. from The Wharton School.

   Martin A. Pasetta has been a member of TVN's Board of Directors since October 1988. Mr. Pasetta retired from a 42 year career as a director and producer of television specials and programs, including 17 years directing the Academy Awards from 1972 to 1989. Mr. Pasetta produced and directed Inaugural Galas for Presidents Carter and Reagan, in addition to the first U.S. satellite television entertainment broadcast. Mr. Pasetta received an Honorary Doctorate in Fine Arts from the University of Santa Clara.

   David R. Powers has been a member of our Board of Directors since September 1997. In December 1996, Mr. Powers became a Vice President in the Private Investment Department of Morgan Stanley. From May 1994 to December 1996, Mr. Powers was an Associate in the Private Investment Department. From August 1992 to May 1994 Mr. Powers was an Associate in the Mergers, Acquisitions and Restructuring Department and has served in various capacities at Morgan Stanley since 1989. Mr. Powers received a B.A. in Mathematics and Economics from Amherst College.

   Michael J. Ritter joined our Board of Directors in May 1998. Mr. Ritter has been retired since 1995. From 1991 until 1995, Mr. Ritter served as President and Chief Operating Officer of Continental Cablevision, Inc. Mr. Ritter served as a director of Continental Cablevision, Inc. from 1991 until 1996. Mr. Ritter received a B.S. in Business from California State University, San Jose, and a J.D. from the University of the Pacific, McGeorge School of Law.

   Jerome H. Turk joined TVN's Board of Directors in October 1998. Mr. Turk has been retired since January 1997. From November 1994 to December 1996, Mr. Turk was a member of the Board of Directors of Fitzgeralds Gaming Corporation, most recently as Chairman of the Board. From September 1985 to October 1988, Mr. Turk worked for Oppenheimer & Co., most recently as a Managing Director. Mr. Turk received a B.B.A. from Adelphi University and a J.D. from Brooklyn Law School. Mr. Turk is a certified public accountant and a member of the bar in the State of New York.

Director Compensation

   Members of our Board of Directors do not receive compensation for their service as directors.

Executive Compensation

 Summary of Cash and Certain Other Compensation

   The following table sets forth information concerning the compensation received for services rendered to us during fiscal 1999 by our Chief Executive Officer and our four next most highly compensated executive officers whose total compensation in fiscal 1999 equaled or exceeded $100,000 ("Named Executive Officers"):

                           Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                                                        Awards
                                                                     ------------
                                          Annual Compensation         Number of
                                   ---------------------------------  Securities
                                                      Other Annual    Underlying
Name and Principal Positions  Year  Salary   Bonus   Compensation(1)  Options(2)
----------------------------  ---- -------- -------- --------------- ------------
Stuart Z. Levin.............  1999 $474,577 $250,000     $41,509            --
 Chairman and Chief
 Executive Officer
James B. Ramo...............  1999  464,701  250,000      32,813            --
 President and Chief
 Operating Officer
Arthur Fields...............  1999  371,970  125,000      85,978            --
 Senior Executive Vice
 President, General Counsel,
 Chief Administrative
 Officer and Secretary
Gregory Pasetta.............  1999  187,115   35,000          --            --
 Senior Vice President
David Sears.................  1999  175,000   45,000          --        50,000
 Senior Vice President,
 Affiliate Sales & Marketing

--------
(1) Represents car allowance and employer paid premiums for life insurance policies.
(2) These shares are subject to stock options granted under the 1996 Stock Option Plan. See Table entitled "Option Grants in Last Fiscal Year" for an explanation of the vesting provisions of such stock options.

   The following table sets forth certain information for the fiscal year ended March 31, 1999 with respect to options granted to the Named Executive Officers.

                       Option Grants in Last Fiscal Year

                                     Individual Grants
                         ------------------------------------------
                                                                    Potential Realizable Value
                                     % of                             at Assumed Annual Rates
                                 Total Options                      of Stock Price Appreciation
                                  Granted to   Exercise                 for Option Term(1)
                         Options Employees in  Price Per Expiration ----------------------------
Name                     Granted  Fiscal Year    Share      Date         5%            10%
----                     ------- ------------- --------- ---------- ------------- --------------
Stuart Z. Levin.........     --        --           --          --             --            --
James B. Ramo...........     --        --           --          --             --            --
Arthur Fields...........     --        --           --          --             --            --
Gregory Pasetta.........     --        --           --          --             --            --
David Sears............. 50,000      55.6%       $3.28   5/26/2008        267,139       425,374

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by the Rules of the Securities and Exchange Commission and do not represent our estimate or projection of future Common Stock price. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall conditions and the option holder's continued employment through the vesting period and option term. This table does not take into account any appreciation in the fair market value of the Common Stock from the date of grant to the date of this prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

   The following table sets forth certain information with respect to the number and value of stock options held by each Named Executive Officer as of March 31, 1999.

  Aggregate Option Exercises in Fiscal 1999 and Option Values as of March 31,
                                     1999

                                                      Number of Securities      Value of Unexercised
                           Number                    Underlying Unexercised     In-the-Money Options
                          of Shares                 Options at March 31, 1999   at March 31, 1999(2)
                          Acquired       Value      ------------------------- -------------------------
Name                     on Exercise Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------------- ----------- ------------- ----------- -------------
Stuart Z. Levin.........      --           --         604,179      287,528    $6,451,168   $2,988,829
James B. Ramo...........      --           --         179,933      419,842     1,844,313    4,303,381
Arthur Fields...........      --           --         358,333       41,667     1,934,280      447,920
Gregory Pasetta.........      --           --         100,000            0     1,075,000            0
David Sears.............      --           --          12,500       37,500        96,500      289,500

--------
(1) "Value Realized" is calculated on the basis of the fair market value of the Common Stock on the date of exercise minus the exercise price, despite the fact that none of such shares have been sold.
(2) Based upon the fair market value of $11.00 per share as of the fiscal year end minus the exercise price.

Benefit Plans

   1996 Stock Option Plan. Our 1996 Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors and approved by the stockholders in January 1996. In August 1997, the Board and the stockholders approved an increase in the number of shares reserved under the 1996 Option Plan by 600,000 shares for a total of 3,000,000 shares of Common Stock. In April 1999, the Board approved the reservation of an additional 993,899 shares under the 1996 Option Plan, subject to stockholder approval. The 1996 Option Plan provides for grants of incentive stock options to our employees (including officers and employee directors) and nonstatutory stock options to our employees, directors and consultants. The purpose of the 1996 Option Plan is to attract and retain the best available personnel and to encourage stock ownership by our employees, officers and consultants in order to give them a greater personal stake in our success. The 1996 Option Plan is administered by the Board of Directors, which determines optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

   As of March 31, 1999, 52,417 shares of Common Stock had been issued upon the exercise of options granted under 1996 Option Plan, options to purchase 2,681,482 shares of Common Stock at a weighted average exercise price of $0.52 per share were outstanding and 266,101 shares remained available for future grant.

   The term of an option granted under the 1996 Option Plan is stated in the option agreement. The terms of options granted under the 1996 Option Plan generally may not exceed ten years, and in the case of an incentive option or nonstatutory option granted to an optionee who, at the time of grant, owns stock representing more than 10% of our outstanding capital stock, the term of such option may not exceed five years. Options granted under the 1996 Option Plan generally vest and become exercisable as set forth in the option agreement. In general, no option may be transferred by the optionee other than by will or the laws of descent or distribution, and each option may be exercised, during the lifetime of the optionee, only by such optionee. An optionee whose relationship with us or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the 90 day period following such cessation, unless such options terminate or expire sooner (or for nonstatutory options, later), by their terms, but only to the extent the option had vested on such date of cessation. In the event of death or total and permanent disability, the option may be exercised in the twelve month period following the date of death or total and permanent disability unless such options terminate or expire sooner (or for nonstatutory options, later), but only to the extent the option had vested on the date of death or disability.

   In the event we merge with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the Board of Directors shall notify optionees that all options shall be fully exercisable for a period of 15 days, after which such options shall terminate.

   The Board of Directors determines the exercise price of options granted under the 1996 Option Plan at the time of grant, provided that the exercise price of all incentive stock options must be at least equal to the fair market value of the shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of our outstanding capital stock, the exercise price of any incentive stock option or any nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The consideration for exercising any incentive stock option or any nonstatutory stock option may consist of cash, check, promissory note, delivery of already-owned shares of our Common Stock subject to certain conditions, a reduction in the amount of any Company liability to an optionee or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law. No incentive stock options may be granted to a participant, which, when aggregated with all other incentive stock options granted to such participant, would have an aggregate fair market value in excess of $100,000 becoming exercisable in any calendar year. The 1996 Option Plan will terminate in January 2006, unless sooner terminated by the Board of Directors.

Limitation of Liability and Indemnification Matters

   As permitted by the Delaware General Corporation Law, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our Bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We believe that our charter provisions are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

              CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

   In May 1992, we assumed the obligations of the limited partnership that was our predecessor in interest including specific obligations to repay funds advanced to it by certain stockholders including Stuart Z. Levin, our Chairman and Chief Executive Officer, and S. Robert Levine, M.D., a member of our Board of Directors. Accordingly, we have Contingent Notes Payable to (i) Stuart Z. Levin, in the amount of $52,703, including principal and interest accrued through March 31, 1999; and (ii) S. Robert Levine in the amount of $944,329 including principal and interest accrued through March 31, 1999. See "Description of Certain Indebtedness."

   During the period from fiscal 1993 to fiscal 1999, we have made a series of advances to Stuart Z. Levin, our Chairman and Chief Executive Officer, and Mr. Levin has from time to time made periodic repayments toward such advances. As of March 31, 1999, the outstanding amount of such advances, net of repayments, aggregated $143,000. Such advances are payable to us upon demand and do not bear interest.

   In February 1996, we effected a recapitalization pursuant to which each of the 729,180 shares of then outstanding Common Stock was exchanged for
10.5948568 shares of Series A Preferred Stock. Prior to the recapitalization, the only outstanding capital stock was Common Stock. The recapitalization and related exchange of Common Stock for Preferred Stock was not a financing transaction and did not generate any proceeds to us.

   During the period from June 1996 through November 1996, we issued and sold convertible promissory notes in the aggregate principal amount of $5.5 million (the "Convertible Notes") to Storie Partners, L.P., which owns greater than 4% of our voting securities, and to certain other investors. The Convertible Notes accrued simple interest at the annual rate of 10% and were convertible upon the consummation of a qualified equity financing occurring on or before December 31, 1998 (the "Financing") into shares of capital stock issued in connection with the Financing. The Convertible Notes were accompanied by warrants exercisable for the purchase of an aggregate of 500,002 shares of our capital stock issued in connection with the Financing (the "Debt Financing Warrants").

   In August 1997, we entered into an agreement (the "Securities Purchase Agreement") with PGI II and the holders of the Convertible Notes to issue and sell an aggregate of 5,714,442 shares of Series B-1 Preferred Stock for $2.6249 per share, 1,290,767 shares of Series B-2 Preferred Stock for $5.8105 per share and warrants exercisable for the purchase of 500,002 shares of Series B-2 Preferred Stock at a per share price of $5.8105 (the "Series B-2 Warrants"), 2,285,727 shares of Series B-3 Preferred Stock for $6.5625 per share and 1,428,584 shares of Series B-4 Preferred Stock for $10.4999 per share.

   Pursuant to the terms of the Securities Purchase Agreement, PGI II was obligated to purchase all the shares of Series B-1 Preferred Stock and was granted an option to purchase all of the shares of Series B-3 Preferred Stock exercisable on or before February 28, 1998 and all of the shares of Series B-4 Preferred Stock exercisable on or before August 29, 1998. In December 1997, we and PGI II amended the terms of the Securities Purchase Agreement to provide that PGI II's options to purchase such shares in February 1998 and August 1998 would become absolute obligations in December 1997 and February 1998, respectively, in consideration for our agreement to issue and sell a greater number of shares of Series B-3 Preferred Stock and Series B-4 Preferred Stock at a lower price per share for each such series. Specifically, the December 1997 amendment to the Securities Purchase Agreement obligated PGI II to purchase 2,857,169 shares of Series B-4 Preferred Stock for $5.25 per share on or before December 31, 1997 and to purchase 2,285,727 shares of Series B-3 Preferred Stock for $6.5625 per share on or before February 15, 1998. Such purchases were subsequently consummated by PGI II. PGI II and its affiliates own more than 5% of our voting securities. Two of our directors, Messrs. Munger and Powers, are employees of Morgan Stanley, an affiliate of PGI II.

   The 1,290,767 shares of Series B-2 Preferred Stock and the Series B-2 Warrants were issued to the holders of the Convertible Notes and Financing Warrants. In consideration therefor, all of the Convertible Notes, including all outstanding principal, were canceled and the Debt Financing Warrants were exchanged for the Series B-2 Warrants. As a result, 946,563 shares of Series B-2 Preferred Stock and Series B-2 Warrants exercisable for the purchase of 366,668 shares of Series B-2 Preferred Stock were acquired by Storie Partners, L.P. On December 31, 1998, Series B-2 Warrants exercisable for 493,336 shares of Series B-2 Preferred Stock expired unexercised in accordance with their terms. Series B-2 Warrants exercisable for 6,666 shares of Series B-2 Preferred Stock were exercised prior to December 31, 1998.

Employment Agreements

   Stuart Z. Levin. In August 1997, Stuart Z. Levin, our Chairman of the Board and Chief Executive Officer entered into an employment agreement with us pursuant to which he is to receive a base salary of $450,000 for the period September 1, 1997 through August 31, 1998, $475,000 for the period September 1, 1998 through August 31, 1999, and $500,000 for the period September 1, 1999 through August 31, 2000. The agreement provides for a bonus of $250,000 for the fiscal year ended March 31, 1998, and for a bonus of $125,000 to $250,000 for the fiscal years ended March 31, 1999 and March 31, 2000. The agreement is renewable for one additional two-year period at a base salary no less than 110% of Mr. Levin's base salary for the immediately preceding year and with a minimum annual bonus of not less than $250,000. In connection with the employment agreement, we also granted Mr. Levin an option to purchase 291,707 shares of Common Stock with an exercise price of $0.75 per share, which vests 20% at the end of the first year and monthly thereafter over the following four years. The term of the option is ten years and the vesting of the option is contingent upon Mr. Levin's continued employment with us.

   If we desire to terminate Mr. Levin's employment involuntarily without cause, we are obligated to pay Mr. Levin his base salary for the shorter of (i) two years from the date of termination, or (ii) until the agreement terminates on September 1, 2000. In the event of such termination, we are also obligated to pay Mr. Levin a minimum annual bonus of $125,000 for the fiscal year in which such termination occurs.

   James B. Ramo. In August 1997, James B. Ramo, our President and Chief Operating Officer, entered into an employment agreement with us pursuant to which he is to receive a base salary of $450,000 for the period September 15, 1997 through September 14, 1998, $475,000 for the period September 15, 1998 through September 14, 1999, and $500,000 for the period September 15, 1999 through September 14, 2000. The agreement provides for a bonus of $250,000 for the fiscal year ended March 31, 1998, and for a bonus of $125,000 to $250,000 for the fiscal years ended March 31, 1999 and March 31, 2000. Upon commencement of his employment in September 1997, we paid Mr. Ramo a one-time bonus of $500,000. The agreement is renewable for one additional two-year period at a base salary no less than 110% of Mr. Ramo's base salary for the immediately preceding year and with a minimum annual bonus of not less than $250,000. We also granted Mr. Ramo an option to purchase 263,316 shares of Common Stock with an exercise price of $0.75 per share which option vests 20% at the end of Mr. Ramo's first year of employment and ratably thereafter on a monthly basis over the following four years. Under the term of the employment agreement, we granted Mr. Ramo a second option to purchase 336,459 shares of Common Stock with an exercise price of $0.75 per share, which vests in full upon the completion of the initial term of his employment agreement on September 15, 2000. The term of both options is ten years and the vesting of the options is contingent upon Mr. Ramo's continued employment with us on the date of vesting. Under the terms of the employment agreement, we granted Mr. Ramo the right, exercisable upon the three year anniversary of the employment agreement, to require us to cancel all or a portion of Mr. Ramo's option to purchase up to 336,459 shares of Common Stock in return for the cash payment to Mr. Ramo of up to $2.3 million (the "Put Right"). The Put Right may only be exercised by Mr. Ramo if he has not voluntarily terminated his employment or been terminated involuntarily for cause prior to such three year anniversary. The Put Right may not be exercised if prior to such anniversary we have either (i) been acquired at a per share valuation of at least $7.59, (ii) consummated an initial public offering at a per share price of at least $7.59, or (iii) arranged a private resale transaction in which Mr. Ramo has the opportunity to sell at least 336,459 shares of Common Stock at a per share price of at least $7.59. We have placed $1.8 million in an interest bearing escrow account to secure our obligations in connection with the Put Right.

   If we desire to terminate Mr. Ramo's employment involuntarily without cause, we are obligated to pay Mr. Ramo his base salary for the shorter of (i) two years from the date of termination, or (ii) until the employment agreement terminates on September 15, 2000. In addition, in the event of such termination, (i) we are also obligated to pay Mr. Ramo a minimum annual bonus of $125,000 for the fiscal year in which such termination occurs and (ii) Mr. Ramo's option to purchase 336,459 shares of Common Stock shall become 100% vested.

   Arthur Fields. In August 1997, Arthur Fields, our Senior Executive Vice President, General Counsel and Chief Administrative Officer entered into an employment agreement with us pursuant to which he is to receive a base salary of $350,000 for the period September 1, 1997 through August 31, 1998, $375,000 for the period September 1, 1998 through August 31, 1999, and $400,000 for the period September 1, 1999 through August 31, 2000. The agreement provides for a bonus of $125,000 for the fiscal year ended March 31, 1998, and for a bonus of $62,500 to $125,000 for the fiscal years ended March 31, 1999 and March 31, 2000. The agreement is renewable for one additional two-year period at a base salary no less than 110% of Mr. Fields' base salary for the immediately preceding year and with a minimum annual bonus not less than $125,000.

   If we desire to terminate Mr. Fields' employment involuntarily without cause, we are obligated to pay Mr. Fields his base salary for the shorter of
(i) two years from the date of termination, or (ii) until the agreement terminates on September 15, 2000. In the event of such termination, we are also obligated to pay Mr. Fields a minimum annual bonus of $62,500 for the fiscal year in which such termination occurs.

   Michael Wex. In February 1999, Michael Wex, our Senior Vice President and President and Chief Operating Officer of our wholly owned subsidiary, TVN Shopping, Inc., or TSI, entered into an employment agreement with us pursuant to which he is to receive a base annual salary of $225,000, $236,250, $248,063, $260,466 and $273,489 for the twelve month periods ending March 31, 2000, 2001, 2002, 2003 and 2004, respectively. The agreement provides for an annual bonus, payable in cash or TSI stock, of no less than $100,000 per fiscal year and up to 150% of his then current annual salary subject to achieving certain milestones as determined by us. The agreement is renewable for one additional two-year period. In April 1999, we granted Mr. Wex an option to purchase 100,000 shares of Common Stock with an exercise price of $11.00 per share which option vests 20% at the end of Mr. Wex's first year of employment and ratably thereafter on a monthly basis over the following four years.

   John McWilliams. In January 1996, John McWilliams, our Senior Vice President, Finance, entered into a severance agreement with us pursuant to which he is entitled to receive severance Benefits in the form of salary continuation for six months at his then current salary in the event his employment is terminated by us for convenience. Mr. McWilliams' current annual salary is $150,000.

   David Sears. In November 1997, David Sears, our Senior Vice President, Affiliate Sales and Marketing, entered into an employment agreement with us pursuant to which he is to receive a base annual salary of $170,000. The agreement provides for a bonus of $45,000 for the fiscal year ended March 31, 1998 and an annual bonus equal to one-half of Mr. Sears' annual salary if we attain certain sales milestones during each fiscal year. Upon commencement of his employment in November 1997, we paid Mr. Sears a one-time bonus of $25,000. In May 1998, we also granted Mr. Sears an option to purchase 50,000 shares of Common Stock with an exercise price of $3.28 per share which option vests 20% at the end of Mr. Sears' first year of employment and ratably thereafter on a monthly basis over the following four years.

   We believe that all of the transactions set forth above were made on terms no less favorable than would be obtained for similar services provided to unrelated third parties. Any future transactions between we and our executive officers directors and their affiliates will be on terms no less favorable to us than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested members of our Board of Directors.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our capital stock as of March 31, 1999, as adjusted to give effect to the transactions contemplated in this prospectus, (i) by each of our directors and each of the Named Executive Officers, (ii) by all directors and executive officers as a group, and (iii) by each person who is known by us to own beneficially more than 5% of our Common Stock on an as-converted basis.

                                               Number of Number of   Percent
                                               Shares of Shares of  Ownership
                                                Common   Preferred  of Voting
               Beneficial Owner                  Stock     Stock    Stock(1)
               ----------------                --------- ---------- ---------
Entities affiliated with Princes Gate
 Investors II, L.P.(2)........................        -- 10,857,338   54.8%
 1585 Broadway
 New York, New York 10036

Storie Partners, L.P..........................        --    946,563    4.8
 1 Bush Street, Suite 1350
 San Francisco, California 94104

Stuart Z. Levin(3)............................   730,669    938,398    8.4

James B. Ramo(4)..............................   199,925         --    1.0

Arthur Fields(5)..............................   366,667    397,307    3.9

Gregory Pasetta(6)............................   100,000         --      *

David Sears(7)................................    14,167         --      *

S. Robert Levine, M.D.........................        --  3,332,835   16.8

Stephen R. Munger(2)..........................        -- 10,857,338   54.8

Martin A. Pasetta(8)..........................        --    352,883    1.8

David R. Powers(2)............................        -- 10,857,338   54.8

Melvin Rosen..................................        --  1,165,413    5.9

Jerome H. Turk................................        --    172,102      *

All directors and executive officers as a
 group (24 persons)(9)........................ 1,738,928 16,050,863   89.8

--------
  * Less than 1%.
(1) Applicable percentage of ownership is based on 152,517 shares of Common Stock and 19,654,671 shares of Preferred Stock outstanding as of March 31, 1999, together with applicable options and warrants for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Shares of Common Stock or Preferred Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of March 31, 1999, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(2) Includes an aggregate of 8,797,318 shares of Series B-1, B-3 and B-4 Preferred Stock held by Princes Gate Investors II, L.P., an aggregate of 592,812 shares of Series B-1, B-3 and B-4 Preferred Stock held by Acorn Partnership II, L.P., an aggregate of 586,883 shares of Series B-1, B-3 and B-4 Preferred Stock held by PGI Investments Limited, an aggregate of 293,442 shares of Series B-1, B-4 and B-4 Preferred Stock held by Gregor von Opel and an aggregate of 586,883 shares of Series B-1, B-3 and B-4 Preferred Stock held by Investor Investments AB. Mr. Munger and Mr. Powers, both of whom are directors of TVN and are also employees of Morgan Stanley, an affiliate of Princes Gate Investors II, L.P. Each disclaims beneficial ownership of the shares held by these funds.
(3) Includes 266,196 shares of Series A Preferred Stock held by Mr. Levin's former wife over which Mr. Levin exercises voting power but as to which Mr. Levin disclaims beneficial ownership. Includes

    630,569 shares of Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of March 31, 1999.
(4) Includes 199,925 shares of Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of March 31, 1999.
(5) Includes 397,307 shares of Series A Preferred Stock held by the Arthur and Soni Fields Family Trust over which Mr. Fields may be deemed to have voting and investment power. Includes 366,667 shares of Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of March 31, 1999.
(6) Includes 100,000 shares of Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of March 31, 1999.
(7) Includes 14,167 shares of Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of March 31, 1999.
(8) Includes 352,883 shares of Series A Preferred Stock held by the Pasetta Family Trust over which Mr. Pasetta may be deemed to have voting and investment power.
(9) Includes 1,638,828 shares of Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of March 31, 1999.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

   On March 16, 1991, we entered into a limited partnership, TVN Entertainment, L.P. (the "Partnership"), with MCA Satellite Services, Inc. and Centurion Broadcast, Inc. (the "Studios") as the general partners and we as the sole limited partner. Under the limited partnership agreement, the Studios agreed to
(i) make a combined capital contribution of $10.0 million to the Partnership and (ii) to loan up to an additional $20.0 million, of which approximately $16.5 million was loaned to the Partnership. Upon the dissolution of the Partnership by mutual agreement on May 15, 1992, we acquired the Studios' interests in the Partnership, received all Partnership assets and assumed certain liabilities of the Partnership, including notes payable (the "Contingent Notes Payable") to the Studios and certain of our stockholders. The Contingent Notes Payable to such stockholders, including Stuart Z. Levin, our Chairman and Chief Executive Officer, and S. Robert Levine, M.D., a director and owner of more than 5% of our voting securities, arose from funds advanced to us by such stockholders. In connection with the dissolution of the Partnership, such obligations were required to be repaid only on a pari passu basis with the obligations owing to the Studios. As of March 31, 1999, the aggregate amounts of principal and interest under the Contingent Notes Payable to the Studios and certain of our stockholders will be $26.8 million and $1.9 million, respectively (including $10.3 million and $795,000 of accrued interest on such Contingent Notes Payable, respectively). Interest on the Contingent Notes Payable accrues at the prime rate plus 1% and the Contingent Notes Payable do not have a specified maturity date or repayment schedule. According to the Restated Limited Partnership Agreement dated March 7, 1991, we are required to repay these obligations out of "Available Cash Flow" as such term is defined in the agreement. Since the date of such Restated Limited Partnership Agreement, we have experienced negative cash flows from operations and do not believe that we have generated Available Cash Flow that would require us to repay the Contingent Notes Payable. In addition, the Contingent Notes Payable have not been recorded as a liability in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," because they represent contingent consideration related to the acquisition of net assets and the outcome of the contingency is not determinable beyond a reasonable doubt. We may renegotiate the terms of the Contingent Notes Payable to incorporate a defined maturity and payment schedule. In connection with such renegotiation, we may restructure or repay all or a portion of the Contingent Notes Payable. In the event that we are unable to agree on a defined maturity and payment schedule, the timing of the repayment of the Contingent Notes Payable will remain uncertain and subject to events outside our control. We will record these Contingent Notes Payable as liabilities and recognize related goodwill when the payment contingency is resolved.

                               THE EXCHANGE OFFER

Purpose and Effect

   We issued the Old Notes on July 29, 1998 in a private placement. In connection with this issuance, we entered into the Indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act for the New Notes, the registered notes to be issued in the Exchange Offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your Old Notes for a like principal amount of New Notes. The New Notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the Exchange Offer, our obligations with respect to the registration of the Old Notes will terminate, except as provided in the last paragraph of this section. A copy of the Indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. As a result of the filing and the effectiveness of the registration statement, assuming we complete the Exchange Offer by July 29, 1999, no prospective increases in the interest rate on the Old Notes upon failure to register the Old Notes will occur.

   Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that New Notes to be issued to you in the Exchange Offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

  (1) the New Notes to be issued to you in the Exchange Offer are acquired in the ordinary course of your business;

  (2) you are not engaging in and do not intend to engage in a distribution of the New Notes to be issued to you in the Exchange Offer; and

  (3) you have no arrangement or understanding with any person to participate in the distribution of the New Notes to be issued to you in the Exchange Offer.

   If you tender in the Exchange Offer for the purpose of participating in a distribution of the New Notes to be issued to you in the Exchange Offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes in the Exchange Offer for its own account in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those New Notes. See "Plan of Distribution."

   If you will not receive freely tradeable registered notes in the Exchange Offer or are not eligible to participate in the Exchange Offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years or such shorter period that will terminate when all of the Old Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your Old Notes under the Securities Act. See "--Procedures For Tendering."

Consequences of Failure to Exchange

   After we complete the Exchange Offer, if you have not tendered your Old Notes, you will not have any further registration rights, except as set forth above. Your Old Notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your Old Notes could be adversely affected upon completion of the Exchange Offer if you do not participate in the Exchange Offer. If the liquidity of the trading market for the Old Notes is adversely affected, you may be unable to sell or transfer your Old Notes and the value of your Old Notes may decline.

Terms of the Exchange Offer

   upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. You may tender some or all of your Old Notes in the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

   The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes, except that the New Notes to be issued in the Exchange Offer will have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture. The Indenture also governs the Old Notes. The New Notes and the Old Notes will be deemed one issue of notes under the Indenture.

   As of the date of this prospectus, $200 million aggregate principal amount of the Old Notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Old Notes as of June 15, 1999 and to others believed to have beneficial interests in the Old Notes. You do not have any appraisal or dissenters, rights in connection with the Exchange Offer under the General Corporation Law of the State of Delaware or the Indenture. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

   We will be deemed to have accepted validly tendered Old Notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted Old Notes without expense to the tendering holder as promptly as practicable after the expiration date.

   You will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of your Old Notes in the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses" below.

Expiration Date; Amendments

   The Exchange Offer will expire at 5:00 p.m., New York City time, on [July 29,] 1999, unless we determine, in our sole discretion, to extend the Exchange Offer. If we extend the Exchange Offer, it will expire at the later date and time to which it is extended. We do not intend to extend the Exchange Offer, although we reserve the right to do so.. If we extend the Exchange Offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

   We also reserve the right, in our sole discretion,

  (1) to delay accepting any Old Notes or, if any of the conditions set forth below under "--Conditions" have not been satisfied or waived, to terminate the Exchange Offer or

  (2) to amend the terms of the Exchange Offer in any manner, by giving oral or written notice of such delay or termination to the exchange agent, and by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

   We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the Old Notes surrendered for exchange, promptly after the termination or withdrawal of the Exchange Offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures For Tendering

 Book-entry Interests

   The Old Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

   If you hold your Old Notes in the form of book-entry interests and you wish to tender your Old Notes for exchange pursuant to the Exchange Offer, you must transmit to the exchange agent on or prior to the expiration date either:

  (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

   In addition, in order to deliver Old Notes held in the form of book-entry interests:

  (A) a timely confirmation of book-entry transfer of your Old Notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-entry Transfer" must be received by the exchange agent prior to the expiration date; or

  (B) you must comply with the guaranteed delivery procedures described below.

   THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

Certificated Old Notes

   Only registered holders of certificated Old Notes may tender those Old Notes in the Exchange Offer. If your Old Notes are certificated notes and you wish to tender your Old Notes for exchange pursuant to the

Exchange Offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your certificated Old Notes:

  (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

  (2) you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

   If you tender an Old Note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

  (A) Old Notes tendered in the Exchange Offer are tendered either

    (1) by a registered holder who has not completed the box entitled "Special Registration instructions" or "Special Delivery
        Instructions" on the letter of transmittal or

    (2) for the account of an eligible institution; and

  (B) the box entitled "Special Registration instructions" on the letter of transmittal has not been completed.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents medallion Program, the New York Stock Exchange medallion Program or the Stock Exchanges medallion Program.

   If the letter of transmittal is signed by a person other than you, your Old Notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those Old Notes.

   If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

   We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Old Notes. This determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes, our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   You must cure any defects or irregularities in connection with tenders of your Old Notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

  (1) you improperly tender your Old Notes;

  (2) you have not cured any defects or irregularities in your tender; and

  (3) we have not waived those defects, irregularities or improper tender.

   In any such case, the exchange agent will return your Old Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the Exchange Offer.

   In addition, we reserve the right in our sole discretion to:

  (1) purchase or make offers for, or offer registered notes for, any Old Notes that remain outstanding subsequent to the expiration of the Exchange Offer;

  (2) terminate the Exchange Offer; and

  (3) to the extent permitted by applicable law, purchase Old Notes or any other notes in the open market, in privately negotiated transactions or otherwise.

   The terms of any of these purchases or offers could differ from the terms of the Exchange Offer.

   By tendering, you will represent to us that, among other things:

  (1) the New Notes to be acquired by you in the Exchange Offer are being acquired in the ordinary course of your business;

  (2) you are not engaging in and do not intend to engage in a distribution of the New Notes to be acquired by you in the Exchange Offer;

  (3) you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes to be acquired by you in the Exchange Offer; and

  (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.

   In all cases, issuance of New Notes for Old Notes that are accepted for exchange in the Exchange Offer will be made only after timely receipt by the exchange agent of certificates for your Old Notes or a timely book-entry confirmation of your Old Notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents, if any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged Old Notes (or Old Notes in substitution therefor) will be returned without expense to you, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged Old Notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the Exchange Offer.

Guaranteed Delivery Procedures

   If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

  (1) you tender through an eligible financial institution;

  (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  (3) the certificates for all certificated Old Notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

   The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  (1) your name and address;

  (2) the principal amount of Old Notes you are tendering; and

  (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

    (A) the certificates for all certificated Old Notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

    (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

    (C) any other documents required by the letter of transmittal.

Book-entry Transfer

   The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC19 systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

   If one of the following situations occur:

  (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

  (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

   You may withdraw tenders of your Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

   For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

   The notice of withdrawal must:

  (1) state your name;

  (2) identify the specific Old Notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn Old Notes;

  (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your Old Notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the Old Notes into your name; and

  (4) specify the name in which the Old Notes are to be registered, if different from yours.

   We will determine all questions regarding the validity, form, and eligibility, including time of receipt, of withdrawal notices, our determination will be final and binding on all parties. Any Old Notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures For Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

   Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of any Old Notes for exchange any of the following events shall occur:

  (1) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

  (2) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any of those Old Notes, if at the time the Old Notes are tendered any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

   The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

Exchange Agent

   We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

 By Registered or Certified mail, by Hand or by overnight Courier:

  The Bank of New York
  101 Barclay Street-7E
  Corporate Trust Services Window
  Ground Floor
  New York, New York 10286
  Attn: Reorganization Section

   By Facsimile:       By Telephone:
   (212) 571-3080      (212) 815-5942

   The exchange agent also acts as trustee under the Indenture.

Fees and Expenses

   We will not pay brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

   We will pay the cash expenses to be incurred in connection with the Exchange
Offer. These are estimated in the aggregate to be approximately $      which
includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

   You will not be obligated to pay any transfer taxes in connection with a tender of your Old Notes for exchange unless you instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

   We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer, we will amortize the expense of the Exchange Offer over the term of the New Notes under generally accepted accounting principles.

                          DESCRIPTION OF THE OLD NOTES

   We issued Old Notes under an Indenture between our company, as issuer, and The Bank of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture is not be complete. For a complete statement of the terms, we refer you to the Indenture. We will provide you a copy of the Indenture upon request. Certain provisions of the Indenture are made a part thereof by the Trust Indenture Act of 1939, as amended. Definitions or particular terms in the Indenture supplement this summary. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions" below.

General

   The Old Notes are unsecured (except to the extent described under "-- Security" below) unsubordinated obligations of our company, initially limited to $200 million aggregate principal amount, and will mature on August 1, 2008. Interest on the Old Notes accrues at the rate of 14% per annum and is payable semiannually in arrears (to holders of record at the close of business on January 15 or July 15 immediately preceding the Interest Payment Date) on February 1 and August 1 of each year commencing February 1, 1999. Interest is computed on the basis of a 360-day year of twelve 30-day months.

   If by the date that is one year after the Closing Date, our company has not consummated the Exchange Offer or any other registered Exchange Offer for the Old Notes or caused a shelf registration statement with respect to resales of the Old Notes to be declared effective, interest on the Old Notes (in addition to interest otherwise accruing on the Old Notes) will accrue at the rate of 0.5% per annum and be payable in cash semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 2000, until the consummation of a registered Exchange Offer or the effectiveness of a shelf registration statement. See "--Registration Rights" below.

   Principal of, premium, if any, and interest on the Old Notes is payable and the Old Notes may be exchanged or transferred at the office or agency of our company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, 21 West, New York, New York 10286; Attention: Corporate Trust Trustee Administration); provided that, at our option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register maintained by the Trustee.

   The Old Notes were issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "The Exchange Offer--Book-entry Transfer." No service charge will be made for any registration of transfer or exchange of Old Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

   Subject to the covenants described below under "--Covenants" and applicable law, we may issue additional Notes under the Indenture. Any Old Notes which remain outstanding, the New Note, offered hereby, and any additional New Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

Optional Redemption

   We may redeem the Old Notes, at our option, in whole or in part, at any time or from time to time, on or after August 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment
Date), if redeemed during the 12-month period commencing August 1, of the years set forth below:

       Year                                                           Percentage
       ----                                                           ----------
       2003..........................................................  108.000%
       2004..........................................................  105.333
       2005..........................................................  102.667
       2006 and thereafter...........................................  100.000

   In addition, at any time prior to August 1, 2001, we may use proceeds of one or more Public Equity Offerings following which there is a Public Market to redeem up to 35% of the principal amount of the Old Notes with the at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount thereof) of 114%; provided that

    . Old Notes representing at least $130.0 million aggregate principal amount remain outstanding after each such redemption and

    . notice of such redemption is mailed within 60 days after the consummation of the related Public Equity Offering.

   In the case of any partial redemption, the Trustee will select Old Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Old Notes are listed or, if the Old Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the principal amount of the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Sinking Fund

   There are no sinking fund payments for the Old Notes.

Security

   Pursuant to the Indenture, on the Closing Date, we purchased and pledged to the Trustee as security for the benefit of the holders of the Old Notes, Pledged Securities in an amount then expected to be sufficient to provide for payment in full of the first six scheduled interest payments on the Old Notes when due. We used approximately $76.7 million of the net proceeds of issuance of the Old Notes to acquire the Pledged Securities and currently anticipates that the remaining Amount of Pledged Securities will be sufficient to make the first four interest payments on the New Notes.

   The Pledged Securities have been pledged by us to the Trustee for your benefit as holders of the Notes pursuant to the Pledge Agreement. The Trustee has agreed to hold the Pledged Securities in the Pledge Account. The Pledge Agreement provides that, immediately prior to an Interest Payment Date, we may either deposit with the Trustee from funds otherwise available to us cash in an amount sufficient to pay all or a part of the interest scheduled to be paid on such date or we may notify the Trustee that it does not intend to make such a deposit. Upon receipt of such deposit or notice, the Trustee is required to release from the Pledge Account, if and to the extent necessary, proceeds sufficient to pay the interest then due on the Old Notes. A failure by us to pay any of the first six scheduled interest payments on the Notes, on the corresponding Interest Payment Dates will constitute an immediate Event of Default under the Indenture, with no cure or grace period. The Pledged Securities and the Pledge Account will also provide partial security for the repayment of principal, premium and interest on the Old Notes.

   The Pledge Agreement will provide that, upon payment by us of the first six scheduled interest payments on the Notes, all of the remaining Pledged Securities, if any, will be released as collateral and the Notes will thereafter be unsecured.

Registration Rights

   We have agreed with the Placement Agent, for your benefit as holder of the Notes, to use our best efforts, at our cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the Old Notes for an issue of unsubordinated notes of our company (the "New Notes") with terms identical to the Old Notes (except that the New Notes will not bear legends restricting the transfer thereof or provide for registration rights or additional interest). Upon such registration statement being declared effective, our company shall offer the New Notes in return for surrender of the Old Notes. When the Exchange Offer is completed, we will have no further obligation to register or exchange Old Notes.

Ranking

   The Indebtedness evidenced by the Old Notes ranks equally in priority of payment with all future unsubordinated indebtedness of our company and senior in right of payment to all existing and future subordinated indebtedness of our company. As of March 31, 1999, we had $298.2 million of indebtedness outstanding including the Old Notes. In addition, all existing and future liabilities (including trade payables and indebtedness, including any subordinated indebtedness) of our subsidiaries and all of our secured indebtedness will be effectively senior to the Old Notes. We and our subsidiaries may incur substantial additional Indebtedness, including secured Indebtedness, under the Indenture.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately after consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

   "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

    .the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

    . solely for the purposes of calculating the amount of Restricted
      Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary, or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by our company or any of its Restricted Subsidiaries;


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    . the net income of an) Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent that such net income could be paid to our company or a Restricted Subsidiary to loans, advances, intercompany transfers, principal repayments or otherwise;

    . any gains or losses (on an after-tax basis) attributable to Asset
      Sales;

    . except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of our company or any Restricted Subsidiary owned by Persons other than our company and any of its Restricted Subsidiaries; and

    . without duplication of clause (iv) above, all extraordinary gains and extraordinary losses.

   "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of our company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of our company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of our company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

   "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

   "Asset Acquisition" means (i) an Investment by our company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with our company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of our company and its Restricted Subsidiaries on the date of such Investment or
(ii) an acquisition by our company or any of its Restricted Subsidiaries of the property and assets of any Person other than our company or any of its Restricted Subsidiaries that constitute substantially all of such Person or of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of our company and its Restricted Subsidiaries on the date of such acquisition.

   "Asset Disposition" means the sale or other disposition by our company or any of its Restricted Subsidiaries (other than to our company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of our company or any of its Restricted Subsidiaries.

   "Asset Sale" means any sale, transfer or other disposition (including by way of merger or consolidation) in one transaction or a series of related transactions by our company or any of its Restricted Subsidiaries to any Person other than our company or any of its Restricted Subsidiaries of

    . all or any of the Capital Stock of any Restricted Subsidiary,


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    .all or substantially all of the property and assets of an operating unit or business of our company or any of its Restricted Subsidiaries, or

    . any other property and assets (other than the Capital Stock or other
      Investment in an Unrestricted Subsidiary) of our company or any of its Restricted Subsidiaries outside the ordinary course of business of our company or such Restricted Subsidiary and, in each case that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of our company; provided that "Asset Sale" shall not include
      (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kinds described in clause
      (i) (B) of the "Limitation on Asset Sales" covenant, (c) sales, transfers or other dispositions of assets constituting Restricted Payments permitted to be made under the "Limitation on Restricted Payments" covenant, (d) transfers consisting of granting of Liens permitted under the "Limitation on Liens" covenant and dispositions of such assets in accordance with such Liens or (e) Sale and Leaseback Transactions permitted under the "Limitation on Sale and Leaseback Transactions" and "Limitation on Indebtedness" covenants.

   "Attributable Debt" means, with respect to an operating lease included in any Sale and Leaseback Transaction at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at our company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

   "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

   "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

   "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

   "Change of Control" means such time as

    . (a) prior to the occurrence of a Public Market, a -person- or "group"
      (within the meaning of Sections 13(d) and 14 (d)(2) of the Exchange
      Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of our company, on a fully diluted basis, than is held by the Existing Stockholders on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of

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     more than 35% of the total voting power of the Voting Stock of our company on a fully diluted basis, and such ownership is greater than the percentage of the total voting power of the Voting Stock of our company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or

    . individuals who on the Closing Date constitute the Board of Directors
      (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

   "Closing Date" means the date on which the Old Notes are originally issued under the Indenture.

   "Collateral Agent" means the securities intermediary with which the Pledged Account is maintained, initially the Trustee.

   "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

    . Consolidated Interest Expense;

    . income taxes (other than income taxes (either positive or negative) attributable to extraordinary, and non-recurring gains or losses or sales of assets);

    . depreciation expense;

    . amortization expense; and

    . all other non-cash items reducing Adjusted Consolidated Net Income
      (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for our company and its Restricted Subsidiaries in conformity with GAAP, provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in the calculation of Adjusted Consolidated Net Income) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by our company or any of its Restricted Subsidiaries.

   "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest expenses actually paid during such period in respect of Indebtedness that is Guaranteed or secured by our company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by our company and its Restricted Subsidiaries during such period; excluding, however,
(i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Old Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

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

   "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of

    . the aggregate amount of Indebtedness of our company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date (provided that, if any Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, such Indebtedness of such Restricted Subsidiary shall be reduced by an amount equal to (I) the amount of the Indebtedness attributable to such Restricted Subsidiary multiplied by (II) the percentage ownership interest in the income of such Restricted Subsidiary not owned on such Transaction Date by our company or any of its Restricted Subsidiaries) to

    . the aggregate amount of Consolidated EBITDA for the then most recent fiscal quarter for which financial statements of our company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such fiscal quarter period being the "Quarter") multiplied by four, provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Quarter through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into our company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the full fiscal quarter immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

   "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of our company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of our company or any of' its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

   "Currency Agreement" means any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement.

   "Debt Securities" means any Indebtedness (including any Guarantee) issued in connection with a public offering (whether or not underwritten) or a private placement (provided such private placement is underwritten for resale pursuant to Rule 144A, Regulation S or other exemption from registration under the Securities Act or sold on an agency basis by a broker-dealer or one of its Affiliates to 10 or more beneficial holders); it being understood that "Debt Securities" shall not include commercial bank borrowings or similar borrowings, recourse transfers of financial assets, capital leases, Attributable Debt arising from Sale and Leaseback Transactions, issuances of Disqualified Stock to the extent permitted to be Incurred (treating the Disqualified Stock as if it were Indebtedness for this purpose) under the "Limitation on Indebtedness" covenant or other

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types of borrowings incurred in a manner not customarily viewed as a
"securities offering" or Guarantees in respect of the foregoing.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Old Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Old Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Old Notes, provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Old Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Old Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Old Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Old Notes upon a Change of Control" covenants described below.

   "Existing Stockholders" means Princes Gate Investors II, L.P. and its Affiliates, Stuart Z. Levin and S. Robert Levine.

   "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors; provided that for purposes of the eighth item of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion a copy of which shall be delivered to the Trustee.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Old Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services

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

(unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of me payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness, provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person at any date of determination (without duplication);

    . all indebtedness of such Person for borrowed money;

    . all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    . all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

    . all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

    . all Capitalized Lease Obligations of such Person;

    . all Attributable Debt of such Person with respect to any Sale and Leaseback Transaction to which such Person is a lessee;

    . the maximum fixed redemption or repurchase price of Disqualified
      Stock of such Person at the date of determination;

    . all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

    . all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

    . to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be

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     "Indebtedness" and (C) Indebtedness shall not include any liability for federal, state, local or other taxes.

   "Interest Rate Agreement" means interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

   "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding (x) advances to customers (including distributors) in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of our company or its Restricted Subsidiaries and (y) advances to suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as prepaid expenses on the balance sheet of our company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

    . the designation of a Restricted Subsidiary as an Unrestricted
      Subsidiary; and

    . the fair market value of the Capital Stock (or any other Investment), held by our company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause
      (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary," and the "Limitation on Restricted Payments" covenant described below,

     --"Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

     --the fair market value of the assets (net of liabilities (other than liabilities to our company or any, of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to our company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

    . brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and other professionals) related to such Asset Sale,


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    . provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of our company and its Restricted Subsidiaries, taken as a whole;

    . payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale; and

    . appropriate amounts to be provided by our company or any Restricted
      Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to our company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Offer to Purchase" means an offer to purchase Notes by our company from the holders commenced by mailing a notice to the Trustee and each holder stating:

    . the covenant pursuant to which the offer is being made and that all Old Notes validly tendered in accordance with the terms of the Offer to Purchase will be accepted for payment on a pro rata basis;

    . the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

    . that any Note not tendered will continue to accrue interest pursuant to its terms;

    . that, unless our company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

    . that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to deliver the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice no later than the close of business on the Business Day immediately preceding the Payment Date;

    . that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Old Notes delivered for purchase and a statement that such holder is withdrawing its election to have such Old Notes purchased; and

    . that holders whose Old Notes are being purchased only in part will be issued new Old Notes equal in principal amount to the principal amount of the unpurchased portion of the Old Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On or prior to the Payment Date, the Company shall (i) accept for payment on a pro rata basis Old Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Old Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Old Notes or portions thereof so accepted together with an Officers' Certificate specifying the Old Notes or portions thereof accepted for payment by our company. The Paying Agent shall promptly mail to the holders of Old Notes so accepted payment each in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. Our company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Our company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that our company is required to repurchase Old Notes pursuant to an Offer to Purchase.

   "Permitted Investment" means (i) an Investment in our company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, our company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of our company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business that do not in the aggregate exceed $1.0 million at any time outstanding; (v) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $10.0 million; provided each such Unrestricted Subsidiary's primary business is related, ancillary or complementary to the businesses of our company and its Restricted Subsidiaries on the dates of such Investments; and (vi) Investments received in satisfaction of judgments or as part of or in connection with the bankruptcy, winding up or liquidation of a Person, except if such Investment is received in consideration for an Investment made in such Person in connection with or in anticipation of such bankruptcy, winding up or liquidation.

   "Permitted Liens" means

    . Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

    . statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

    . Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    . Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

    . easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

    . Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement or integration) of the real or personal property subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,
     (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property other than such item of property and any improvements on such property and any proceeds (including insurance proceeds) and products thereof and attachments and accessions thereto;

    . leases or subleases granted to others that do not materially interfere with the ordinary course of business of our company and its Restricted Subsidiaries, taken as a whole;

    . Liens encumbering property or assets under construction arising from progress or partial payments by a customer of our company or its Restricted Subsidiaries relating to such property or assets;

    . any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

    . Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

    . Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of our company or any Restricted Subsidiary other than the property or assets acquired and any proceeds (including insurance proceeds) and products thereof and attachments and accessions thereto;

    . Liens in favor of our company or any Restricted Subsidiary;

    . Liens arising from the rendering of a final judgment or order against our company or any Restricted Subsidiary that does not give rise to an Event of Default;

    . Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

    . Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    . Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect our company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

    . Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by our company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and is Restricted Subsidiaries prior to the Closing Date;

    . Liens on or sales of receivables;

    . any interest or title of licensor in the property subject to a license;

    . Liens in favor of the Trustee arising under the Indenture;

    . Liens on the Capital Stock of Unrestricted Subsidiaries; and

    . Liens that secure Indebtedness with an aggregate principal amount not in excess of $10 million at any time outstanding.

   "Pledge Agreement" means the Collateral Pledge and Security Agreement dated as of the Closing Date, by and among our company, the Trustee and the Collateral Agent, governing the pledge of the Pledged Securities and the disbursement of funds from the Pledged Account as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

   "Pledge Account" means an account established and maintained with the Trustee for the deposit of the Pledged Securities pursuant to the terms of the Pledge Agreement.

   "Public Equity Offering" means an underwritten primary public offering of Common Stock of our company pursuant to an effective registration statement under the Securities Act.

   A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of our company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

   "Restricted Subsidiary" means any Subsidiary of our company other than an Unrestricted Subsidiary.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which our company or any of its Restricted Subsidiaries sells or transfers any of its assets or properties (whether owned on the Closing Date or acquired thereafter) and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which our company, or its Restricted Subsidiaries, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

   "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of our company, accounted for more than 10% of the consolidated revenues of our company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of our company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of our company for such fiscal year.

   "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Old Notes first become due and payable after an Event of Default.

   "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc, and its successors.

   "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person, (ii) any limited partnership of which such Person is a general partner or (iii) any other Person over which any combination of such Person and its other Subsidiaries, directly or indirectly, has the power, by contract or otherwise, to direct or cause the direction of policies, management and affairs generally.

   "Temporary Cash Investment" means any of the following:

    . direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,

    . time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or an equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

    . repurchase obligations with a term of not more than 30 days for underlying securities of the types described in the first item above entered into with a bank meeting the qualifications described in the second item above,

    . commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of our company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

    . auction-rate preferred stocks of any corporation maturing not later than 45 days after the acquisition thereof, with a rating at the time of acquisition of not less than "AAA" according to S&P or "Aaa" according to Moody's,

    . corporate debt obligations maturing within 12 months after the date of acquisition, with a rating on the date of acquisition not less than "AAA" or "A-1" according to S&P or "Aaa" or "P-l" according to Moody's,

    . securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's, and

    . mutual funds required to invest at least 90% of their funds in investments of the types described in the first and second items above.

   "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

   "Transaction Date" means, with respect to the Incurrence of any Indebtedness by our company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

   "Unrestricted Subsidiary" means (i) any Subsidiary of our company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien (other than a Permitted Lien) on any property of, our company or any Restricted Subsidiary, provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by our company or such Restricted Subsidiary (or both, it applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Old Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation.

   "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

   "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

 Limitation on Indebtedness

   (a) We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the Old Notes and Indebtedness existing on the Closing Date); provided that we may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

   Notwithstanding the foregoing, we and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

    . Indebtedness (including any Indebtedness under one or more revolving credit or working capital facilities) of the Company in an aggregate principal amount outstanding at any time not to exceed the greater of
      (A) the sum of (I) 80% of the consolidated book value of the accounts receivable of our company and its Restricted Subsidiaries and (II) 60% of the consolidated book value of the inventory of the Company and its Restricted Subsidiaries in each case as determined from the financial statement of our company for the then most recent fiscal quarter which has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below and (B) $25.0 million;


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

    . Indebtedness owed (A) to our company evidenced by a promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to our company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this item;

    . Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under the first, second, fourth, sixth, ninth or tenth clause of this paragraph) and any refinancings thereof in a principal amount not to exceed the principal amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses) unless the Incurrence of such excess is otherwise permitted by this covenant; provided that Indebtedness the proceeds of which are used to refinance or refund the Old Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Old Notes shall only be permitted under this clause (iii) if (A) in case the Old Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Old Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly, made pari passu with, or subordinate in right of payment to, the remaining Old Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Old Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Old Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Old Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of our company, be refinanced by means of any Indebtedness of any Restricted Subsidiary, pursuant to this item;

    . Indebtedness (A) in respect of performance; surety or appeal bonds provided in the ordinary course of business; (B) under Currency Agreements and Interest Rate Agreements, provided that such agreements (a) are designed solely to protect our company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of our company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by our company or any Restricted Subsidiary in connection with such disposition;

    . Indebtedness of our company or any Restricted Subsidiary, to the extent the net proceeds thereof are promptly (A) used to purchase Old Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Old Notes as described below under "Defeasance";

    . Guarantees of the Old Notes and Guarantees of Indebtedness of our company by any Restricted Subsidiary, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

    . Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment,

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

     inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date;

    . Indebtedness of our company not to exceed, at any one time outstanding, two times the sum of (A) the Net Cash Proceeds received by our company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Restricted Subsidiary of our company, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or the third, fourth, sixth or seventh clause of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Restricted Subsidiary of the Company, to the extent such sale of Capital Stock has not been used pursuant to the third, fourth, sixth or seventh clause of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted
      Payment: provided that such Indebtedness does not mature prior to the Stated Maturity of the Old Notes and has an Average Life longer than the Old Notes;

    . Indebtedness of our company, in an aggregate principal amount outstanding at any time not to exceed $1.0 million. Incurred in connection with the repurchase of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights held by employees, former employees, directors or former directors (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment; provided that such Indebtedness, by its terms, (A) is expressly made subordinate in right of payment to the Old Notes, and (B) provides that no payments of principal (including by way of sinking fund, mandatory redemption or otherwise (including defeasance)), may be made while any of the Old Notes are outstanding; and

    . Indebtedness of our company (in addition to Indebtedness permitted under the preceding clauses in an aggregate principal amount outstanding at any time not to exceed $55.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

   (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that our company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

   (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, our company, in its sole discretion, shall classify and may, from time to time, reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

 Limitation on Restricted Payments

   Our company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

    . declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock

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

      and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than our company or any of its Restricted Subsidiaries,

    . purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) our company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of our company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of our company,

    . make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of our company that is subordinated in right of payment to the Old Notes, or

    . make any Investment, other than a Permitted Investment, in any Person
      (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) our company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) made after the Closing Date shall exceed the sum of (1) the aggregate amount of the Consolidated EBITDA (or, if Consolidated EBITDA is negative, minus the amount by which Consolidated EBITDA is less than zero) less 1.5 times Consolidated Interest Expense, in each case accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by our company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Restricted Subsidiary of our company, including an issuance or sale permitted by the Indenture of Indebtedness of our company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of our company, or from the issuance to a Person who is not a Restricted Subsidiary of our company of any options, warrants or other rights to acquire Capital Stock of our company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Old Notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on Indebtedness" covenant plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, distributions, repayments of loans or advances, or other transfers of assets, in each case to our company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by our company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

   The foregoing provision shall not be violated by reason of:

    . the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

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

    . the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Old Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

    . the repurchase, redemption or other acquisition of Capital Stock of our company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

    . the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of our company which is subordinated in right of payment to the Old Notes in exchange for, or out of the proceeds of a substantially concurrent offering of shares of the Capital Stock (other than Disqualified Stock) of our company (or options, warrants or other rights to acquire such Capital Stock);

    . payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of our company;

    . Investments in any Person the primary business of which is related, ancillary or complementary to the business of our company and its Restricted Subsidiaries on the date of such Investments, provided that the aggregate amount of Investments made pursuant to this clause
      (vi) does not exceed the sum of (x) $30.0 million plus (y) the amount of Net Cash Proceeds received by our company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Restricted Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to the eighth clause under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or the third or fourth clause of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause
      (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Consolidated EBITDA) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"); provided that the net reduction in any Investment shall not exceed the amount of such Investment;

    . Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of our company;

    . the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock of up to 6.0% per annum of the Net Cash Proceeds received by our company in such Public Equity Offering; (ix) repurchases of Warrants pursuant to a Repurchase Offer; (x) any purchase of any fractional share of Common Stock of our company in connection with an exercise of the Warrants; or

    . repurchases of Capital Stock of our company from employees, former employees, directors, former directors, consultants or former consultants of our company (or their estates or beneficiaries under their estates) upon their death, disability, retirement, or termination of employment; provided that the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year or $5.0 million in the aggregate; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

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

   Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or
(iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv) thereof, shall be included in calculating whether the condition of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Old Notes, or Indebtedness that is pari passu with the Old Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by our company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to our company or any other Restricted Subsidiary, (iii) make loans or advances to our company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to our company or any other Restricted Subsidiary.

   The foregoing provisions shall not restrict any encumbrances or restrictions:

    . existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements, provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

    . existing under or by reason of applicable law;

    . existing with respect to any Person or the property or assets of such Person acquired by our company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements of agreements of such Person existing at the time of such acquisition; provided, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements do not extend to any Person or the property or assets of any Person other than such Person or the property and assets of such Person so acquired;

    . in the case of the fourth clause of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of our company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to our company or any Restricted Subsidiary;

    . with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

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

    . contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction is not materially more disadvantageous to the holders of the Old Notes than is customary in comparable financings (as determined by our company) and (B) our company determines that any such encumbrance or restriction is not reasonably expected to materially affect our company's ability to make principal or interest payments on the Old Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent our company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of our company or any of its Restricted Subsidiaries.

 Limitation on the Issuance and Sale of Capital Stock of Restricted
 Subsidiaries

   Our company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to our company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "'Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; (iv) issuances or sales of Common Stock of a Restricted Subsidiary; provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below or (v) issuances or sales of Disqualified Stock if the "Limitation on Indebtedness" covenant would permit the Disqualified Stock to be issued or sold (treating the Disqualified Stock as Indebtedness for such purpose).

 Limitation on Issuances of Guarantees by Restricted Subsidiaries

   Our company will not permit any Restricted Subsidiary to (x) directly or indirectly Guarantee any Indebtedness of our company which is pari passu with or subordinate in right of payment to the Old Notes ("Guaranteed Indebtedness") or (y) issue any Debt Securities (other than Indebtedness Incurred pursuant to the fifth clause of the "Limitation on Indebtedness" covenant), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Old Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against our company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Old Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Old Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Old Notes.

   Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of our company, of all of our company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which

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

resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

 Limitation on Transactions with Stockholders and Affiliates

   We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5.0% or more of any class of Capital Stock of our company or with any Affiliate of our company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to our company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

   The foregoing limitation does not limit, and shall not apply to

    . transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm (including, without limitation, the Placement Agent and its Affiliates) stating that the transaction is fair to our company or such Restricted Subsidiary from a financial point of view;

    . any transaction solely between our company and any of its Wholly
      Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

    . the payment of reasonable and customary regular fees to directors of our company who are not employees of our company;

    . any payments or other transactions pursuant to any tax-sharing agreement between our company and any other Person with which our company files a consolidated tax return or with which our company is part of a consolidated group for tax purposes;

    . transactions between our company or any of its Restricted
      Subsidiaries and a non-Wholly Owned Restricted Subsidiary or an Unrestricted Subsidiary on a cost, rather than fair market value, basis, or on other terms of the kind customarily employed to allocate charges among members of a consolidated group of entities, in any such case that are fair and reasonable to our company or such Restricted Subsidiary; provided that the aggregate fair market value of the consideration subject to such transactions does not exceed $1.0 million in any calendar year;

    . payment of fees to the Placement Agent or its Affiliates for financial, advisory, consulting or investment banking services that the Board of Directors deems to be advisable or appropriate
      (including, without limitation, the payment of any underwriting discounts or commissions or placement agency fees in connection with the issuance and sale of securities); or

    . any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by the second and third items of this paragraph, (a) the aggregate amount of which exceeds $5.0 million in value, must be approved or determined to be fair in the manner provided for in subclause (A) or (B) of the first item above and (b) the aggregate amount of which exceeds $10.0 million in value, must be determined to be fair in the manner provided for in clause
      (i)(B) above.

 Limitation on Liens

   We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Old Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Old Notes, prior to) the obligation or liability secured by such Lien.

   The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of our company or its Restricted Subsidiaries created in favor of the holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to our company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to our company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under the third clause of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of our company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; (vi) Liens securing (A) obligations under revolving credit, working capital or similar facilities Incurred under clause (i), or (B) Indebtedness Incurred under the seventh clause of the second paragraph of the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

 Limitation on Sale and Leaseback Transactions

   We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction.

   The foregoing restriction does not apply to any Sale and Leaseback Transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between our company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) our company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

 Limitation on Asset Sales

   The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by our company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of any combination of cash or Temporary Cash Investments or the assumption of unsubordinated Indebtedness of our company or Indebtedness of any Restricted Subsidiary, provided that our company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness. In the event and to the extent that the Net Cash Proceeds received by our company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then our company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than our company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the

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

date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Person having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied (or committed to be applied) pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

   If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5.0 million, our company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of Old Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Old Notes on the relevant Payment Date, plus, in each case, accrued interest, if any, to the Payment Date.

Repurchase of Old Notes upon a Change of Control

   Our company must commence, within 30 days of the occurrence of a Change of Control, and thereafter consummate an Offer to Purchase for all Old Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest, if any, to the Payment Date.

   There can be no assurance that our company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Old Notes) required by the foregoing covenant (as well as may be contained in other securities of our company which might be outstanding at the time). The above covenant requiring our company to repurchase the Old Notes will, unless consents are obtained, require our company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Commission Reports and Reports to Holders

   At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (ii) the date that is one year after the Closing Date, in either case, whether or not the Company is then required to file reports with the Commission, our company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. Our company shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. At all times prior to the earlier of the date of the Registration and the date that is one year after the Closing Date, our company shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the sale of the Old Notes pursuant to an effective registration statement, upon the request of any holder or any prospective purchaser of the Old Notes designated by a holder, the Company shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

Events of Default

   The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days or a failure by our company to

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

make any of the first six scheduled interest payments on the Old Notes on the applicable Interest Payment Date; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of our company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) our company defaults in the performance of or breaches any other covenant or agreement of our company in the Indenture or under the Old Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Old Notes; (e) there occurs with respect to any issue or issues of Indebtedness of our company or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against our company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of our company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company or any Significant Subsidiary or for all or substantially all of the property, and assets of our company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of our company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (h) our company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company or any Significant Subsidiary or for all or substantially all of the property and assets of our company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors or (i) the Pledge Agreement shall cease to be in full force and effect or to be enforceable in accordance with its terms, except as provided therein.

   If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to our company) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Old Notes then outstanding, by written notice to our company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the aggregate principal amount of, premium, if any, and accrued interest on the Old Notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by our company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to our company, the principal amount of, premium, if any, and accrued interest on the Old Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in aggregate principal amount of the outstanding Old Notes, by written notice to our company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal amount of, premium, if any, and interest on the Old Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver" below.

   The holders of at least a majority in aggregate principal amount of the outstanding Old Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Old Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Old Notes. A holder may not pursue any remedy with respect to the Indenture or the Old Notes unless: (i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding Old Notes make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Old Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal amount of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Old Notes, which right shall not be impaired or affected without the consent of such holder.

   The Indenture requires certain officers of our company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of our company and its Restricted Subsidiaries and our company's and its Restricted Subsidiaries' performance under the Indenture and that our company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Our company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

   Our company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into our company unless:

    . our company shall be the continuing Person, or the Person (if other than our company) formed by such consolidation or into which our company is merged or that acquired or leased such property, and assets of our company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of our company on all of the Old Notes and under the Indenture;

    . immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

    . immediately after giving effect to such transaction on a pro forma basis, our company or any Person becoming the successor obligor of the Old Notes (including any Person which would, after giving effect to the merger or consolidation, properly classify our company as a subsidiary in accordance with GAAP, and which expressly guarantees the obligations of our company under the Old Notes through a supplemental indenture) shall have a Consolidated Net Worth equal to or greater than 90% of the Consolidated Net Worth of our company immediately prior to such transaction;

    . immediately after giving effect to such transaction on a pro forma basis, our company, or any Person becoming the successor obligor of the Old Notes (including any Person which would, after giving effect to the merger or consolidation, properly classify our company as a subsidiary in accordance with GAAP, and which expressly guarantees the obligations of our company under the Old Notes through a supplemental indenture) as the case may be, shall have a Consolidated Leverage Ratio not greater than 110% of the Consolidated Leverage Ratio of our company immediately prior to the transaction, provided, however, that the fourth item shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; and

    . our company delivers to the Trustee an Officers' Certificate
      (attaching the arithmetic computations to demonstrate compliance with the third and fourth items above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that the third and fourth items above do not apply if, in the good faith determination of the Board of Directors of our company, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose of such transaction is to change the state of incorporation of the Company; provided further that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or our company) shall be issued or distributed to the stockholders of our company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

   Defeasance and Discharge. The Indenture provides that our company will be deemed to have paid and will be discharged from any and all obligations in respect of the Old Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Old Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Old Notes, to replace stolen, lost or mutilated Old Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) our company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Old Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Old Notes, (B) our company has delivered to the Trustee:

    . either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and

    . an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (assuming that none of the holders of the Old Notes are insiders of our company within the meaning of Section 101(31) of the United States Bankruptcy Code) the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which our company or any of its Subsidiaries is a party or by which our company or any of its Subsidiaries is bound and (D) if at such time the Old Notes are listed on a national securities exchange, our company has delivered to the Trustee an Opinion of Counsel to the effect that the Old Notes will not be delisted as a result of such deposit, defeasance and discharge.

   Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the third and fourth clauses under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such the third and fourth items under "Consolidation, Merger and Sale of Assets," clause
(d) under "Events of Default" with respect to such other covenants and clauses
(e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Old Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Old Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by our company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

   Defeasance and Certain Other Events of Default. In the event our company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Old Notes as described in the immediately preceding paragraph and the Old Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Old Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Old Notes at the time of the acceleration resulting from such Event of Default. However, our company will remain liable for such payments.

Modification and Waiver

   Modifications and amendments of the Indenture may be made by our company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Old Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Old Notes the consent of whose holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Old Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Old Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

   The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Old Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of our company in the Indenture, or in any of the Old Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of our company or of any successor Person thereof. Each holder, by accepting the Old Notes, waives and releases all such liability.

Concerning the Trustee

   The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                          DESCRIPTION OF THE NEW NOTES

   The terms of the New Notes will be identical in all material respects to those of the Old Notes, except that the New Notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) will not be entitled to certain registration rights under the Registration Rights Agreement, including the provision for Additional Interest of up to 0.5% on the Old Notes. Holders of Old Notes should review the information set forth under "Summary--Certain Consequences of a Failure to Exchange Old Notes" and "--Terms of New Notes."

                               FORM OF NEW NOTES

   The certificates representing the New Notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee in the form of a global note. Holders of the New Notes will own book-entry interests in the global note evidenced by records maintained by DTC.

   Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

    (1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days;

    (2) we provide for the exchange pursuant to the terms of the Indenture;
        or

    (3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

   As of the date of this prospectus, no certificated notes are issued and outstanding.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary of the terms of our capital stock does not purport to be complete and is qualified in our entirety by reference to the actual terms of the capital stock contained in our Amended and Restated Certificate of Incorporation.

   Our Certificate of Incorporation, as amended to date (the "Certificate of Incorporation") authorizes the issuance of 40,000,000 shares of Common Stock, $.001 par value per share, and 20,248,107 shares of Preferred Stock, $.001 par value per share. The following series of Preferred Stock have been designated in the Certificate of Incorporation: Series A Preferred Stock (the "Series A Preferred"), Series B-1 Preferred Stock (the "Series B-1 Preferred"), Series B-2 Preferred (the "Series B-2 Preferred"), Series B-3 Preferred Stock (the "Series B-3 Preferred") and Series B-4 Preferred (the "Series B-4 Preferred"). The Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and the Series B-4 Preferred are collectively referred to herein as the "Series B Preferred." As of March 31, 1999, there were four holders of record of Common Stock and twenty-four holders of record of Preferred Stock. The following table sets forth, with respect to each series of Preferred Stock and the Common Stock as of March 31, 1999, the number of shares designated, the number of shares outstanding, the number of shares subject to outstanding options and warrants and our total fully diluted capitalization:

                                                                  Common Stock
                                                                  Outstanding
                                                      Shares          on a
                                                     Issuable     Diluted, As
                            Authorized Outstanding Under Options   Converted
   Class/Series               Shares     Shares    and Warrants     Basis(2)
   ------------             ---------- ----------- -------------  ------------
   Preferred Stock
   Series A Preferred......  7,600,000  7,499,900           --      7,499,900
   Series B-1 Preferred....  5,714,442  5,714,442           --      5,714,442
   Series B-2 Preferred....  1,790,769  1,297,433           --      1,297,433
   Series B-3 Preferred....  2,285,727  2,285,727           --      2,285,727
   Series B-4 Preferred....  2,857,169  2,857,169           --      2,857,169
                            ---------- ----------    ---------     ----------
   Total Preferred Stock... 20,248,107 19,654,671           --     19,654,671
   Common Stock............ 40,000,000    152,517    2,881,482(1)   3,033,999
                            ---------- ----------    ---------     ----------
   Total Common and
    Preferred Stock........ 60,248,107 19,807,188    2,881,482     22,688,670
                            ========== ==========    =========     ==========

--------
(1) Includes warrants to purchase 200,000 shares of Common Stock at an exercise price of $8.49, 2,681,482 shares issuable in connection with options granted under the 1996 Stock Option Plan with a weighted average exercise price of $0.52 per share but excludes 266,101 shares issuable in connection with options available for future grant under the 1996 Stock Option Plan.
(2) All shares of Preferred Stock are currently convertible into Common Stock on a one-for-one basis.

Common Stock

   The holders of our Common Stock are entitled to receive dividends when and if declared by the Board of Directors, provided that no dividend or distribution may be declared or paid on any shares of Common Stock unless all dividend preferences of the Preferred Stock have been declared and set aside or paid. Upon a liquidation, dissolution, merger or sale of substantially all of our assets, all assets remaining after the payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock will be distributed ratably among the holders of Common Stock based upon the number of shares of Common Stock then held by each holder. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Common Stock has no preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our Common Stock are fully paid and non-assessable.

   As of March 31, 1999, there were 152,517 shares of Common Stock outstanding held by four stockholders of record. As of March 31, 1999, options to purchase an aggregate of 2,681,482 shares of Common Stock were also outstanding. See "Management--1996 Stock Option Plan."

Preferred Stock

   Dividends. The holders of Series B Preferred are entitled to receive dividends when, as and if dividends are declared by the Board of Directors out of funds legally available for the payment of dividends on each outstanding share of Common Stock or Series A Preferred Stock in an amount equal to the dividends paid on each share of the Common Stock or Series A Preferred Stock multiplied by a fraction equal to the Liquidation Preference of each share of Series B Preferred Stock, divided by the liquidation preference of the Series A Preferred or Common Stock (assumed to be $.001), as the case may be. Dividends on the Series B Preferred Stock are not cumulative. The holders of the Series A Preferred Stock are entitled to dividends at the rate of $0.25 per annum per share, payable prior and in preference to any payment of any dividend on the Common Stock, when and as declared by the Board of Directors. Dividends on the Series A Preferred are not cumulative. Dividends must be paid in order of preference to the Series B Preferred (on a pari passu basis), to the Series A Preferred and Common Stock.

   Liquidation. A Liquidation event is defined as any voluntary or involuntary liquidation, dissolution or winding up of the corporation. The sale, lease, conveyance, exchange or transfer of all or substantially all of our property or assets or a merger or consolidation of the corporation are not Liquidation events with respect to the Series B Preferred. Payments made pursuant to a Liquidation must be made in full to each series of Preferred Stock in the following order of preference: Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and Series B-4 Preferred (on a pari passu basis) and then the Series A Preferred. Thereafter, any remaining assets shall be distributed ratably among the holders of Common Stock.

   Redemption. The Series B Preferred Stock is subject to mandatory redemption on August 29, 2002 or, at the option of the holder, upon a change in control of our company. A change in control with respect to redemption means such time as a person or group becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of our capital stock having voting power that is more than the voting power of the Series B Preferred Stock on that date. There are no sinking fund provisions applicable to the Preferred Stock. The Series A Preferred Stock is not redeemable.

   Conversion. The Preferred Stock is convertible by the holder at any time into Common Stock at the rate of our initial conversion price divided by the conversion price then in effect. The initial conversion prices of the Series A Preferred, Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and Series B-4 Preferred are $2.50, $2.7343, $5.8105, $6.8359 and $5.4687 per
share, respectively. The conversion price of the Preferred Stock is subject to adjustment for stock splour, stock dividends, consolidations, combinations, reclassifications and other like events. The conversion prices of the Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred and Series B-4 Preferred Stock may also be subject to adjustment for certain dilutive issues of stock at a price per share below the applicable conversion price of such respective series of Preferred Stock, based on the weighted average dilution to such series. The Series A Preferred and Series B Preferred are automatically convertible into Common Stock in the event of the closing of a registered public offering of Common Stock with aggregate gross proceeds of at least $7.5 million in the case of the Series A Preferred and $25 million in the case of the Series B Preferred.

   Voting. The holders of Preferred Stock are entitled to notice of any stockholders' meeting in accordance with our Bylaws and are entitled to vote together with the holders of Common Stock as a class. The holders of Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which such shares are convertible.

   Other Restrictive Covenants. The Certificate of Incorporation provides that so long as shares of the Series B Preferred are outstanding, we may not (i) declare or pay any dividend on any other class or series of shares of our capital stock or (ii) purchase or redeem shares of our capital stock, except the repurchase of Common Stock from employees in an amount less than $250,000. Further, our Certificate of Incorporation provides that, without the approval of the directors elected by the holders of the Series B-1 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock (the "PGI Stock"), we may not create, authorize or issue any securities or reclassify any shares of capital stock into any securities that rank senior to or on a parity with the Series B Preferred Stock with respect to dividends or upon our liquidation or dissolution. Without the approval of holders of at least a majority of the shares of PGI Stock then outstanding, we may not amend, modify or appeal the terms of the Series B Preferred Stock in our Certificate of Incorporation.

   Board Representation Rights. In any election of directors, the Certificate of Incorporation provides that the holders of the Series B-1 Preferred, Series B-3 Preferred and B-4 Preferred are entitled to elect one director as long as any such shares are outstanding. If the Series B-1 Preferred, Series B-3 Preferred and Series B-3 Preferred outstanding have an aggregate Liquidation Preference of at least $7.5 million, $15.0 million or $30.0 million, the holders of such shares leave the right to elect two directors, three directors and four directors, respectively. All other directors will be elected by the holders of the Preferred Stock and Common Stock voting together as one class on an as-converted basis.

   In the event of a Special Trigger Event (as defined below) when any PGI Stock is outstanding, the number of directors constituting the Board of Directors shall be immediately adjusted to permit the holders of a majority of the shares of PGI Stock then outstanding to immediately appoint a majority of the directors. Such rights shall continue until such time as all Special Trigger Events shall be cured and no longer of any force or effect. A "Special Trigger Event" shall be deemed to occur if (i) we have not, prior to August 29, 2000, completed an initial public offering generating gross proceeds to us in excess of $25 million; (ii) we are in default with a creditor or trade partner with respect to a liability or obligation of at least $50,000 for thirty days;
(iii) we breach any covenant or agreement contained in the Certificate of Incorporation or the operative agreements pursuant to which the Series B Preferred Stock were issued; or (iv) we becomes the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

   Registration Rights. Pursuant to the Securityholders' Agreement dated as of August 29, 1997, between us and the holders of Series B Preferred Stock (collectively, the "Series B Holders"), the Series B Holders are entitled to certain rights with respect to the registration of the Common Stock issuable upon conversion of their shares ("Registrable Securities") under the Securities Act. If we propose to register any of our securities under the Securities Act, the Series B Holders are entitled to notice of such proposed registration and the opportunity to include shares of Registrable Securities therein; provided, however, that we and the underwriter of any such offering have the right to limit or completely exclude shares proposed to be registered. At any time, if Series B Holders holding at least 20% of the Registrable Securities which constitutes at least 1% of our then outstanding Common Stock request that we file a registration statement for the sale of shares having an anticipated sale price of at least $10.0 million, we are required to use our best efforts to cause such shares to be registered, subject to certain conditions and limitations. Series B Holders are limited to one such demand registration in any six month period. In the event of any limitation by the underwriter, the number of securities that may be included in such registration will be allocated on a pro rata basis. Further, the Series B Holders may require us to register all or a portion of their Registrable Securities pursuant to Rule 415 promulgated under the Securities Act, provided that the request is made by the holders of at least 20% of the Registrable Securities and subject to certain other conditions and limitations.

   Other Rights. Any holder of at least 150,000 shares of the Series B Preferred Stock is entitled to certain annual and quarterly financial information from us and also has certain rights of access and inspection. The information rights terminate upon the earlier of (i) a registered public offering of our Common Stock, or (ii) an acquisition of our company where the surviving corporation is subject to the reporting requirements of the Exchange Act.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our Common Stock and Preferred Stock is Wilson Sonsini Goodrich & Rosati, P.C.

Delaware Law and Certain Charter Provisions

   Certain Provisions of the Certificate of Incorporation and Bylaws. Our Certificate of Incorporation provides for cumulative voting for the election of directors. Cumulative voting provides that each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. In the absence of cumulative voting, the holders of a majority of the shares present or represented at a meeting in which directors are to be elected would have the power to elect all the directors to be elected at such meeting, and no person could be elected without the support of holders of a majority of the shares present or represent at such meeting. Section 141 of the Delaware General Corporation Law provides that a director elected by cumulative voting generally may not be removed without cause if the number of votes cast against removal would be sufficient to elect such director under cumulative voting.

   Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the Certificate of Incorporation or the Bylaws. Our Bylaws authorize the Board of Directors, the Chairman of the Board or the President (or any Vice President in the Chairman's or President's absence) or stockholders holding in the aggregate a majority of our outstanding shares to call a special meeting of stockholders.

   Under Delaware law and our Bylaws, stockholders may execute an action by written consent in lieu of a stockholder meeting. Delaware law permits a corporation to eliminate such actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of stockholders' written consents, however, deters hostile takeover attempts. Without the availability of stockholder's actions by written consent, a holder or group of holders controlling a majority in interest of our capital stock would not be able to amend our Bylaws or remove directors pursuant to a stockholder's written consent. Any such holder or group of holders would have to call a stockholders' meeting and wait until the notice periods determined by the Board of Directors pursuant to our Bylaws prior to taking any such action.

Certain Provisions of Delaware Law

   We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"), a provision that, in general, prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

(iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt of the interested stockholder of the benefit of any loans, advances guarantees, pledges or other financial Benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns (or within three years did beneficially own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a general summary of the material U.S. federal income tax considerations resulting from the Exchange Offer and to the ownership of the New Notes. The discussion of the federal income tax consequences set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not successfully challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring or holding New Notes. The discussion below pertains only to U.S. Holders, except as described below under the caption "Tax Treatment of the Ownership and Disposition of New Notes by Non-U.S. Holders." As used herein, a U.S. Holder means (i) citizens or residents (within the meaning of Section 7701 (b) of the Code) of the U.S. (ii) corporations, partnerships or other entities created in or under the laws of the U.S. or any political subdivision thereof, (iii) estates the income of which is subject to U.S. federal income taxation regardless of its source, (iv) trusts subject to the primary supervision of a court within the U.S. and the control of a U.S. person as described in Section 7701 (a)(30) of the Code, and (v) any other person whose income or gain from the New Notes is effectively connected with the conduct of a U.S. trade or business. In addition, the discussion relies upon the description provided to the Company by the DTC, Euroclear and Cedel of their depository procedures and the procedures of their participants and Indirect Participants in maintaining a book entry system reflecting the beneficial ownership of the New Notes.

   This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding New Notes as part of a hedging or conversion transaction or straddle or persons deemed to sell New Notes under the constructive sale provisions of the Code) may be subject to special rules. The discussion below is premised upon the assumption that the New Notes and Old Notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code and constitute indebtedness for tax purposes. This summary does not discuss the tax considerations applicable to subsequent purchasers. The discussion also does not discuss any aspect of state, local or foreign law.

   EACH HOLDER TENDERING OLD NOTES OR PROSPECTIVE PURCHASERS OF NEW NOTES ARE STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO ITS PARTICULAR TAX SITUATION INCLUDING THE TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Exchange of Notes

   The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a Holder should have the same adjusted issue price, adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

The New Notes

 Original Issue Discount

   The New Notes will be treated as issued with original issue discount ("OID"), which each Holder will be required to include in its gross income as described below. Except as provided below in the section entitled "Applicable High-Yield Discount Obligations," a Holder must include OID (to the extent there is not offsetting acquisition or bond premium) in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Generally, OID must be included in income in advance of the receipt of cash representing such income.

   The amount of OID with respect to a New Note will be equal to the excess of the stated redemption price at maturity over the issue price of the Old Note exchanged for such New Note. The stated redemption price at maturity of a New Note will equal the sum of all payments other than any "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because interest on the New Notes will not be payable prior to August 1, 2003, none of the payments on the New Notes will constitute qualified stated interest. Accordingly, all payments on the New Notes will be treated as part of their stated redemption price at maturity.

   Because the Old Notes were issued as part of an investment unit, the issue price of each investment unit was allocated between the Old Note and the warrant constituting an investment unit based on their relative fair market values on the issue date. Although the Company's allocation is not binding on the IRS, a holder of a unit must use the Company's allocation unless the holder discloses on its federal income tax return for the year in which the unit was acquired that it plans to use an allocation that is inconsistent with the Company's allocation.

   A Holder must include in gross income, for all days during its taxable year in which it holds such New Note, the sum of the "daily portions" of original issue discount. The "daily portions" are determined by allocating to each day in an "accrual period" (generally the period between interest payments or compounding dates) a pro rata portion of the original issue discount that accrued during such accrual period. The amount of original issue discount that will accrue during an accrual period is the product of the "adjusted issue price" of the New Note at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the particular accrual period). The adjusted issue price of a New Note is the sum of the issue price of an Old Note, plus prior accruals of original issue discount, reduced by the total payments made with respect to such New Note in all prior periods and on the first day of the current accrual period. Each payment on a New Note will be treated as a payment of original issue discount to the extent that original issue discount has accrued as of the date such payment is due and has not been allocated to prior payments, and any excess will be treated as a payment of principal.

   There are several circumstances under which the Company could make a payment on a New Note that would affect the yield to maturity of a New Note, including the redemption or repurchase of a New Note (as described under "Description of the Old Notes"). According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of interest income (including original issue discount) recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations are issued, is remote. The Company intends to report on the basis that the likelihood of any change in the yield on the New Notes is remote.

   The Company is required to furnish certain information to the IRS, and will furnish annually to record Holders of a New Note, information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the New Note as if the Holder were the original Holder of the New Note.

 Election to Treat All Interest as Original Issue Discount

   A Holder may elect to treat all "interest" on any New Note as original issue discount and calculate the amount includable in gross income under the method described above. For this purpose, "interest" includes stated and unstated interest, original issue discount, acquisition discount, market discount and de minimis market discount, as adjusted by any acquisition premium. The election is to be made for the taxable year in which the Holder acquired the note and may not be revoked without the consent of the IRS.

 Acquisition Premium

   To the extent a Holder had acquisition premium with respect to an Old Note, the Holder generally will have acquisition premium with respect to a New Note. A Holder will reduce the original issue discount otherwise includable for each accrual period by an amount equal to the product of (i) the amount of such original issue discount otherwise includable for such period, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the excess of the amounts payable on the New Note after the purchase date over the adjusted issue price.

 Sale, Exchange or Retirement of the New Notes

   Upon the sale, exchange or retirement of a New Note, the Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which does not include any amount attributable to accrued but unpaid interest including market discount) and the Holder's adjusted tax basis in the New Note. A Holder's adjusted tax basis in the New Note will equal the Holder's cost for the Old Note exchanged therefor or the Holder's cost for the New Note itself increased by any original issue discount included in income by such Holder with respect to such New Note and decreased by any payments received thereon other than qualified stated interest.

   Gain or loss realized on the sale, exchange or retirement of a New Note will be capital, and will be long-term if at the time of sale, exchange or retirement the New Note has been held for more than one year (including the holding period of the Old Note exchanged therefor by the Holder). The maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than one year is 20%. The deductibility of capital losses is subject to limitations.

 Market Discount

   As described above, any gain or loss on a disposition of a New Note would generally be capital gain or loss. However, a subsequent purchaser of a New Note who did not acquire the New Note (or an Old Note exchanged for a New Note) at its original issue, and who acquires such New Note (or such Old Note, as the case may be) at a price that is less than the adjusted issue price (as determined under the original issue discount rules described above), may be required to treat the New Note as a "market discount bond". Any recognized gain on a disposition of the New Note would then be treated as ordinary income to the extent that it does not exceed the "accrued market discount" on the New Note which has not previously been included in income.

   In general, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Note. In addition, there are rules deferring the deduction of all or part of the interest expense on indebtedness incurred or continued to purchase or carry such bond, and permitting a Holder to elect to include accrued market discount in income on a current basis.

 Applicable High-Yield Discount Obligations

   The New Notes will be subject to the "applicable high yield discount obligation" provisions of the Code. Because the yield of the New Notes is at least five percentage points above the applicable federal rate and the New Notes are issued with "significant original issue discount," otherwise deductible interest and original issue discount will not be deductible with respect thereto until such interest is actually paid. In addition, because the yield of the New Notes is more than six percentage points above the applicable federal rate, (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible by the Company at any time, and (ii) a corporate Holder may be entitled to treat the portion of the interest that is not deductible by the Company as a dividend for purposes of qualifying for the dividends received deduction provided for by the Code, subject to applicable limitations. In such event, corporate Holders should consult with their own tax advisors as to the applicability of the dividends received deduction and the relevant exceptions.

Tax Treatment of the Ownership and Disposition of New Notes by Non-U.S. Holders

   The following discussion is a general summary of certain U.S. federal income and estate tax considerations of the ownership and disposition of New Notes by Non-U.S. Holders. As used herein, a Non-U.S. Holder means any Holder other than a U.S. Holder.

 Withholding Tax on Payments of Principal and Interest on New Notes

   The payment of principal and interest on a New Note to a Non-U.S. Holder will not be subject to U.S. federal withholding tax pursuant to the "portfolio interest exception," provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation that is related to the Company within the meaning of the Code and (ii) the beneficial owner of the New Notes certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8 (or a suitable substitute form) or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the New Notes certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Treasury Regulations that will be effective January 1, 2001 (the "Withholding Regulations") provide alternative methods for satisfying the certification requirement described in (ii) above. The Withholding Regulations will generally require, in the case of New Notes held by a foreign partnership, that the certificate described in (ii) above be provided by the partners rather that by the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number. Holders of Notes should consult their top advisors concerning the possible application of the Withholding Regulations to any payments made on or with respect to the Notes.

 Gain on Disposition of the Notes

   Non-U.S. Holders generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of New Notes, unless in the case of an individual Non-U.S. Holder (i) such Holder is present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and certain other conditions are met, or (ii) such Holder is a former citizen or resident of the United States subject to certain rules relating to that status.

 Federal Estate Tax

   New Notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax if the interest on the New Notes qualifies for the portfolio interest exemption under the rules described above.

Information Reporting and Backup Withholding

   In general, information reporting requirements will apply to payments of principal and interest on a New Note and payments on the proceeds of the sale of a New Note to certain noncorporate U.S. Holders, and a 31% backup withholding tax may apply to such payments if the Holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Certain Holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

   The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

   The backup withholding and additional information reporting requirements also apply to non-corporate Non-U.S. Holders. Treasury Regulations, however, provide that backup withholding and additional information reporting will not apply to payments of principal on the New Notes by the Company to a Non-U.S. Holder if the Holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its Paying Agent has actual knowledge that the Holder is a U.S. person or that the conditions of any other exception are not, in fact, satisfied).

   The payment of portfolio interest and of the proceeds from the disposition of New Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of portfolio interest and of the proceeds from the disposition of a New Note to or through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person" will be subject to information reporting (but currently not backup withholding) unless the broker has documentary evidence in the files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding and information reporting will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is U.S. person). For purposes of this paragraph, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is effectively connected with the conduct of a U.S. trade or business. Effective for payments after December 31, 2000 the Withholding Regulations expand the number of foreign intermediaries that are potentially subject to information reporting, modify certain of the documentation requirements and provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its Non-U.S. Holder status. Holders of the New Notes should consuslt their tax advisors concerning the application of the Withholding Regulations to their particular situations.

   Any amounts withheld under the backup withholding rules from a payment to a U.S. or Non-U.S. Holder will be allowed as a refund or a credit against such Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives New Notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer New Notes for, any Old Notes or any other notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Old Notes or any other notes in the open market, in privately negotiated transaction or otherwise. This prospsectus or otherwise and, to the extent permitted by applicable law, purchase Old Notes or any other notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the Prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of New Notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissons or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes received by it in the Exchange Offer for its own account and any broker or dealer that participates in a distribution of any such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such New Notes and any commissions or concessions received by any such Persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration of the Exchange Offer, we will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers.

                                 LEGAL MATTERS

   The validity of the New Notes offered hereby will be passed upon for us by special bond counsel Irell & Manella, LLP, Los Angeles, California.

                                    EXPERTS

   The consolidated financial statements of TVN Entertainment Corporation and subsidiaries as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   A registration statement on Form S-4 with respect to the New Notes offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Securities Act. This prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to TVN and the New Notes offered hereby, reference is made to the Registration Statement. Statements contained in this prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C. 20549, upon payment of the prescribed fees.

                         TVN ENTERTAINMENT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants......................................... F-2

Financial Statements:

  Consolidated Balance Sheets as of March 31, 1998 and 1999............... F-3

  Consolidated Statements of Operations for the Three Years Ended March
   31, 1999............................................................... F-4

  Consolidated Statements of Stockholders' Deficit for the Three Years
   Ended March 31, 1999................................................... F-5

  Consolidated Statements of Cash Flows for the Three Years Ended March
   31, 1999............................................................... F-6

  Notes to Consolidated Financial Statements.............................. F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
TVN Entertainment Corporation:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of TVN Entertainment Corporation and subsidiaries (the "Company") at March 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California
May 12, 1999

                         TVN ENTERTAINMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                    as of March 31, 1998 and March 31, 1999

                                                            1998          1999
                                                        ------------  ------------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $ 16,797,856  $ 84,343,386
  Restricted short-term investments....................           --    25,908,619
  Trade and other accounts receivable, less allowance
   for doubtful accounts of $159,475 and $426,662 at
   March 31, 1998 and March 31, 1999, respectively.....    2,699,230     5,614,571
  Inventory............................................           --       807,251
  Prepaid expenses and other current assets............    1,501,764       656,251
                                                        ------------  ------------
    Total current assets...............................   20,998,850   117,330,078
Restricted cash........................................    1,833,203     1,903,302
Restricted investments.................................           --    39,308,808
Property and equipment, net............................   93,769,406    84,997,429
Goodwill, net..........................................           --     4,584,446
Other assets, net......................................      138,782     6,600,907
                                                        ------------  ------------
    Total assets....................................... $116,740,241  $254,724,970
                                                        ============  ============
             LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                              STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..................................... $  2,038,886  $  4,496,324
  Accrued liabilities..................................    3,790,225     9,444,939
  License fees payable.................................    6,899,711     8,320,933
  Deferred revenue and advances........................    1,520,638     1,140,273
  Accrued interest.....................................    3,893,563     7,284,257
  Current portion of capitalized leases................    5,583,011     7,443,612
  Current portion of notes payable.....................   23,187,232     8,227,534
                                                        ------------  ------------
    Total current liabilities..........................   46,913,266    46,357,872
Capitalized leases.....................................   95,276,373    88,258,995
Notes payable..........................................    9,099,892     7,438,721
Senior notes due 2008..................................           --   186,798,175
                                                        ------------  ------------
    Total liabilities..................................  151,289,531   328,853,763
Commitments and contingencies..........................
Series B redeemable convertible preferred stock;
 liquidation value: $54,413,732........................   52,615,586    53,047,313
Stockholders' deficit:
  Series A convertible preferred stock, liquidation
   value: $18,749,750; 7,600,000 shares authorized;
   7,499,900 shares issued and outstanding at March 31,
   1998 and March 31, 1999.............................        7,500         7,500
  Common stock, $.001 par value, 40,000,000 shares
   authorized; 152,517 shares issued and outstanding at
   March 31, 1998 and March 31, 1999...................          153           153
  Additional paid-in-capital...........................    8,995,254    22,747,071
  Accumulated deficit..................................  (96,167,783) (149,930,830)
                                                        ------------  ------------
    Total stockholders' deficit........................  (87,164,876) (127,176,106)
                                                        ------------  ------------
    Total liabilities & stockholders' deficit.......... $116,740,241  $254,724,970
                                                        ============  ============

    The accompanying notes are an integral part of the financial statements.

                         TVN ENTERTAINMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    For the Three Years Ended March 31, 1999

                                          1997          1998          1999
                                      ------------  ------------  ------------
Revenue.............................  $ 33,379,943  $ 30,544,909  $ 39,811,828

Operating expenses:
  Cost of revenue...................    18,810,852    20,426,049    31,775,248
  Selling...........................     5,998,117     7,066,546    14,301,858
  General and administrative........     5,061,464     5,619,035     8,519,858
  Depreciation and amortization.....    10,534,094    11,984,277    12,252,437
  Goodwill amortization.............      (802,560)     (100,320)      199,323
                                      ------------  ------------  ------------
Total operating expenses............    39,601,967    44,995,587    67,048,724
                                      ------------  ------------  ------------
Loss from operations................    (6,222,024)  (14,450,678)  (27,236,896)

Interest expense....................    13,907,952    15,163,123    34,194,980
Interest income.....................       (62,825)     (222,508)   (6,472,425)
Other (income) and expense..........        53,779       471,157       (83,501)
                                      ------------  ------------  ------------
Loss before extraordinary gain......   (20,120,930)  (29,862,450)  (54,875,950)

Extraordinary gain..................     2,454,381            --     1,112,903
                                      ------------  ------------  ------------
Net loss............................   (17,666,549)  (29,862,450)  (53,763,047)

Accretion of Series B redeemable
 convertible preferred stock........            --      (115,527)     (392,995)
                                      ------------  ------------  ------------
Net loss applicable to common
 stockholders.......................  $(17,666,549) $(29,977,977) $(54,156,042)
                                      ============  ============  ============

Basic and diluted net loss per share
 applicable to common stockholders:

Net loss applicable to common
 stockholders before extraordinary
 gain...............................  $     (6,835) $       (272) $       (362)
Extraordinary gain..................           834            --             7
                                      ------------  ------------  ------------
Net loss applicable to common
 stockholders.......................  $     (6,001) $       (272) $       (355)
                                      ============  ============  ============
Weighted average shares.............         2,944       110,237       152,517
                                      ============  ============  ============

    The accompanying notes are an integral part of the financial statements.

                         TVN ENTERTAINMENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                    For the Three Years Ended March 31, 1999

                              Series A
                            Convertible
                          Preferred Stock       Common Stock    Additional
                         ------------------  ------------------   Paid-in     Accumulated
                         Outstanding Amount  Outstanding Amount   Capital       Deficit         Total
                         ----------- ------  ----------- ------ -----------  -------------  -------------
Balance as of March 31,
 1996...................  7,599,900  $7,600        100    $ --  $ 9,097,729  $ (48,638,784) $ (39,533,455)
Exercise of stock
 options................         --      --     50,417      51       12,554             --         12,605
Net loss................         --      --         --      --           --    (17,666,549)   (17,666,549)
                          ---------  ------    -------    ----  -----------  -------------  -------------
Balance as of March 31,
 1997...................  7,599,900   7,600     50,517      51    9,110,283    (66,305,333)   (57,187,399)
Conversion of preferred
 stock..................   (100,000)   (100)   100,000     100           --             --             --
Exercise of stock
 options................         --      --      2,000       2          498             --            500
Accretion of Series B
 redeemable convertible
 preferred stock........         --      --         --      --     (115,527)            --       (115,527)
Net loss................         --      --         --      --           --    (29,862,450)   (29,862,450)
                          ---------  ------    -------    ----  -----------  -------------  -------------
Balance as of March 31,
 1998...................  7,499,900   7,500    152,517     153    8,995,254    (96,167,783)   (87,164,876)
Accretion of Series B
 redeemable convertible
 preferred stock........         --      --         --      --     (392,995)            --       (392,995)
Issuance of warrants in
 connection with senior
 notes..................         --      --         --      --   14,144,812             --     14,144,812
Net loss................         --      --         --      --           --    (53,763,047)   (53,763,047)
                          ---------  ------    -------    ----  -----------  -------------  -------------
Balance as of March 31,
 1999...................  7,499,900  $7,500    152,517    $153  $22,747,071  $(149,930,830) $(127,176,106)
                          =========  ======    =======    ====  ===========  =============  =============


    The accompanying notes are an integral part of the financial statements.

                         TVN ENTERTAINMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    For the Three Years Ended March 31, 1999

                                           1997          1998          1999
                                       ------------  ------------  ------------
Cash flows from operating activities:
Net loss.............................  $(17,666,549) $(29,862,450) $(53,763,047)

Adjustments to reconcile net loss to
 net cash used for operating
 activities:
  Depreciation and amortization......    10,534,094    11,984,277    12,252,997
  Goodwill amortization..............      (802,560)     (100,320)      199,324
  Provision for doubtful accounts....       850,646       120,102       752,662
  Debt forgiveness...................    (2,454,381)           --    (1,112,903)
  Gain on sale of asset..............       (22,259)           --            --
  Amortization of discount on senior
   notes.............................            --            --       942,987
  Amortization of debt issuance
   costs.............................            --            --       446,499
  Change in assets and liabilities,
   net of acquisition:
   Restricted cash...................            --    (1,833,203)      (70,099)
   Accounts receivable...............        (7,813)     (425,121)   (4,455,675)
   Inventory.........................            --            --      (422,430)
   Prepaid expenses and other current
    assets...........................      (325,869)   (1,034,276)    1,065,771
   Other assets......................        29,550        35,153      (197,212)
   Accounts payable..................     2,811,942      (514,966)     (605,885)
   Accrued liabilities...............     1,717,263       490,910     5,112,266
   License fees payable..............    (1,366,368)   (4,278,634)    1,421,222
   Deferred revenue and advances.....     2,317,366    (3,762,979)     (380,365)
   Accrued interest..................     1,448,309     1,090,018     3,390,694
                                       ------------  ------------  ------------
Net cash used for operating
 activities..........................    (2,936,629)  (28,091,489)  (35,423,194)

Cash flows from investing activities:
  Purchases of property and
   equipment.........................      (181,932)     (307,841)   (2,620,364)
  Disposals of property and
   equipment.........................        13,009            --            --
  Purchases of restricted
   investments.......................            --            --   (76,745,180)
  Proceeds from maturities of
   restricted investments............            --            --    11,527,753
  Acquisition of Panda Shopping
   Network, net of cash acquired.....            --            --      (484,955)
                                       ------------  ------------  ------------
Net cash used for investing
 activities..........................      (168,923)     (307,841)  (68,322,746)
Cash flows from financing activities:
  Net proceeds from issuance of
   preferred stock...................            --    45,000,059        38,732
  Additions to notes payable.........     8,000,000     4,500,000            --
  Repayments of capitalized leases...    (3,473,377)   (4,456,553)   (5,607,739)
  Repayments of notes payable........    (1,023,523)     (611,667)  (16,428,112)
  Exercise of stock options..........        12,605           500            --
  Net proceeds from issuance of
   senior notes......................            --            --   193,288,589
                                       ------------  ------------  ------------
Net cash provided by financing
 activities..........................     3,515,705    44,432,339   171,291,470
                                       ------------  ------------  ------------
Net increase in cash and cash
 equivalents.........................       410,153    16,033,009    67,545,530
Cash and cash equivalents at the
 beginning of year...................       354,694       764,847    16,797,856
                                       ------------  ------------  ------------
Cash and cash equivalents at the end
 of year.............................  $    764,847  $ 16,797,856  $ 84,343,386
                                       ============  ============  ============


    The accompanying notes are an integral part of the financial statements.

                         TVN ENTERTAINMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    For the Three Years Ended March 31, 1999

Supplemental disclosures of cash flow information:

                                               1997        1998        1999
                                            ----------- ----------- -----------
Cash paid during the year for:
  Interest................................. $12,331,476 $14,172,886 $30,012,234

Supplemental schedule of noncash investing and financing activities:

   During 1997, the Company incurred a capital lease obligation of $40,101,074 for property and equipment (see note 10).

   During 1997 and 1998, the Company incurred notes payable of $5,212,723 and $174,553, respectively for property and equipment (see note 7).

   Additions to notes payable in 1998 include $1,884,445 previously classified as trade accounts payable and $333,444 previously classified as accrued interest (see note 7).

   During 1998, the Company converted notes payable of $7,500,000 to Series B Redeemable Convertible Preferred Stock (see note 11).

   During 1999, the Company completed a private placement of 200,000 Units, each of which consists of one 14% Senior Note (the "Notes") due 2008 and one warrant to purchase initially 10.777 shares of the Company's common stock. The warrants were recorded at a value of $14,144,812 and were deducted from the face value of the Notes (see note 8).

   Additions to other assets in 1999 include $6,711,411 of capitalized closing costs deducted from the proceeds related to the private placement of the Notes (see note 8).

   During 1999, the Company assumed $3.4 million in net liabilities and forgave $948,000 in trade receivables in connection with an acquisition (see note 5).

                         TVN ENTERTAINMENT CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business

   TVN Entertainment Corporation (the "Company") owns and operates a national, satellite transmitted, multi-channel, pay-per-view television programming network, providing analog and digital entertainment programming to C-band satellite dish owners and to cable system operators and their subscribers. The Company's analog service currently consists of nine channels of programming, featuring five encrypted pay-per-view channels, one unencrypted promotional channel and three channels utilized for third party programming. The Company's digital service currently consists of thirty-two encrypted pay-per-view channels, one unencrypted promotional channel, forty digital music channels, an interactive on-screen programming guide and complementary transactional services including billing, collection, customer service, remittance processing and studio license fee administration. Analog and digital subscribers order movies and events for a pay-per-view fee, using either an automatic number identification (ANI) phone ordering system or an electronic impulse store and forward ordering system.

   The Company also owns and operates a national, satellite transmitted, home shopping television network, providing an analog and digital home shopping service to subscribers of cable operators and cable networks and viewers of broadcast networks (see note 5). The Company's home shopping service primarily sells collectibles.

   The Company was a development stage enterprise from its incorporation in 1987 until March 5, 1991. On March 6, 1991 the Company entered into a limited partnership, TVN Entertainment L. P. (the "Partnership"), comprised of itself as a limited partner and two general partners. The Partnership was an operating entity and was accounted for on the equity basis during the period from March 6, 1991 to May 15, 1992.

   On May 15, 1992, the Company acquired the general partners' interests in the Partnership, which was dissolved pursuant to a partnership dissolution agreement which provided that the Company receive all partnership assets and assume certain liabilities as of the dissolution date for an effective purchase price of $1. These liabilities include notes payable to the former general partners and certain Company stockholders totaling $16,502,539 and $1,080,000, respectively. Interest accrues on these obligations at prime plus 1% and totaled $10,313,437 and $795,152, respectively at March 31, 1999. Repayment of these loans and related accrued interest (collectively the "Contingent Debt") will be made on a pari passu basis out of available cash flow, as defined in the Restated Limited Partnership Agreement dated March 7, 1991. The dissolution agreement provides that the Company will not make any distributions or pay any dividends in respect of its capital stock or other equity interests prior to the payment in full to TVN's former general partners and will not subordinate these obligations to other debt.

   Because payment of these liabilities is dependent upon available cash flow, this debt represents contingent consideration related to the acquisition of net assets. The Company has had negative operating cash flows and payment of these liabilities does not appear to be probable at this time. Accordingly, these amounts have not been recorded as a liability in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", because the outcome of the contingency is not determinable beyond a reasonable doubt. The Company will record these liabilities and related goodwill when the contingency is resolved.

   The acquisition of the former general partners' interests is accounted for under the purchase method of accounting. The purchase method required the recognition of negative goodwill of $4,012,803 which was amortized on a straight line basis over a five year period.

2. Summary of Significant Accounting Policies

 Basis of Presentation

   Since inception, the Company has incurred operating losses. In addition, although the Company has working capital of approximately $70,972,000, it has a total stockholders' deficit of approximately $127,176,000 at March 31, 1999. Management intends to fund future losses, if any, through the offering of

                         TVN ENTERTAINMENT CORPORATION
additional debt and/or equity securities and ultimately, through the attainment of positive operating cash flows.

   The Company plans to attain positive operating cash flows with the rollout of TVN Digital Cable Television, a comprehensive package of turn-key digital services. This package offers cable operators digitally compressed programming and related interactive, transactional and management services, including national 800# ANI ordering, billing, collection, studio license fee administration and complete marketing and management reports.

   The ability of the Company to ultimately achieve positive operating cash flows is uncertain. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

 Consolidation

   The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash, Cash Equivalents and Restricted Cash

   The Company considers all highly liquid temporary investments (money market, certificates of deposit, commercial paper and government issued securities) with original maturities of three months or less to be cash equivalents. Restricted cash consists of amounts held in escrow to fund certain of the Company's obligations under an employment agreement (see note 12).

 Restricted short-term and long-term investments

   Restricted short-term and long-term investments consist of marketable securities (see note 4) held in custody to fund the next five scheduled interest payments on the Notes due 2008 (see note 8). The marketable securities consist principally of federal agency notes with original maturity dates greater than three months. All marketable securities are classified as held to maturity securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and are stated at amortized cost plus accrued interest.

 Concentration of Credit Risk

   The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade receivables.

   The Company's cash is deposited in major financial institutions, thereby limiting credit risk. However, the Company's deposits with a single financial institution as of the respective balance sheet dates exceed the maximum amount of $100,000 insured by the FDIC.

                         TVN ENTERTAINMENT CORPORATION

   The Company's trade accounts receivable are routinely assessed for collectability from its pay-per-view subscribers. As a consequence, concentration of credit risk is limited.

 Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, short and long-term investments, accounts receivable, accounts payable, and accrued expenses, approximate fair values because of the short maturities of these instruments. As a result of uncertainties surrounding the Company's financial condition, including its ability to borrow at commercially reasonable rates, estimation of the fair value of the Company's long-term debt instruments is not practicable.

 Inventory

   Inventory is stated at the lower of cost (using first-in, first-out method) or market.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization is recorded using the straight-line method over the useful lives, estimated at between five and seven years for office furniture and equipment, seven years for digital equipment, and ten years for assets under capitalized leases. Upon retirement or other disposal, the asset cost and related accumulated depreciation and amortization are removed from the accounts and the net amount, less any proceeds, is charged or credited to operations. Repairs and maintenance are charged to operations when incurred. The carrying value of property and equipment is periodically reviewed by management, and impairment losses, if any, are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying value.

 Goodwill

   Goodwill is the excess of the purchase price over the fair value of assets acquired in connection with the acquisition of Panda Shopping Network ("PSN"). The Company amortizes goodwill on a straight-line basis over the estimated period of benefit, currently five years. On an annual basis the Company reviews the recoverability of goodwill based primarily upon cash flow forecasts. The Company has not recognized any impairment losses as of March 31, 1999.

 Revenue Recognition

   Programming revenues are recognized when subscribers view movies and events. Sign-up revenues are recorded when customers are enrolled as subscribers by the Company or its agents. Merchandising revenues are recognized when products are shipped, at which point reserves are established for estimated returns. Revenue received from subscription sales, advances against merchandising revenue and amounts received from other programmers for uplink/playback and transponder services is deferred and recognized as earned.

   License fees payable to producers are accrued on the basis of the contractual license terms and are charged to expense as the related revenues are recorded.

 Research and Development

   Research and development costs are expensed as incurred and totaled $1,172,000 during the year ended March 31, 1999. Expenses were not significant for each of the years ended March 31, 1997 and 1998.

                         TVN ENTERTAINMENT CORPORATION

 Advertising

   The Company reports the cost of all advertising as expenses in the period in which those costs are incurred. The Company shares portions of certain distributors' advertising expenses through co-op advertising arrangements.

   Advertising expense was $495,890, $848,585 and $1,380,412 for the years ended March 31, 1997, 1998 and 1999, respectively.

 Stock-based Compensation

   The Company grants incentive stock options for a fixed number of common shares to employees, with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company has elected to measure compensation expense related to employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and has provided the additional required disclosures as if the fair value based method of accounting, as defined by SFAS No. 123, "Accounting for Stock-Based Compensation", had been applied.

 Net Loss Applicable to Common Stockholders

   Basic and diluted net loss applicable to common stockholders is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares related to stock options, warrants and preferred stock are excluded from the computation when their effect is antidilutive.

 Income Taxes

   Income tax expense, if any, represents the taxes payable for the year and the changes during the year in deferred tax assets and liabilities. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted rates in effect during the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Reclassifications

   Certain reclassifications have been made to the prior year financial statements to conform to the 1999 presentation.

 Comprehensive Income

   Effective April 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

 Segments

   Effective April 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way

                         TVN ENTERTAINMENT CORPORATION
companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of March 31, 1999. The Company will continue to evaluate its operations to determine the existence of reportable business segments in the future.

3. Concentrations of Business Risk

   The Company leases its transponders from one supplier under the terms of two ten year capital leases (see note 10). Although there are a limited number of transponders available for the Company's use in the event of default by this supplier, management believes that other suppliers could provide similar transponder service. A change in suppliers, however, could result in less favorable terms for the service and/or could cause a delay in distribution, either of which would have an adverse affect on the Company's financial condition, results of operations and cash flows.

   The Company receives uplink and playback service from one supplier under the terms of a five year service agreement. While several other suppliers could provide similar service, an abrupt termination of this service could result in less favorable terms for the service and/or could cause a delay in distribution, either of which would have an adverse affect on the Company's financial condition, results of operations and cash flows.

   The Company receives transaction processing service from one supplier under the terms of a long term service agreement (see note 10). While several other suppliers could provide similar service, an abrupt termination of this service could result in a billing delay which would have an adverse affect on the Company's financial condition, results of operations and cash flows.

4. Investments

   Investments are comprised primarily of U.S. Treasury securities with maturities of up to 3 years and are stated at amortized cost plus accrued interest. Securities classified on the balance sheet as restricted short-term and long-term investments have been placed in escrow to fund the next five scheduled interest payments on the Notes (see note 8) and are invested in compliance with the Company's bond indenture which restricts the type, quality and maturity of these investments.

5. Acquisition

   On January 18, 1999, the Company acquired certain assets of PSN, a 24 hour home shopping video network, for aggregate consideration of $500,000 in cash, the forgiveness of $948,000 in trade accounts receivable and the assumption of $3.4 million in net liabilities. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of approximately $4.8 million has been allocated to goodwill which is being amortized on a straight-line basis over 5 years.

                         TVN ENTERTAINMENT CORPORATION

   The following summarized unaudited pro forma financial information assumes the PSN acquisition occurred at the beginning of each period:

                                                            March 31,
                                                    --------------------------
                                                        1998          1999
                                                    ------------  ------------
Revenue............................................ $ 44,690,101  $ 50,980,891
Net loss applicable to common stockholders......... $(32,797,819) $(57,556,541)
Basic and diluted net loss per share applicable to
 common stockholders:
Net loss applicable to common stockholders......... $       (298) $       (377)
Weighted average shares ...........................      110,237       152,517

6. Property and Equipment

   Property and equipment at March 31, consist of the following:

                                                        1998          1999
                                                    ------------  ------------
Equipment.......................................... $  8,573,360  $ 11,405,466
Assets under capitalized leases....................  110,607,862   111,051,931
Office furniture and fixtures......................      167,268       371,950
                                                    ------------  ------------
Total..............................................  119,348,490   122,829,347
Less, accumulated depreciation including capital
 lease amortization of $22,000,380 and $33,061,167
 at March 31, 1998 and 1999, respectively..........  (25,579,084)  (37,831,918)
                                                    ------------  ------------
                                                    $ 93,769,406  $ 84,997,429
                                                    ============  ============

                         TVN ENTERTAINMENT CORPORATION

7. Notes Payable

   Notes payable at March 31, consist of the following:

                                                         1998         1999
                                                      -----------  -----------
     Notes payable collateralized by equipment with
      a net book value of $3,371,466 at March 31,
      1999. Principal and interest at 10% payable in
      eighty four equal installments beginning June
      1, 1997.......................................  $ 6,261,024  $ 5,456,483
     Notes payable, collateralized by a right to use
      the Company's customer list on a limited
      basis. Principal and accrued interest at 10%
      was due but unpaid on March 31, 1999..........    5,000,000    5,000,000
     Refinanced trade payable. Principal and
      interest at 10% payable monthly in sixty equal
      installments beginning March 31, 1998.........    4,658,154    4,289,626
     Notes payable. Principal and accrued interest
      averaging 7.84% payable in the first quarter
      of fiscal 2000................................           --      920,146
     Refinanced trade payable. Principal and
      interest at 5% payable in $50,000 monthly
      installments through November 1, 1998 with the
      unpaid balance payable December 31, 1998......    8,251,278           --
     Debt agreement with former general partners,
      unsecured. Principal and interest at 8%
      payable in $50,000 monthly installments
      through December 15, 1998 with the unpaid
      balance payable December 31, 1998.............    6,416,668           --
     Note payable, unsecured. Interest payable at a
      variable rate not to exceed 10%. Accrued and
      unpaid interest payments due December 31, 1996
      and 1997, with the unpaid principal and
      interest payable December 31, 1998............    1,700,000           --
                                                      -----------  -----------
     Total notes payable............................  $32,287,124  $15,666,255
     Current portion of notes payable...............  (23,187,232)  (8,227,534)
                                                      -----------  -----------
     Total long term notes payable..................  $ 9,099,892  $ 7,438,721
                                                      ===========  ===========

   The note payable for $5,456,483 represents a refinancing of the purchase of one video scrambling system and the original financing to purchase five digital encoding systems and related equipment.

   The notes payable for $5,000,000 represent a cash financing for the Company and will become immediately due and payable in the event that the Company raises any equity capital or receives any cash infusion outside the ordinary course of business.

   The refinanced trade payables for $4,289,626 represent the Company's obligations for uplink, playback and other services rendered through August 19, 1997. To the extent that any portion of this obligation is unpaid at the time of an initial public offering (IPO) by the Company, it shall either be paid in full upon the closing of an IPO of the Company's stock in excess of $50 million or converted to equity at a price equal to the IPO price, concurrently with and as part of such IPO.

   The notes payable totalling $920,146 represent bank financing for the Company to fund operations that were assumed upon acquisition of the assets of PSN (see note 5).

                         TVN ENTERTAINMENT CORPORATION

   The refinanced trade payable for $8,251,278 represented the unpaid portion of the Company's obligation for the use of eleven satellite transponders through February 1996. In August 1998, the Company realized an extraordinary gain of $1.1 million upon the early extinguishment of this note previously due December 31, 1998 (see note 9).

   The note payable for $1,700,000 represented the unpaid portion of the Company's obligation for consumer phone charges and transaction processing services rendered through August 31, 1996. A portion of the obligation was forgiven upon execution of the note. The principal and accrued interest were paid in full during the fiscal year ended March 31, 1999.

   The weighted average interest rate on notes payable was 8.37%, 8.32% and 9.87% for the years ended March 31, 1997, 1998 and 1999, respectively.

   Maturities of the Company's notes payable at March 31, are as follows:

     2001........................................................... $ 1,835,168
     2002...........................................................   2,027,334
     2003...........................................................   2,140,650
     2004...........................................................   1,220,137
     Thereafter.....................................................     215,432
                                                                     -----------
                                                                     $ 7,438,721
                                                                     ===========

8. Senior Notes due 2008

   In July 1998, the Company completed a private placement of 200,000 Units at a price of $1,000 per unit, each of which consists of one 14% Senior Note (the "Notes") due 2008 and one warrant to purchase initially 10.777 shares of the Company's common stock, $0.001 par value, at an exercise price of $0.01 per share, subject to adjustment. Interest on the Notes accrues at the rate of 14% per annum and is payable semiannually in arrears on February 1 and August 1 each year, commencing February 1, 1999.

   The Notes are not collateralized except to the extent of the first six scheduled interest payments (see note 2) and rank equally in right of payment with all existing and future unsubordinated indebtedness and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Indenture contains certain convenants including limitations on future indebtedness, payments of dividends and other distributions, liens, transactions with affiliates, mergers and acquisitions, sales of assets and conditions of borrowing.

   The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 2003, at redemption prices defined by the Indenture, plus accrued and unpaid interest. In addition, at any time prior to August 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes, with the net proceeds of one or more public equity offerings at 114% of the principal amount thereof plus accrued interest.

   The Company estimated the fair value of the warrants at $14,144,812 which was recorded as a discount to the face amount of the Notes and is being amortized as additional interest expense using the effective interest method over the term of the Notes. The warrants may be exercised at any time commencing July 1999 and prior to the maturity date of the Notes.

9. Extraordinary Gain

   During 1997, a portion of the Company's obligation for consumer phone charges and transaction processing service was forgiven in consideration of the Company's agreement to terminate the original service contract.

                         TVN ENTERTAINMENT CORPORATION

   During 1999, a portion of the Company's obligation for the use of transponder service through February 1996 was forgiven upon the early extinguishment of the remaining debt.

10. Commitments and Contingencies

 Capitalized Leases

   In October 1994, the Company entered into a noncancelable capital lease agreement for eight primary C-Band transponders and one reserve C-Band transponder commencing February 1996, at escalating rates throughout its term. The future minimum lease payments are discounted using an interest rate of 12% over the ten year lease term.

   In November 1995, the Company entered into a noncancelable capital lease agreement for five primary C-Band transponders commencing July 1996, at escalating rates throughout its term. The future minimum lease payments are discounted using an interest rate of 12% over the ten year lease term.

   In January 1999, the Company assumed certain noncancelable lease obligations for operating equipment and software upon acquiring the assets of PSN (see note
5).

   The future minimum lease payments at March 31, are as follows:

     2000.......................................................... $18,541,734
     2001..........................................................  19,221,797
     2002..........................................................  19,929,634
     2003..........................................................  20,761,067
     2004..........................................................  21,592,500
     Thereafter....................................................  43,937,500
                                                                    -----------
     Total minimum obligations..................................... 143,984,232
     Less interest................................................. (48,281,625)
                                                                    -----------
     Present value of minimum obligations..........................  95,702,607
     Less current portion..........................................  (7,443,612)
                                                                    -----------
     Long-term obligations at March 31, 1999....................... $88,258,995
                                                                    ===========

 Operating Leases

   Rent expense was $6,001,319, $6,987,364 and $6,858,333 for the years ended March 31, 1997, 1998 and 1999, respectively.

 Office

   The Company leases its Burbank headquarters under an operating lease that expired August 1, 1998. The Company has the option to extend the lease for an additional five years on the same terms and conditions, except that the base rent for the option period shall be fair rental or as mutually agreed upon by the lessor and the Company, provided the Company is not in default on the existing lease. The Company has exercised its option to extend the lease and is in negotiations with its landlord regarding the amount of the base rent.

 Commitments

   In June 1997, the Company entered into an agreement to obtain certain services and a license for digital set-top authorizations of cable affiliate subscribers. Fees for such services are calculated on a monthly basis at varying rates throughout the seven year term. The minimum license fee during the remaining term of the agreement is $1,200,000 per year, payable in advance on or before the first day of each such license term year.

                         TVN ENTERTAINMENT CORPORATION

   In June 1997, the Company entered into an agreement to obtain transaction processing and print and mail services. The minimum fee for these services aggregates approximately $1,600,000, payable monthly over the remaining 39 months of the agreement.

   The Company's minimum commitments and contingencies under its employment agreements aggregated approximately $4,200,000 and $3,800,000, respectively at March 31, 1999. The Company has set aside restricted cash totaling approximately $1,900,000 as of March 31, 1999 to meet a portion of these commitments, and is required to do so through September 2002 unless the contingency is eliminated prior to that date.

 Contingencies

   See note 1 for a discussion of the Contingent Debt.

11. Redeemable Convertible Preferred Stock

   At March 31, 1999, the Company had authorized 12,648,107 shares of Series B Redeemable Convertible Preferred Stock with a par value of $.001 per share, 12,154,771 of which are issued and outstanding. The Series B Preferred was issued in four subseries, with original liquidation preferences equal to:
$2.7343 per share for the 5,714,442 shares of Series B1 Preferred; $5.8105 per share for the 1,297,433 shares of Series B2 Preferred; $6.8359 per share for the 2,285,727 shares of Series B3 Preferred; and $5.4687 per share for 2,857,169 shares of Series B4 Preferred.

   The Series B Preferred is a senior security and shall rank, with respect to dividends and distribution upon the liquidation, dissolution or winding-up of the Company, senior to all classes or series of Common Stock and any other Capital Stock of the Company, including, without limitation, any series of Preferred Stock hereafter authorized by the Board of Directors and the Series A Convertible Preferred Stock.

   The Series B Preferred is entitled to dividends, if earned and declared, in an amount equal to the dividends paid on each share of Common or Series A Preferred, respectively, multiplied by a fraction equal to the liquidation preference of each share of Series B Preferred divided by the liquidation preference of the Series A Preferred or the Common Stock, respectively. The liquidation preference with respect to the Common Stock shall be deemed to equal $.001 per share. All such dividends are payable on any date that dividends are paid on the Common or Series A Preferred.

   The Series B Preferred is convertible, at the option of the holder, into Common Stock subject to a conversion ratio that may be adjusted from time to time, as defined by the Certificate of Designations of the Series B Preferred. The Series B Preferred is not permitted to vote on matters required or permitted to be voted upon by the stockholders of the Company subject to certain exceptions.

   The Company is required to redeem the Series B Preferred on August 27, 2002 or, at the option of the holders of the Series B Preferred upon a change of control of the Company at a price equal to the liquidation preference of the shares, all as defined in the Certificate of Designations of the Series B Preferred.

12. Stockholders' Equity

 Common Stock

   In August 1997, the Company's Board of Directors (the "Board") , through an amendment and restatement of the Company's Certificate of Incorporation, increased the number of authorized shares of

                         TVN ENTERTAINMENT CORPORATION
common stock from 10,000,000 to 40,000,000 and increased the number of shares reserved for issuance under its stock option plan from 2,400,000 to 3,000,000.

 Preferred Stock

   The total number of shares of Preferred Stock that the Company has the authority to issue is 20,248,107 shares, $.001 par value. The Board of Directors of the Company is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any undesignated shares of Preferred, and to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. The Board of Directors is authorized to determine the designation and par value of any series and to fix the number of shares of any series.

 Series A Convertible Preferred Stock

   At March 31, 1999, the Company had authorized 7,600,000 shares of Series A Preferred Stock, 7,499,900 of which are issued and outstanding. The Series A Preferred is entitled to noncumulative annual dividends, if earned and declared, commencing February 28, 1996 at the rate of $.25 per share payable prior and in preference to any payment or any dividend on the Common Stock. After dividends in the total amount of $.25 per share on the Series A Preferred have been declared and paid or set apart in any year, if the Board of Directors elects to declare additional dividends in that year, such additional dividends shall be declared equally on the Common and Series A Preferred, with the holders of the Series A Preferred to receive amounts equal to the dividends declared on the Common into and to which the Series A is convertible. The Series A Preferred is convertible, at the option of the holder, into Common Stock at the rate of one share of Common Stock for each share of Series A Preferred, has voting rights equal to those of the Common Stockholders, and votes with the Common Stock. Seven million six hundred thousand shares of Common Stock are reserved for conversion of the Series A Preferred Stock.

 Warrants

   In August 1997, the Company amended and substituted warrants originally issued in June 1996, for warrants to purchase 500,002 shares of Series B2 Convertible Preferred Stock, 6,666 of which were exercised at $5.8105 per share. The remaining warrants to purchase 493,336 shares expired on December 31, 1998.

   In August 1997, the Company amended and substituted a warrant originally issued in December 1996, for a warrant to purchase 200,000 shares of Common Stock. The warrant is exercisable at $8.49 per share and expires on July 1, 1999.

 Employee Stock Option Plan

   The Company adopted a stock option plan (the "Plan") in 1996 that provides for awards to be made in respect to a maximum of 3,000,000 shares of the Company's Common Stock. Awards may be made as grants of incentive stock options and nonstatutory stock options. Participants in the Plan who own stock representing more than 10% of the voting power of all classes of stock at the date of grant, may be issued an incentive or a nonstatutory stock option having an exercise price that shall be no less than 110% of the fair market per share at the date of grant. Participants in the Plan who own stock representing 10% or less of the voting power of all classes of stock at the date of grant, may be issued an incentive or a nonstatutory stock option having an exercise price that shall be no less than 100% of the fair market per share at the date of grant. Options granted under the Plan vest ratably over five years and have a maximum term of ten years unless terminated sooner in accordance with the Plan.

                         TVN ENTERTAINMENT CORPORATION

   Under the terms of an agreement between the Company and one of its employees, 336,459 option shares are subject to the employee's right to require the Company to cancel all or a portion of such shares in return for a cash payment to the employee of up to $2.3 million (the "Put Right"). The Put Right may be exercised by the employee only if he has not terminated his employment or been terminated involuntarily for cause prior to September 15, 2000. The Put Right may not be exercised if prior to September 15, 2000, the Company has either been acquired, consummated an initial public offering or arranged a private resale transaction, any of which would provide the employee with an opportunity to sell his shares at a per share price of $7.59. The value of the Put Right is being recognized as compensation expense over the three year term of the related employment agreement.

   A summary of the status of the Company's employee stock options, as of March 31, 1997, 1998 and 1999, and the changes during the years then ended is as follows:

                                                                     Wgtd. Avg.
                                                           Shares    Exer. Price
                                                          ---------  -----------
     Outstanding at March 31, 1996....................... 1,875,000     $0.25
     Granted--price greater than fair value..............    75,000      0.25
     Exercised...........................................   (50,417)     0.25
     Canceled............................................  (149,583)     0.25
                                                          ---------     -----
     Outstanding at March 31, 1997....................... 1,750,000     $0.25
     Granted--price greater than fair value..............   891,482      0.75
     Exercised...........................................    (2,000)     0.25
     Canceled............................................   (28,000)     0.25
                                                          ---------     -----
     Outstanding at March 31, 1998....................... 2,611,482     $0.42
     Granted--price greater than fair value..............    90,000      3.28
     Exercised...........................................        --        --
     Canceled............................................   (20,000)     0.25
                                                          ---------     -----
     Outstanding at March 31, 1999....................... 2,681,482     $0.52
                                                          =========     =====

                                                      1997     1998      1999
                                                     ------- --------- ---------
     Options exercisable at year end................ 847,500 1,207,500 1,755,528
     Options available for future grants............ 599,583   336,101   266,101

   The compensation expense associated with the Plan did not result in a material difference from the reported net loss for the years ended December 31, 1997, 1998, and 1999. The fair value for these awards was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1997, 1998 and 1999: risk free interest rate of between 5.8% and 6.5%, no dividend yield, no volatility factor, and an expected average life of 5 years. The effects of applying SFAS No. 123 are not indicative of future amounts and additional awards in future years are anticipated.

   The following table summarizes information about stock options outstanding at March 31, 1999:

                       Options Outstanding                    Options Exercisable
                    -----------------------------             -------------------------
                                    Wgtd. Avg.      Wgtd.                       Wgtd.
       Range of                      Remaining      Avg.                        Avg.
       Exercise       Number        Contractual     Exer.        Number         Exer.
        Price       Outstanding        Life         Price     Outstanding       Price
       --------     -----------     -----------     -----     -----------       -----
     $0.25--$0.75    2,591,482         7.38          0.42      1,734,028         0.33
            $3.28       90,000         9.16         $3.28         21,500        $3.28

                         TVN ENTERTAINMENT CORPORATION

13. Earnings Per Share

   The following table sets forth the computation of basic and diluted net loss per share applicable to common stockholders for the years ended March 31, 1997, 1998 and 1999:

                                         1997          1998          1999
                                     ------------  ------------  ------------
   Numerator:
     Net loss....................... $(17,666,549) $(29,862,450) $(53,763,047)
     Accretion of redeemable Series
      B preferred stock.............           --      (115,527)     (392,995)
                                     ------------  ------------  ------------
     Net loss applicable to common
      stockholders.................. $(17,666,549) $(29,977,977) $(54,156,042)
                                     ============  ============  ============
   Denominator:
     Weighted average shares........        2,944       110,237       152,517
                                     ============  ============  ============
   Basic and diluted net loss
    applicable to common
    stockholders.................... $     (6,001) $       (272) $       (355)
                                     ============  ============  ============

   The computation for diluted number of shares excludes preferred stock, unexercised stock options and warrants which are antidilutive. The number of such shares were 9,916,568, 22,959,489 and 24,691,553 for the years ended March 31, 1997, 1998 and 1999, respectively.

14. Income Taxes

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The primary components of temporary differences which give rise to deferred taxes at March 31, are as follows:

                                                          1998         1999
                                                       -----------  -----------
     Deferred tax assets:
       Net operating loss carryforward................ $28,486,970  $51,347,400
       Allowance for doubtful amounts.................      63,757      170,665
       Deferred revenue...............................     208,255      176,109
       Refinanced trade payables......................   5,755,045    1,715,850
       Accrued license fees...........................   2,413,258    1,664,187
       Accrued liabilities............................     142,151      153,388
       Depreciation and amortization..................          --      421,042
                                                       -----------  -----------
     Deferred tax asset...............................  37,069,436   55,648,641
       Less: valuation allowance...................... (36,530,006) (55,648,641)
                                                       -----------  -----------
       Net deferred tax asset.........................     539,430           --
     Deferred tax liabilities:
       Depreciation and amortization..................    (539,430)          --
                                                       -----------  -----------
     Deferred tax liabilities.........................    (539,430)          --
                                                       -----------  -----------
     Net deferred tax................................. $        --  $        --
                                                       ===========  ===========

   Due to the uncertainty surrounding the realization of net operating loss carryforwards and other net deferred tax assets resulting from continued operating losses, the Company provided a full valuation allowance against its deferred tax assets.

                         TVN ENTERTAINMENT CORPORATION

   At March 31, 1999, the Company had available federal and state net operating loss carryforwards of approximately $141 million and $57 million, which begin to expire in the years 2004 and 2000, respectively. Because the Company experienced a change in ownership during 1998 within the meaning of Section 382 of the Internal Revenue Code, the Company's ability to utilize its net operating loss carryforwards may be limited.

15. Subsequent Events (unaudited)

   In April 1999, the Company entered into a memorandum of understanding to purchase 60% of a start-up company that is developing and plans to deploy a system of state-of-the-art technology to deliver and sell entertainment products such as music, movies and games. The estimated cost of $6 million will be paid by the Company with a combination of cash and services to be rendered over a three year period. The Company anticipates that this transaction will be accounted for as a purchase.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Article XI of our Amended and Restated Certificate of Incorporation provides for the indemnification of our directors to the fullest extent permissible under Delaware law.

   Article VI of our Bylaws provides for the indemnification of our officers, directors, employees and agents if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

   Section 145 of the Delaware General Corporation Law permits us to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   We maintain liability insurance coverage for our directors and officers.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits.

   Exhibit
   Number  Description
   ------- -----------
    1.1    Placement Agreement dated July 24, 1998 by and between TVN and
           Morgan Stanley & Co. Incorporated.
    3.1    Amended and Restated Certificate of Incorporation, as amended, of
           TVN, as currently in effect.
    3.2    Bylaws, as currently in effect.
    4.1    Securityholder Agreement dated as of August 29, 1997 among TVN,
           Princes Gate Investors II, L.P., Storie Partners, L.P., Wenonah
           Development Corp., Jerome H. Turk and Carole Turk. Family Trust and
           PG Investors II, Inc. as Agent.
    4.2    Amendment to Securityholders Agreement dated as of December 19, 1997 among TVN, Princes Gate Investors II, L.P., Storie Partners, L.P.,
           Wenonah Development Corp., Jerome H. Turk and Carole Turk Family
           Trust and PG Investors II, Inc. as Agent.
    4.3    Indenture dated as of July 29, 1998, by and between TVN and The Bank of New York, including form of 14% Senior Discount Note Due 2008.
    4.4    Warrant Agreement dated as of July 29, 1998 between TVN and The Bank of New York.
    4.5    Warrant Registration Rights Agreement dated as of July 29, 1998 among TVN and Morgan Stanley & Co. Incorporated.
    4.6++  Specimen 14% Senior Discount Note Due 2008.
    4.7    Notes Registration Rights Agreement dated as of July 29, 1998 between TVN and Morgan Stanley & Co. Incorporated.
    5.1    Opinion of Irell & Manella LLP.
   10.1+   Transponder Lease Agreement for Galaxy IIIR dated as of October 21,
           1994 between Hughes Communications Galaxy, Inc. and TVN.
   10.2    Galaxy IIIR Transponder Service Agreement dated October 21, 1994 between Hughes Communications Satellite Services, Inc. and TVN.
   10.3+   Transponder Lease Agreement for Galaxy IX dated as of November 29,
           1995 between Hughes Communications Galaxy, Inc. and TVN.
   10.4    Galaxy IX Transponder Service Agreement dated November 29, 1995 between Hughes Communications Satellite Services, Inc. and TVN.
   10.5    1996 Stock Option Plan and related option agreement, as currently in effect.

   Exhibit
   Number  Description
   ------- -----------
    10.6+  Service and License Agreement dated June 9, 1997 between National
           Digital Television, Inc., doing business as Headend in the Sky(R)
           ("HITS") and TVN.
    10.7   CSG Master Subscriber Management System Agreement dated June 30,
           1997 between CSG Systems, Inc. and TVN.
    10.8   Employment Agreement entered into between TVN and Stuart Z. Levin.
    10.9   Employment Agreement entered into between TVN and James Ramo.
    10.10  Employment Agreement entered into between TVN and Arthur Fields.
    10.11  Employment Agreement entered into between TVN and Michael Wex.
    10.12  Employment Agreement entered into between TVN and John McWilliams.
    10.13  Employment Agreement entered into between TVN and David Sears.
    10.14  Memorandum of Understanding Between TVN Entertainment Corporation
           and New Media Network, Inc. dated April 9, 1999.
    21.1   Subsidiaries of TVN.
    23.1   Consent of PricewaterhouseCoopers LLP.
    23.2   Consent of Irell & Manella LLP (Included in Exhibit 5.1).
    24.1   Power of Attorney (Included on page II-5).
    25.1   Statement of Eligibility of Trustee.
    27.1   Financial Data Schedules.
    99.1   Form of Letter of Transmittal with respect to Exchange Offer.
    99.2   Form of Notice of Guaranteed Delivery.
    99.3   Form of Exchange Agent Agreement.

--------
 + Confidential treatment has been requested for portions of these agreements.
   Omitted portions have been filed separately with the Commission.

++ To be filed by amendment.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or Notes thereto.

Item 22. Undertaking

   1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   2. We hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   3. We hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

   4. We hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) If we are a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by (S)210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that we include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statement. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or (S)210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, we have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California on May 20, 1999.

                                          TVN Entertainment corporation

                                          By:    /s/ Stuart Z. Levin
                                            -----------------------------------
                                            Stuart Z. Levin
                                            Chairman of the Board, Chief
                                             Executive Officer (Principal
                                             Executive Officer)

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Stuart Z. Levin and Arthur Fields as their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                        Title                  Date
              ---------                        -----                  ----

         /s/ Stuart Z. Levin           Chairman of the Board      May 20, 1999
  ___________________________________  of Directors and Chief
            Stuart Z. Levin            Executive Officer
                                       (Principal Executive
                                       Officer)

          /s/ James B. Ramo            President, Chief           May 20, 1999
  ___________________________________  Operating Officer and
             James B. Ramo             Director

          /s/ Arthur Fields            Senior Executive Vice      May 20, 1999
  ___________________________________  President, General
             Arthur Fields             Counsel, Chief
                                       Administrative
                                       Officer, Director and
                                       Secretary

         /s/ John McWilliams           Senior Vice President,     May 20, 1999
  ___________________________________  Finance (Principal
            John McWilliams            Financial and
                                       Accounting Officer)

        /s/ S. Robert Levine           Director                   May 20, 1999
  ___________________________________
        S. Robert Levine, M.D.

        /s/ Stephen R. Munger          Director                   May 20, 1999
  ___________________________________
           Stephen R. Munger

        /s/ Martin A. Pasetta          Director                   May 20, 1999
  ___________________________________
           Martin A. Pasetta

         /s/ David R. Powers           Director                   May 20, 1999
  ___________________________________
            David R. Powers

        /s/ Michael J. Ritter          Director                   May 20, 1999
  ___________________________________
           Michael J. Ritter

         /s/ Jerome H. Turk            Director                   May 20, 1999
  ___________________________________
            Jerome H. Turk

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits.

   Exhibit
   Number  Description
   ------- -----------
    1.1    Placement Agreement dated July 24, 1998 by and between TVN and
           Morgan Stanley & Co. Incorporated.
    3.1    Amended and Restated Certificate of Incorporation, as amended, of
           TVN, as currently in effect.
    3.2    Bylaws, as currently in effect.
    4.1    Securityholder Agreement dated as of August 29, 1997 among TVN,
           Princes Gate Investors II, L.P., Storie Partners, L.P., Wenonah
           Development Corp., Jerome H. Turk and Carole Turk. Family Trust and
           PG Investors II, Inc. as Agent.
    4.2    Amendment to Securityholders Agreement dated as of December 19, 1997 among TVN, Princes Gate Investors II, L.P., Storie Partners, L.P.,
           Wenonah Development Corp., Jerome H. Turk and Carole Turk Family
           Trust and PG Investors II, Inc. as Agent.
    4.3    Indenture dated as of July 29, 1998, by and between TVN and The Bank of New York, including form of 14% Senior Discount Note Due 2008.
    4.4    Warrant Agreement dated as of July 29, 1998 between TVN and The Bank of New York.
    4.5    Warrant Registration Rights Agreement dated as of July 29, 1998 among TVN and Morgan Stanley & Co. Incorporated.
    4.6++  Specimen 14% Senior Discount Note Due 2008.
    4.7    Notes Registration Rights Agreement dated as of July 29, 1998 between TVN and Morgan Stanley & Co. Incorporated.
    5.1    Opinion of Irell & Manella LLP.
   10.1+   Transponder Lease Agreement for Galaxy IIIR dated as of October 21,
           1994 between Hughes Communications Galaxy, Inc. and TVN.
   10.2    Galaxy IIIR Transponder Service Agreement dated October 21, 1994 between Hughes Communications Satellite Services, Inc. and TVN.
   10.3+   Transponder Lease Agreement for Galaxy IX dated as of November 29,
           1995 between Hughes Communications Galaxy, Inc. and TVN.
   10.4    Galaxy IX Transponder Service Agreement dated November 29, 1995 between Hughes Communications Satellite Services, Inc. and TVN.
   10.5    1996 Stock Option Plan and related option agreement, as currently in effect.
   10.6+   Service and License Agreement dated June 9, 1997 between National
           Digital Television, Inc., doing business as Headend in the Sky(R)
           ("HITS") and TVN.
   10.7    CSG Master Subscriber Management System Agreement dated June 30,
           1997 between CSG Systems, Inc. and TVN.
   10.8    Employment Agreement entered into between TVN and Stuart Z. Levin.
   10.9    Employment Agreement entered into between TVN and James Ramo.
   10.10   Employment Agreement entered into between TVN and Arthur Fields.
   10.11   Employment Agreement entered into between TVN and Michael Wex.
   10.12   Employment Agreement entered into between TVN and John McWilliams.
   10.13   Employment Agreement entered into between TVN and David Sears.
   10.14   Memorandum of Understanding Between TVN Entertainment Corporation
           and New Media Network, Inc. dated April 9, 1999.
   21.1    Subsidiaries of TVN.
   23.1    Consent of PricewaterhouseCoopers LLP.
   23.2    Consent of Irell & Manella LLP (Included in Exhibit 5.1).
   24.1    Power of Attorney (Included on page II-5).
   25.1    Statement of Eligibility of Trustee.
   27.1    Financial Data Schedules.
   99.1    Form of Letter of Transmittal with respect to Exchange Offer.
   99.2    Form of Notice of Guaranteed Delivery.
   99.3    Form of Exchange Agent Agreement.

--------
 + Confidential treatment has been requested for portions of these agreements.
   Omitted portions have been filed separately with the Commission.

++ To be filed by amendment.